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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Endocyte, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☒	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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3000 Kent Avenue, Suite A1-100
West Lafayette, IN 47906
(765) 463-7175

November 16, 2018

To Our Stockholders:

        You are invited to attend a special meeting of the stockholders of Endocyte, Inc., a Delaware corporation (which we refer to as "Endocyte," the "Company," "we," "our" or "us"), which we will hold at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240, on December 20, 2018 at 9:00 a.m. local time. We refer to such meeting, including any adjournment or postponement thereof, as the "special meeting."

        At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement"), dated as of October 17, 2018, by and among Endocyte, Novartis AG, a company organized under the laws of Switzerland ("Novartis"), and Edinburgh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Novartis ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Endocyte (the "merger"), the separate existence of Merger Sub will cease, and Endocyte will continue as the surviving corporation. You will also be asked to consider and vote on (1) a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and (2) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        If the merger agreement is adopted and the merger is completed, Endocyte will become a wholly owned subsidiary of Novartis, and, at the effective time of the merger, you will be entitled to receive $24.00 per share in cash, without interest and less any applicable withholding taxes, for each share of Endocyte common stock, par value $0.001 per share ("our common stock") that you own at the effective time of the merger (other than with respect to any shares of our common stock as to which you properly demand and perfect appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware).

        Our board of directors ("our board"), upon the unanimous affirmative recommendation of the special committee of our board, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that the Endocyte stockholders adopt the merger agreement and directed that the merger agreement be submitted to the Endocyte stockholders for adoption at a special meeting. Accordingly, our board unanimously recommends that the stockholders of Endocyte, Inc. vote (1) "FOR" the proposal to adopt the merger agreement, (2) "FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Endocyte in connection with the merger, and (3) "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies.

        Your vote is very important.    The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal cast their vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of our common stock on the proposal to adopt the merger agreement will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the accompanying proxy statement and the merger agreement carefully and in their entirety. You may also obtain more information about Endocyte from documents we have filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

        Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

        If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free, at (800) 322-2885.

        On behalf of our board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,
Michael A. Sherman President, Chief Executive Officer, and Director

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement is dated November 16, 2018 and is first being mailed to stockholders on or about November 16, 2018.

ENDOCYTE, INC.
3000 Kent Avenue, Suite A1-100
West Lafayette, IN 47906

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2018

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Endocyte, Inc., a Delaware corporation (which we refer to as "Endocyte," the "Company," "we," "our" or "us"), will be held at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240, on December 20, 2018 at 9:00 a.m. local time (the "special meeting"), to consider and vote upon the following proposals:

  1.
  To adopt the Agreement and Plan of Merger, dated as of October 17, 2018 (which, as it may be amended from time to time, we refer to as the "merger agreement"), by and among Endocyte, Novartis AG, a company organized under the laws of Switzerland ("Novartis"), and Edinburgh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Novartis ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Endocyte (the "merger");

  2.
  To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Endocyte's named executive officers in connection with the merger (the "merger-related compensation"); and

  3.
  To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        Only stockholders of record as of the close of business on November 15, 2018 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

        Our board, upon the unanimous affirmative recommendation of the special committee of our board, unanimously recommends that our stockholders vote (1) "FOR" the proposal to adopt the merger agreement, (2) "FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Endocyte in connection with the merger, and (3) "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies.

        If the merger is consummated, holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand an appraisal of their shares in accordance with Delaware law, who continuously hold such shares through the effective time of the merger, who otherwise comply with the applicable procedures and requirements of Delaware law (including with respect to certain aggregate ownership requirements) and who do not withdraw their demands, waive or otherwise lose their rights to appraisal will, subject to certain conditions and limitations under Delaware law, be entitled to seek appraisal of their shares in connection with the merger. The applicable Delaware law is reproduced in its entirety in Annex B to the accompanying proxy statement.

        Your vote is important, regardless of the number of shares of our common stock you own. Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to submit your proxy via the Internet. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Before voting your shares, we urge you to read the accompanying proxy statement carefully, including its annexes and the documents incorporated by reference in the document. Your prompt attention is greatly appreciated.

By order of our board of directors,
Daniel L. Boeglin Secretary

West Lafayette, Indiana
November 16, 2018

YOUR VOTE IS IMPORTANT

        If your shares are registered directly in your name:    If you are a stockholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.
BY INTERNET

a.
Go to the website at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on December 19, 2018.

b.
Please have your proxy card available to verify your identity and create an electronic ballot.

c.
Follow the simple instructions provided.

2.
BY TELEPHONE

a.
On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on December 19, 2018.

b.
Please have your proxy card available to verify your identity.

c.
Follow the simple instructions provided.

3.
BY MAIL

a.
Mark, sign and date your proxy card.

b.
Return it in the postage-paid envelope that will be provided.

        If your shares are held in the name of a broker, bank or other nominee:    You should receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

        If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name to vote in person at the special meeting. A stockholder providing a proxy may revoke it at any time before it is exercised as described in the accompanying proxy statement.

        You should not return your stock certificate or send documents representing our common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of our common stock for the merger consideration.

i

        We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway
New York, NY 10018
Stockholders May Call:
(800) 322-2885 (toll-free from the U.S. or Canada);
(212) 929-5500 (from other locations)

SUMMARY

        This summary highlights selected information from this proxy statement related to the merger of Edinburgh Merger Corporation with and into Endocyte, Inc., with Endocyte, Inc. surviving as a wholly owned subsidiary of Novartis AG, which transaction we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under "Information Incorporated by Reference" beginning on page 115. The merger agreement is attached as Annex A to this proxy statement.

The Companies (page 21)

Endocyte

        Endocyte, Inc., referred to as "Endocyte," the "Company," "we," "our" or "us," is a Delaware corporation. We are a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer. We use drug conjugation technology to create novel therapeutics and companion imaging agents for personalized targeted therapies. Our agents actively target receptors that are over-expressed on diseased cells relative to healthy cells, such as prostate specific membrane antigen ("PSMA") in prostate cancer. This targeted approach is designed to safely enable the delivery of highly potent drug payloads. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. Our principal executive offices are located at 3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana 47906, and our telephone number is (765) 463-7175. See "Where You Can Find Additional Information" on page 115 and "The Companies—Endocyte, Inc." on page 21.

Novartis

        Novartis AG, referred to as "Novartis" or "Buyer," was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Buyer, Ciba-Geigy and Sandoz, merged into a new entity, creating the Novartis Group (the "Novartis Group"). Buyer is domiciled in and governed by the laws of Switzerland. Its registered office is located at Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41-61-324-1111. The following description of Buyer and its business is qualified in its entirety by reference to Buyer's Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and its Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the "SEC") on December 23, 2010, as amended.

        The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products led by innovative pharmaceuticals. Buyer is the Novartis Group's Swiss holding company and owns, directly or indirectly, all of the Novartis Group's significant operating companies. See "The Companies—Novartis AG."

Merger Sub

        Edinburgh Merger Corporation, referred to as "Merger Sub," is a Delaware corporation and a wholly owned subsidiary of Novartis that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist and Endocyte will continue as the surviving corporation. Merger Sub's principal executive offices are located at One Health Plaza, East Hanover, New Jersey 07936, and its telephone number is (212) 830-2414. See "The Companies—Edinburgh Merger Corporation."

The Merger (Proposal 1) (page 28)

        You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of October 17, 2018, by and among Endocyte, Novartis and Merger Sub (as it may be amended from time to time, the "merger agreement"). A copy of the merger agreement is attached as Annex A to this proxy statement. The merger agreement provides, among other things, that at the effective time of the merger (the "effective time"), Merger Sub will be merged with and into Endocyte, and each issued and outstanding share of common stock, par value $0.001 per share, of Endocyte ("our common stock" or "Endocyte common stock"), other than shares of our common stock owned by Endocyte, Novartis or Merger Sub immediately prior to the effective time (the "excluded shares") and any shares of our common stock as to which the holder is entitled to demand and has properly demanded and perfected appraisal rights under, and has complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware ("DGCL") (and has not validly withdrawn, waived or otherwise lost such rights) (the "appraisal shares"), will be converted automatically into the right to receive $24.00 in cash, without interest and less any applicable withholding taxes (the "merger consideration").

The Special Meeting (page 22)

        Date, Time and Place of the Special Meeting.    The special meeting will be held at 9:00 a.m., local time, on December 20, 2018 at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240. To attend the meeting, you will need to present valid government-issued photo identification, such as a driver's license or passport. If your shares are held in the name of a broker, bank or other nominee, you will also need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not provide photo identification or comply with the other procedures outlined in this proxy statement, you will not be admitted to the special meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

        Purposes of the Special Meeting.    At the special meeting, you will be asked (1) to consider and vote on the proposal to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into Endocyte; (2) to consider and vote on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Endocyte's named executive officers in connection with the merger; and (3) to consider and vote on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        Who Can Vote at the Meeting.    You can vote at the special meeting, in person or by proxy, all of the shares of our common stock you own of record as of November 15, 2018, which is the record date for the special meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain a legal proxy from them and vote the shares yourself at the meeting. As of November 15, 2018, there were 82,097,630 shares of our common stock outstanding held by approximately 87 holders of record. You are entitled to one vote on each of the proposals for each share of our common stock that you held on the record date.

        What Vote is Required for Adoption of the Merger Agreement.    Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. If your shares are held in "street name" by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Quorum.    A quorum will be present if holders of a majority of the shares of our common stock outstanding at the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

        Procedure for Voting.    You can vote shares you hold of record by attending the special meeting and voting in person or by mailing the enclosed proxy card or voting by telephone or through the Internet. If your shares are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement, unless you attend the special meeting and present a valid legal proxy executed in your favor from your broker, bank or other nominee.

        How to Revoke Your Proxy.    You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by (i) delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the proxy card; (ii) delivering a written notice of revocation to our Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 that is received prior to the special meeting, stating that you revoke your proxy; or (iii) attending the special meeting and voting in person. If you hold your shares in "street name" and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions.

Shares Held by Directors and Executive Officers (page 104)

        At the close of business on the record date, directors and executive officers of Endocyte were entitled to vote, directly or indirectly, approximately 5,165,709 shares of our common stock, which in the aggregate represented approximately 6.3% of the shares of our common stock issued and outstanding on such date. See "Security Ownership of Certain Beneficial Owners and Management."

        We currently expect that our directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Background of the Merger (page 29)

        A description of the process we undertook that led to the proposed merger, including our discussions with Novartis, is included in this proxy statement under "The Merger (Proposal 1)—Background of the Merger."

Recommendation of the Endocyte Special Committee and Board of Directors (page 26); Reasons for the Recommendation of the Special Committee and our Board (page 40)

        Our board of directors ("our board" or the "board") and the special committee of our board (the "special committee") have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board (based on the unanimous affirmative recommendation of the special committee of our board) unanimously recommends that Endocyte stockholders vote "FOR" the proposal to adopt the merger agreement at the special meeting. In addition, our board unanimously recommends that Endocyte stockholders vote "FOR" the advisory (non-binding) proposal to approve the merger-related compensation and "FOR" the proposal to adjourn the special meeting (each as described above under "—The Special Meeting").

        For a description of the reasons considered by our board in deciding to recommend adoption of the merger agreement, see the section entitled "The Merger (Proposal 1)—Reasons for the Recommendation of the Special Committee and our Board."

Opinion of Centerview Partners LLC (page 47)

        Endocyte retained Centerview Partners LLC ("Centerview") as a financial advisor to Endocyte, the special committee and our board in connection with the transactions contemplated by the merger agreement. In connection with the merger, Centerview delivered to the special committee and our board its written opinion dated October 17, 2018 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the $24.00 per share merger consideration proposed to be paid to the holders of shares (other than (i) shares that are owned by Endocyte, Novartis, Merger Sub or any direct or indirect wholly owned subsidiary of Novartis and (ii) shares that are outstanding immediately prior to the effective time of the merger and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Centerview's written opinion, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Centerview's financial advisory services and opinion were provided for the information and assistance of the special committee and our board (in their capacity as directors and not in any other capacity) in connection with and for purposes of their consideration of the transactions contemplated by the merger agreement, and Centerview's opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares (other than the shares referred to in clauses (i) and (ii) above, together with any shares held by any affiliate of Endocyte or Novartis) of the $24.00 per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview's opinion did not address any other term or aspect of the merger agreement or the transactions contemplated thereby and does not constitute a recommendation to any stockholder of Endocyte or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transactions contemplated by the merger agreement or any other matter. The summary of Centerview's opinion set forth below under "The Merger (Proposal 1)—Opinion of Centerview Partners LLC" is qualified in its entirety by reference to the full text of Centerview's opinion.

Opinion of Jefferies LLC (page 54)

        Endocyte has engaged Jefferies LLC ("Jefferies") as a financial advisor to Endocyte in connection with the merger. In connection with the merger, Jefferies delivered a written opinion, dated October 17, 2018, to the board and the special committee as to the fairness, from a financial point of view and as of such date, of the $24.00 per share merger consideration to be received by holders of Endocyte common stock (other than, to the extent applicable, Novartis, Merger Sub and their respective affiliates) pursuant to the merger agreement. The full text of Jefferies' opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex D to this proxy statement and is incorporated herein by reference. Jefferies' opinion was provided for the use and benefit of the board and the special committee (in their respective capacities as such) in their evaluation of the per share merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. The opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might be available to Endocyte, nor did it address the underlying business decision by Endocyte to engage in the merger. Jefferies' opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the merger or any other matter. The summary of Jefferies' opinion set forth below under "The Merger (Proposal 1)—Opinion of Jefferies LLC" is qualified in its entirety by reference to the full text of Jefferies' opinion.

Certain Effects of the Merger (page 28)

        Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Endocyte, with Endocyte surviving the merger. Throughout this proxy statement, we use the term "surviving corporation" to refer to Endocyte as the surviving corporation following the merger. The time at which the merger will become effective, which we refer to as the "effective time," will occur at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Novartis and Endocyte agree and specify in the certificate of merger.

        If the merger is consummated, as soon as reasonably practicable following the effective time, our common stock will be delisted from the Nasdaq Global Market and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we will no longer be a publicly traded company. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation. At the effective time, your shares of Endocyte common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and you will cease to have any rights with respect to such shares, except the right to receive the merger consideration.

Effects on Endocyte if the Merger is Not Completed (page 28)

        If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on the Nasdaq Global Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Novartis a termination fee upon or following the termination of the merger agreement, or Novartis may be required to pay us a reverse termination fee, as described under "The Merger Agreement—Termination Fees and Expense Reimbursement" beginning on page 98.

Timing of the Merger (page 77)

        The merger agreement provides that the closing of the merger will be no later than the third business day after the satisfaction or, to the extent permitted by law, waiver by the party entitled thereto, of the conditions set forth in the merger agreement to be so satisfied or waived, or at such later date as the parties agree in writing. As of the date of this proxy statement, the parties expect to complete the merger in the first half of 2019. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and factors outside the control of Endocyte or Novartis may delay the completion of the merger or prevent it from being completed at all. There can be no assurances as to whether or when the merger will be completed, or that it will be completed as currently proposed, or at any particular time.

Treatment of Endocyte Equity Awards (page 78); Employee Stock Purchase Plan (page 78)

        Stock Options.    At the effective time, each Endocyte option to purchase shares of our common stock (a "stock option") that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will (i) if the exercise price of such stock option is less than the merger consideration, be canceled, with the holder of such stock option becoming entitled to receive an amount in cash, without interest, equal to (a) the excess of the merger consideration over the exercise price of the stock option, multiplied by (b) the number of shares of our common stock subject to such stock option as of immediately prior to the effective time (subject to any applicable withholding taxes); or (ii) if the exercise price of such stock option is equal to or greater than the merger consideration, be canceled without any consideration being payable.

        Restricted Stock Units.    At the effective time, each Endocyte restricted stock unit ("RSU") that is outstanding and not settled immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration multiplied by the number of shares of our common stock subject to such RSU as of immediately prior to the effective time (subject to any applicable withholding taxes).

        2010 Employee Stock Purchase Plan ("ESPP").    If the effective time occurs on or before the end of the ESPP offering period in effect as of the date of the merger agreement (the "current offering period"), the surviving corporation will pay to each participant in the current offering period an amount in cash equal to (i) the merger consideration multiplied by (ii) the result obtained by dividing (A) the amount of the payroll deductions credited to such participant's account pursuant to the ESPP as of the effective time by (B) the purchase price (as defined in the ESPP, with the last day of the applicable purchase period being deemed to be the date on which the effective time occurs), net of any applicable taxes withheld. If the effective time occurs after the last day of the current offering period, we will issue shares of our common stock to participants in the ESPP pursuant to the terms of the ESPP for the current offering period and such shares will be treated like all other outstanding shares of common stock in the merger.

Treatment of Outstanding Warrant (page 78)

        There is an outstanding warrant to purchase 442,000 shares of our common stock at an exercise price of $1.39, held by Cambridge Isotope Laboratories, Inc. Pursuant to the terms of the merger agreement and the warrant, the warrant will be automatically exercised immediately prior to the effective time, and the holder of the warrant will participate in the merger as a holder of our common stock on the same terms as other holders of our common stock, but the holder's aggregate consideration received in the merger will be reduced by the aggregate exercise price then in effect for the shares purchasable under the warrant.

No Solicitation; Alternative Proposals (page 85)

        The merger agreement restricts our ability to solicit, initiate or engage in discussions or negotiations with a third party (including by furnishing non-public information) regarding competing transactions and our ability to change or withdraw the company recommendation. We refer in this proxy statement to the following recommendation as the "company recommendation:" our board and its special committee (i) determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders, (ii) approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement, and (iii) recommending (A) in the case of the special committee, that our board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement and (B) in the case of our board, that the holders of shares of our common stock adopt the merger agreement and directing that the merger agreement be submitted to our stockholders at the special stockholders meeting.

        Notwithstanding these restrictions, under circumstances specified in the merger agreement, our board may respond to unsolicited bona fide written competing proposals and may terminate the merger agreement and enter into an agreement with respect to a superior proposal (as defined in the merger agreement) or withdraw the company recommendation in favor of the merger agreement, subject to the payment by Endocyte of a $73.5 million termination fee to Novartis. See "The Merger Agreement—No Solicitation; Alternative Proposals."

Change in Company Recommendation (page 88)

        Our board, upon the unanimous affirmative recommendation of the special committee of our board, unanimously recommends that our stockholders vote "FOR" the proposal to adopt the merger agreement. Nevertheless, under circumstances specified in the merger agreement and prior to the adoption of the merger agreement by Endocyte stockholders, our board may make a change of recommendation or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (as defined in the section entitled "The Merger Agreement—No Solicitation; Alternative Proposals") if we receive an unsolicited bona fide written takeover proposal that our board or a committee thereof, after consultation with outside legal and financial advisors, concludes constitutes a superior proposal (taking into account any offers made by Novartis to adjust the terms of the merger agreement) or if there has been an intervening event unrelated to a takeover proposal and, in any event, our board or a committee thereof determines, after consultation with outside legal advisors, that failure to take such action would be inconsistent with our directors' fiduciary duties under applicable law.

Interests of Endocyte's Directors and Executive Officers in the Merger (page 60)

        When considering the recommendation by our board in favor of the merger agreement and the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours, including the following:

  •
  payments in connection with stock options, RSUs and the ESPP at the closing of the merger, as described in the section entitled "The Merger Agreement—Treatment of Endocyte Equity Awards; Employee Stock Purchase Plan";

  •
  the entitlement of certain of our executive officers to receive payments and benefits under their respective change in control and severance agreements; and

  •
  continued indemnification and directors' and officers' liability insurance to be provided by the surviving corporation.

        If the proposal to adopt the merger agreement is approved by our stockholders and the merger closes, any shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all of our other stockholders entitled to receive the per-share merger consideration.

        See "The Merger (Proposal 1)—Interests of Endocyte's Directors and Executive Officers in the Merger."

        The members of our board were aware of these interests of our directors and executive officers and considered them, among other matters, when approving the merger agreement and the merger and determining to recommend that our stockholders vote "FOR" the adoption of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page 70)

        If you are a U.S. holder (as defined under "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger"), the receipt of cash in exchange for shares of our common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of our common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 72)

        HSR Waiting Period.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the merger may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and all statutory waiting period requirements have been satisfied.

        Committee on Foreign Investment in the United States Review.    The merger will be reviewed by the Committee on Foreign Investment in the United States ("CFIUS") pursuant to Section 721 of the Defense Production Act of 1950, as amended ("Section 721"). Under Section 721, the President of the United States, on the recommendation of CFIUS, may prohibit or suspend certain transactions, including the merger, of persons engaged in interstate commerce in the United States by foreign persons. The merger may not be completed until all required declarations have been submitted to CFIUS, all information requested has been furnished to CFIUS and all applicable waiting period requirements have been satisfied.

        Other Required Regulatory Approvals.    Completion of the merger is also subject to the receipt of certain antitrust or competition approvals of other jurisdictions if such approvals are required to complete the merger. Novartis and Endocyte are not presently aware of any such applicable approvals that are required under antitrust or other competition laws of other jurisdictions that would require Novartis and Endocyte to make any filings thereunder in order to complete the merger.

Financing of the Merger (page 60)

        The merger is not conditioned upon receipt of financing by Novartis. Novartis plans to finance the transaction through cash on hand.

Conditions to Completion of the Merger (page 95)

        The conditions to each party's obligations to complete the merger include the following:

  •
  the adoption of the merger agreement by our stockholders;

  •
  the absence of any legal restraints restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

  •
  the expiration or termination of any applicable waiting period under the HSR Act and under Section 721, and all other required regulatory approvals will have been obtained;

  •
  the accuracy of the other party's representations and warranties in the merger agreement, subject to certain qualifications; and

  •
  the other party's performance in all material respects of its obligations under the merger agreement.

        In addition, the conditions to Novartis' and Merger Sub's obligations to complete the merger also include the following:

  •
  the absence of a material adverse effect with respect to Endocyte (as defined in the merger agreement);

  •
  the absence of any pending proceeding brought by any governmental entity seeking to (i) restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the merger or the other transactions contemplated by the merger agreement, or (ii) impose a burdensome condition (as defined in the merger agreement) on Novartis; and

  •
  the absence of any legal restraint imposing a burdensome condition.

Termination (page 96)

        The merger agreement may be terminated (subject, in each case, to certain limitations):

  •
  by mutual written consent of Novartis, Merger Sub and Endocyte;

  •
  by either Novartis or Endocyte if:

  •
  the merger has not been consummated on or before July 17, 2019, subject to certain extensions permitted by the merger agreement to April 17, 2020;

  •
  any legal restraint permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger or the other transactions contemplated by the merger agreement is in effect and has become final and non-appealable; or

  •
  our stockholders do not approve the proposal to adopt the merger agreement at the special meeting at which a vote on that matter is taken;

  •
  by Novartis if:

  •
  Endocyte breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in the merger agreement, which breach or failure to perform would give rise to the failure of the related conditions to Novartis' obligation to close the merger to be satisfied and cannot be cured or, if capable of being cured, has not been cured prior to the time specified in the merger agreement;

  •
  prior to receipt of the requisite vote of Endocyte stockholders adopting the merger agreement, (i) an adverse recommendation change (as defined in the merger agreement) has occurred, (ii) Endocyte enters into a definitive written agreement providing for the consummation of a superior proposal, (iii) our board or any committee thereof has failed to reaffirm the company recommendation within 10 business days after the receipt of a written request to do so from Novartis following a takeover proposal that has been publicly announced or that has become publicly known (subject to certain limitations), or (iv) Endocyte has committed a willful and material breach of its obligations under the provisions of the merger agreement relating to no solicitation of other offers and changes in the company recommendation, which breach, if capable of being cured, has not been cured within five days after Novartis has given written notice to Endocyte of such breach; and

  •
  any legal restraint imposing a burdensome condition is in effect and has become final and non-appealable; or

  •
  by Endocyte if:

  •
  Novartis or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in the merger agreement, which breach or failure to perform would give rise to the failure of the related conditions to Endocyte's obligation to close the merger to be satisfied and cannot be cured or, if capable of being cured, has not been cured prior to the time specified in the merger agreement; and

  •
  prior to receipt of the requisite vote of Endocyte stockholders adopting the merger agreement, in order to enter into, concurrently with the termination of the merger agreement, a definitive written agreement providing for the consummation of a superior proposal in accordance with the applicable terms of the merger agreement, so long as Endocyte has complied in all material respects with the provisions of the merger agreement relating to no solicitation of other offers and changes in the company recommendation, and Endocyte has paid, or simultaneously with the termination of the merger agreement pays, to Novartis the $73.5 million termination fee.

Termination Fees and Expense Reimbursement (page 98)

        Following termination of the merger agreement under specified circumstances generally relating to a competing transaction, Endocyte may be required to pay Novartis a termination fee of $73.5 million. The merger agreement also provides that Novartis will be required to pay Endocyte a reverse termination fee of $150.0 million under certain specified circumstances generally relating to the termination of the merger agreement if certain regulatory approvals required to consummate the merger have not been obtained or certain types of legal restraints on the merger are imposed.

        In the event that the merger agreement is terminated as a result of the failure to obtain the requisite vote of Endocyte stockholders adopting the merger agreement, Endocyte will pay to Novartis an amount equal to Novartis' reasonable out-of-pocket fees and expenses incurred in connection with the transactions, up to a maximum amount of $5.0 million.

Employee Matters (page 93)

        The merger agreement provides for certain treatment with respect to those employees of Endocyte who continue to be employed by the surviving corporation or one of its subsidiaries after the effective time, whom we refer to as the "continuing employees," including the following:

  •
  from the effective time through the first anniversary of the effective time, continuing employees will receive: (i) base salaries or wage rates no less than such continuing employee's base salary or wage rate as of immediately prior to the effective time, (ii) severance pay and benefits no less favorable than severance pay and benefits set forth in the disclosure letter, and (iii) other employee benefits that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the effective time; provided that neither Novartis nor the surviving corporation nor any of Novartis' subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, equity interests pursuant to any such plans or arrangements; provided further that no plans or arrangements of Endocyte providing for such issuance will be taken into account in determining whether employee benefits are substantially comparable in the aggregate; and

  •
  Novartis will cause the surviving corporation to recognize the service of each continuing employee as if such service had been performed with Novartis (i) for purposes of benefits under Novartis' vacation program, (ii) for purposes of eligibility to participate in any health or welfare plan maintained by Novartis (other than any post-employment health or post-employment welfare plan) and Novartis' 401(k) plan and (iii) unless covered under another arrangement with or of Endocyte, for benefit accrual purposes under Novartis' severance plan (in the case of each of clauses (i), (ii) and (iii), solely to the extent that Novartis makes such plan or program available to employees of the surviving corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Novartis.

Market Prices and Dividend Data (page 103)

        Our common stock is listed on the Nasdaq Global Market, under the symbol "ECYT." The closing sale price of our common stock on October 17, 2018, which was the last trading day before the merger was publicly announced, was $15.56 per share. On November 15, 2018, the most recent practicable date before the filing of this proxy statement, the closing price of our common stock was $23.61 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock. See "Market Price of Endocyte's Common Stock."

        Under the terms of the merger agreement, during the period from the date of the merger agreement until the effective time, we may not declare or pay any cash dividends to our stockholders without Novartis' written consent. We have never declared or paid any dividends on our capital stock. Under our current dividend policy, we intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends for the foreseeable future.

Appraisal Rights (page 106)

        Shares of common stock held by stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL (and have not validly withdrawn such exercise, waived or otherwise lost such rights) will not be converted into the right to receive the merger consideration, but will instead be converted into the right to receive payment in cash for the fair value of their shares of common stock as determined in accordance with Section 262 of the DGCL. The fair value of shares of common stock as determined in accordance with Section 262 of the DGCL may be more or less than (or the same as) the merger consideration. Stockholders who wish to exercise their appraisal rights must comply strictly with all applicable procedures and requirements of Section 262 of the DGCL, which is summarized in this proxy statement and attached as Annex B to this proxy statement. Failure to comply strictly with the applicable requirements specified under Section 262 of the DGCL may result in the loss of appraisal rights. Because of the complexity of Section 262 of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. See "Appraisal Rights."

Litigation Relating to the Merger (page 73)

        As of the close of business on November 15, 2018, three lawsuits related to the merger have been filed on behalf of purported stockholders of Endocyte. Endocyte and the members of our board are named as defendants in each of these lawsuits. The lawsuits generally allege that the defendants violated the Exchange Act by failing to disclose material information in the preliminary proxy statement that we filed with the SEC on October 31, 2018. The lawsuits seek, among other things, injunctive relief enjoining the consummation of the merger unless and until the allegedly omitted material information is disclosed, and attorneys' and expert fees and expenses. Endocyte and the members of our board believe the lawsuits are without merit and intend to vigorously defend against them.

        If the lawsuits are not resolved on a timely basis, they could delay consummation of the merger and result in additional costs to Endocyte. There can be no assurance that there will not be additional lawsuits filed against Endocyte and/or its directors and officers in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of Endocyte. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which we urge you to read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled "Information Incorporated by Reference."

Q:
Why am I receiving this proxy statement?

A:
On October 17, 2018, Endocyte entered into a definitive agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Novartis, with and into Endocyte, with Endocyte surviving the merger as a wholly owned subsidiary of Novartis. You are receiving this proxy statement in connection with the solicitation of proxies by our board in favor of the proposal to adopt the merger agreement and two related proposals.

Q:
What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of our common stock is called a "proxy card." Our board has designated Michael A. Sherman and Michael T. Andriole, and each of them with full power of substitution, as proxies for the special meeting.

Q:
When and where is the special meeting?

A:
The special meeting will be held at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240, on December 20, 2018, at 9:00 a.m. local time (including any adjournment or postponement thereof, the "special meeting").

Q:
Who is entitled to vote at the special meeting?

A:
Only holders of record of our common stock as of the close of business on November 15, 2018, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were 82,097,630 shares of our common stock outstanding and entitled to vote at the special meeting, held by approximately 87 holders of record. Each share of our common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, to be the "stockholder of record." In this case, we have sent this proxy statement and your proxy card to you directly.

  If your shares are held through a broker, bank or other nominee, you are considered the "beneficial owner" of the shares of our common stock held in "street name." In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.

Q:
What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to adopt the merger agreement;

•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of Endocyte in connection with the merger; and

•
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q:
What is the proposed merger and what effects will it have on Endocyte?

A:
The proposed merger is the acquisition of Endocyte by Novartis pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by the holders of our common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Endocyte, with Endocyte continuing as the surviving corporation. As a result of the merger, Endocyte will become a wholly owned subsidiary of Novartis. We will cooperate with Novartis to delist our common stock from the Nasdaq Global Market and deregister under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on the Nasdaq Global Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

  Under specified circumstances, we may be required to pay Novartis a termination fee upon or following the termination of the merger agreement, or Novartis may be required to pay us a reverse termination fee, as described under "The Merger Agreement—Termination Fees and Expense Reimbursement" beginning on page 98.

Q:
What will I receive if the merger is completed?

A:
Upon completion of the merger, you will be entitled to receive the per-share merger consideration of $24.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised, perfected and not validly withdrawn, waived or otherwise lost your appraisal rights under the DGCL with respect to such shares, and certain other conditions under the DGCL are satisfied (as described in more detail in the section of this proxy statement entitled "Appraisal Rights"). In either case, you will not own shares in the surviving corporation.

Q:
What will the holders of Endocyte stock options and RSUs receive in the merger?

A:
Stock Options.    At the effective time, each stock option that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will (i) if the exercise price of such stock option is less than the merger consideration, be canceled, with the holder of such stock option becoming entitled to receive an amount in cash, without interest, equal to (a) the excess of the merger consideration over the exercise price of the stock option, multiplied by (b) the number of shares of our common stock subject to such stock option as of immediately prior to the effective time (subject to any applicable withholding taxes); or (ii) if the exercise price of such stock option is equal to or greater than the merger consideration, be canceled without any consideration being payable.

  Restricted Stock Units.    At the effective time, each RSU that is outstanding and not settled immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration multiplied by the number of shares of our common stock subject to such RSU as of immediately prior to the effective time (subject to any applicable withholding taxes).

Q:
What will happen to the Endocyte 2010 Employee Stock Purchase Plan in the merger?

A:
If the effective time occurs on or before the end of the ESPP current offering period, then reasonably promptly following the effective time, the surviving corporation will pay to each participant in the current offering period an amount in cash equal to (i) the merger consideration multiplied by (ii) the result obtained by dividing (A) the amount of the payroll deductions credited to such participant's account pursuant to the ESPP as of the effective time by (B) the purchase price (as defined in the ESPP, with the last day of the applicable purchase period being deemed to be the date on which the effective time occurs), net of any applicable taxes withheld. If the effective time occurs after the last day of the current offering period, we will issue shares of our common stock to participants in the ESPP pursuant to the terms of the ESPP for the current offering period and such shares will be treated like all other outstanding shares of common stock in the merger. In addition, we have agreed that, during the term of the merger agreement, we will not permit any further offering periods to commence under the ESPP, and we will not allow participants in the ESPP to increase their payroll deductions from those in effect on the date of the merger agreement or allow anyone who is not a participant in the ESPP as of the date of the merger agreement to become a participant. We will terminate the ESPP effective as of the effective time, and if the effective time has not occurred by the end of the current offering period, then we will suspend the ESPP until the effective time.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as soon as possible, and currently expect to consummate the merger during the first half of 2019. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including approval of the adoption of the merger agreement by our stockholders and the receipt of certain regulatory approvals, that are out of our control. See "The Merger Agreement—Conditions to Completion of the Merger."

Q:
Am I entitled to appraisal or dissenters' rights under Delaware law?

A:
If the merger is consummated, stockholders who do not vote in favor of the adoption of the merger agreement, who continuously hold such shares through the effective time of the merger, who have properly exercised, perfected and not validly withdrawn, waived or otherwise lost their rights to appraisal of their shares and who meet certain other conditions and statutory requirements described under Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the merger. This means that holders of shares of our common stock may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) to be paid on the amount determined to be "fair value" from the effective time of the merger through the date of payment of the judgment, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by Endocyte pursuant to subsection (h) of Section 262 of the DGCL, as described in more detail in the section of this proxy statement entitled "Appraisal Rights" beginning on page 106). Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Q:
Will I be subject to U.S. federal income tax upon the exchange of Endocyte common stock for cash pursuant to the merger?

A:
If you are a U.S. holder (as defined under "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 70), the exchange of our common stock for cash pursuant to the merger generally will require a U.S. holder to recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. holder pursuant to the merger and such U.S. holder's adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. Backup withholding may also apply to the cash payment pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 70 of this proxy statement.

Q:
How do I attend the special meeting?

A:
If you are a stockholder of record as of the record date, you need to provide some form of government-issued photo identification (such as a valid driver's license or passport) for admission. If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date and will need to provide some form of government-issued photo identification for admission to the special meeting. However, you may not vote your shares in person at the special meeting unless you follow your broker's, bank's or other nominee's procedures for obtaining a legal proxy and then present that legal proxy for verification at the special meeting.

Q:
How many shares are needed to constitute a quorum?

A:
A quorum will be present if holders of a majority of the shares of our common stock outstanding at the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

  If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

  If your shares are held in "street name" by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:
What vote of Endocyte stockholders is required to adopt the merger agreement?

A:
Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. If your shares are held in "street name" by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. Note that you may vote to adopt the merger agreement and vote not to approve the advisory (non-binding) merger-related compensation proposal or adjournment proposal or vice versa.

Q:
What vote of Endocyte stockholders is required to approve the other proposals to be voted upon at the special meeting?

A:
Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Endocyte in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

  An abstention with respect to either proposal will have the same effect as a vote "AGAINST" the proposal. A failure to submit a proxy or the failure of your broker, bank or other nominee to vote shares held on your behalf will not have any effect on the proposal.

Q:
How does our board recommend that I vote?

A:
Our board (with respect to the first item below, based on the unanimous affirmative recommendation of the special committee of our board) unanimously recommends that our stockholders vote:

•
"FOR" the proposal to adopt the merger agreement;

•
"FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•
"FOR" the proposal to adjourn of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

  For a discussion of the factors that our board considered in determining to recommend the adoption of the merger agreement, please see the section entitled "The Merger (Proposal 1)—Reasons for the Recommendation of the Special Committee and our Board." In addition, in considering the company recommendation with respect to the merger agreement, you should be aware that some of our directors and executive officers have potential interests that may be different from, or in addition to, the interests of our stockholders generally. For a discussion of these interests, please see the section entitled "The Merger (Proposal 1)—Interests of Endocyte's Directors and Executive Officers in the Merger."

Q:
How do Endocyte's directors and officers intend to vote?

A:
We currently expect that our directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Q:
What will happen if stockholders do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to Endocyte's named executive officers in connection with the merger?

A:
The inclusion of this proposal is required by the SEC rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by stockholders and is not binding on Endocyte or Novartis. If the merger agreement is adopted by Endocyte stockholders and the merger is completed, the merger-related compensation will be paid to Endocyte's named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders do not approve this proposal.

Q:
What do I need to do now? How do I vote my shares of our common stock?

A:
We urge you to read this entire proxy statement carefully, including its annexes and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of our common stock you own. See page i at the beginning of this proxy statement for instructions on how to vote your shares in person or by proxy over the Internet, by telephone or by mail.

Q:
Can I revoke my proxy?

A:
Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by (i) delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the proxy card; (ii) delivering a written notice of revocation to our Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, that is received prior to the special meeting, stating that you revoke your proxy; or (iii) attending the special meeting and voting in person. If you hold your shares in "street name" and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions.

Q:
Will my shares of Endocyte common stock held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares of our common stock you may hold in "street name" will be deemed to be held by a different stockholder (that is, your custodial bank, broker or other financial nominee) than any shares of our common stock you hold of record, any shares of our common stock held in "street name" will not be combined for voting purposes with shares of our common stock you hold of record. Similarly, if you own shares of our common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card, or submit your proxies separately by Internet or telephone, for those shares of our common stock because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of our common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.

Q:
What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares of our common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of our common stock are voted.

Q:
What happens if I sell my shares of Endocyte common stock before completion of the merger?

A:
In order to receive the merger consideration, you must hold your shares of our common stock through completion of the merger. Consequently, if you transfer your shares of our common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

  The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of our common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:
Should I send in my stock certificates or other evidence of ownership now?

A:
No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of our common stock evidenced by stock certificates for the merger consideration. If your shares of our common stock are held in "street name" by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your "street name" shares in exchange for the merger consideration. Do not send in your stock certificates now.

Q:
Where can I find the voting results of the special meeting?

A:
We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed. See "Where You Can Find Additional Information" on page 115 of this proxy statement.

Q:
Where can I find more information about Endocyte?

A:
You can find more information about us from various sources described in the section entitled "Where You Can Find Additional Information."

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate proxy card. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

  If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Endocyte in care of the Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, Attn: Corporate Secretary, or by calling (765) 463-7175. We will promptly send additional copies of this proxy statement upon receipt of such request.

Q:
Who can help answer my other questions?

A:
If you have more questions about the merger or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent for Endocyte in connection with the merger.

  If you have questions or need assistance voting your shares please contact:

MacKenzie Partners, Inc.
1407 Broadway
New York, NY 10018
Stockholders May Call:
(800) 322-2885 (toll-free from the U.S. or Canada);
(212) 929-5500 (from other locations)

        If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. This communication contains forward-looking statements, including statements relating to the completion of the merger and statements regarding Endocyte's future performance. Forward-looking statements can usually be identified by the use of words such as "aim," "anticipate," "believe," "continue," "could," "estimate," "evolve," "expect," "forecast," "intend," "looking ahead," "may," "opinion," "plan," "possible," "potential," "project," "should," "will" and other expressions which indicate future events or trends. These forward-looking statements are based on the companies' current plans, expectations and assumptions and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.

        These risks and uncertainties include, but are not limited to, the following factors:

  •
  the risk that we are unable to consummate the merger within the anticipated time period, or at all, due to the failure to obtain stockholder approval of the adoption of the merger agreement or failure to obtain the required regulatory approvals or satisfy the other conditions to the completion of the merger;

  •
  the risk that the merger agreement may be terminated in circumstances requiring us to pay Novartis a termination fee of $73.5 million;

  •
  the risk of any event, change or other circumstances occurring that could give rise to the termination of the merger agreement;

  •
  the risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

  •
  the risks related to diverting management's or employees' attention from ongoing business operations;

  •
  the risks associated with limitations placed on our ability to operate our business under the merger agreement;

  •
  the risk that our stock price may decline significantly if the merger is not completed or may suffer as a result of uncertainty surrounding the merger;

  •
  the nature, cost and outcome of pending and future litigation and other legal proceedings, including proceedings related to the merger and instituted against us and others;

  •
  the possibility that the companies may be adversely affected by other economic, business and/or competitive factors; and

  •
  the other risks, factors and matters described or incorporated by reference in this proxy statement, including the "Risk Factors" described in our Form 10-Q for the fiscal quarter ended September 30, 2018 (see "Where You Can Find Additional Information").

        Many of these factors are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, we undertake no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

 THE COMPANIES

Endocyte, Inc.

        Endocyte, Inc., referred to as "Endocyte," the "Company," "we," "our" or "us," is a Delaware corporation. Endocyte was incorporated in the State of Indiana in 1995 and was reincorporated in the State of Delaware in 2001. We are a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer. We use drug conjugation technology to create novel therapeutics and companion imaging agents for personalized targeted therapies. Our agents actively target receptors that are over-expressed on diseased cells relative to healthy cells, such as prostate specific membrane antigen ("PSMA") in prostate cancer. This targeted approach is designed to safely enable the delivery of highly potent drug payloads. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

        Our lead program is a PSMA-targeted radioligand therapy, 177Lu-PSMA-617, in phase 3 for metastatic castration-resistant prostate cancer for PSMA-positive patients. We also expect to have an Investigational New Drug application submitted in the fourth quarter of 2018 for our adaptor-controlled CAR T-cell therapy which will be studied initially in osteosarcoma.

        Our common stock is currently listed on the Nasdaq Global Market under the ticker symbol "ECYT."

        Our principal executive offices are located at 3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana 47906, and our telephone number is (765) 463-7175. Endocyte's website is www.endocyte.com. The information contained on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Novartis AG

        Novartis AG, referred to as "Novartis" or "Buyer," was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Buyer, Ciba-Geigy and Sandoz, merged into a new entity, creating the Novartis Group. Buyer is domiciled in and governed by the laws of Switzerland. Its registered office is located at Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41-61-324-1111. The following description of Buyer and its business is qualified in its entirety by reference to Buyer's Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and its Registration Statement on Form F-4 filed with the SEC on December 23, 2010, as amended.

        The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products led by innovative pharmaceuticals. Buyer is the Novartis Group's Swiss holding company and owns, directly or indirectly, all of the Novartis Group's significant operating companies.

        As a leading global medicines company, the Novartis Group uses innovative science and digital technologies to create transformative treatments in areas of great medical need. Its broad portfolio includes innovative pharmaceuticals and oncology medicines, generic and biosimilar medicines and eye care devices. The Novartis Group's continuing operations comprise corporate activities and three global operating divisions, Innovative Medicines, Sandoz and Alcon, which are further described below:

  •
  Innovative Medicines: Innovative patent-protected prescription medicines

  •
  Sandoz: Generic pharmaceuticals and biosimilars

  •
  Alcon: Surgical and vision care products

        In addition, these divisions are supported by the following cross-divisional organizational units: Novartis Institutes for BioMedical Research, Global Drug Development and Novartis Operations, which includes Novartis Technical Operations, Novartis Business Services and Novartis Corporate Affairs.

        Buyer's shares are listed in Switzerland on the SIX Swiss Exchange under the symbol "NOVN", and its American Depositary Shares, each of which represents one Novartis share and is evidenced by an American Depositary Receipt, are traded on the New York Stock Exchange under the symbol "NVS".

Edinburgh Merger Corporation

        Edinburgh Merger Corporation, referred to as "Merger Sub," is a Delaware corporation and a wholly owned subsidiary of Novartis. Merger Sub was formed in October 2018 solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and it currently has no other business or operations. Novartis expects that, immediately prior to the effective time, Merger Sub will be a direct, wholly owned subsidiary of Novartis Corporation, a New York corporation and a wholly owned subsidiary of Novartis. Upon completion of the merger, Merger Sub will cease to exist and Endocyte will continue as the surviving corporation.

        Merger Sub's principal executive offices are located at One Health Plaza, East Hanover, New Jersey 07936, and its telephone number is (212) 830-2414.

THE SPECIAL MEETING

        We are furnishing this proxy statement to Endocyte stockholders as part of the solicitation of proxies by our board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides Endocyte stockholders with information about the special meeting and should be read carefully and in its entirety.

Date, Time and Place of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board for use at the special meeting to be held at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240, on December 20, 2018 at 9:00 a.m. local time, or at any adjournment or postponement thereof.

        To attend the meeting, you will need to present a valid government-issued photo identification, such as a driver's license or passport. If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date.

Purposes of the Special Meeting

        At the special meeting, Endocyte stockholders will be asked to consider and vote on the following proposals:

  •
  to adopt the merger agreement, dated as of October 17, 2018, by and among Endocyte, Novartis and Merger Sub, a wholly owned subsidiary of Novartis;

  •
  to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Endocyte's named executive officers in connection with the merger, as further described in the section of this proxy statement entitled "The Merger (Proposal 1)—Interests of Endocyte's Directors and Executive Officers in the Merger"; and

  •
  to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        Our stockholders must approve the proposal to adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled "The Merger Agreement."

        The vote on certain compensation that may be paid or become payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the compensation proposal and vote not to adopt the merger agreement and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on either Endocyte or Novartis. Accordingly, if the proposal to adopt the merger agreement is approved by Endocyte stockholders and the merger is completed, the merger-related compensation may be paid to Endocyte's named executive officers even if the stockholders fail to approve the proposal related to compensation payable in connection with the merger.

        Endocyte does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

        This proxy statement and the enclosed proxy card are first being mailed to Endocyte stockholders on or about November 16, 2018.

Record Date and Quorum

        The holders of record of our common stock as of the close of business on November 15, 2018, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, 82,097,630 shares of our common stock were outstanding.

        The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes will not count for the purpose of determining whether a quorum is present. A broker non-vote occurs when a broker, bank, trustee or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares.

Required Vote

        Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. With respect to this proposal, you may vote "FOR," "AGAINST" or "ABSTAIN." A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. If your shares are held in "street name" by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Assuming a quorum is present, approval of the advisory (non-binding) proposal on certain compensation that may be paid or become payable to Endocyte's named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. With respect to this proposal, you may vote "FOR," "AGAINST" or "ABSTAIN." For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will not be counted in tabulating the votes cast and will not have an effect on this proposal. If you fail to submit a proxy or vote in person at the special meeting, the shares of our common stock not voted will not be counted in respect of, and will not have an effect on, the advisory proposal on certain compensation.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. With respect to this proposal, you may vote "FOR," "AGAINST" or "ABSTAIN." For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will not be counted in tabulating the votes cast and will not have an effect on the proposal to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting, the shares of our common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Voting by Endocyte's Directors and Executive Officers

        At the close of business on the record date, our directors and executive officers were entitled to vote, directly or indirectly, approximately 5,165,709 shares of our common stock, which in the aggregate represented approximately 6.3% of the shares of our common stock issued and outstanding on that date. We currently expect that our directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

        A form of government-issued photo identification (such as a valid driver's license or passport) will be required for admission to the meeting. Only stockholders who owned Endocyte common stock as of the close of business on November 15, 2018, the record date, are entitled to attend the meeting.

  •
  If you are a stockholder of record as of the record date, you only need to provide some form of government-issued photo identification for admission.

  •
  If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date, and will need to provide some form of government-issued photo identification for admission to the special meeting. However, you may not vote your shares in person at the special meeting unless you follow your broker's, bank's or other nominee's procedures for obtaining a legal proxy and then present that legal proxy for verification at the special meeting. The legal proxy will allow you to vote in person at the special meeting.

Voting in Person

        Stockholders of record will be able to vote in person at the special meeting. We will give you a ballot when you arrive. If you are not a stockholder of record but instead hold your shares of our common stock in "street name" through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Upon verification of your legal proxy, you will be provided a ballot to vote at the special meeting. Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

        To ensure that your shares of our common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

  Shares of Common Stock Held by Record Holders

        If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

        To vote over the Internet, go to the web address www.proxyvote.com and follow the instructions for voting. Have your proxy card available when you access the web page. If you vote over the Internet, please do not mail your proxy card.

        To vote by telephone, dial (800) 690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. If you vote by telephone, please do not mail your proxy card.

        To vote by mail, mark your proxy card, date and sign it and return it in the postage-prepaid envelope. You should not return your stock certificate or send documents representing our common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of our common stock for the merger consideration.

        If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by 11:59 p.m., Eastern Time, on December 19, 2018 to be counted.

        Your proxy card will count as a "vote" if you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal. In this case, your proxy will be voted "FOR" such proposal.

        A failure to vote or an abstention will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement. A failure to vote will not have the effect of either a vote "FOR" or "AGAINST" the other two proposals, but an abstention will have the same effect as voting "AGAINST" the other two proposals.

  Shares of Common Stock Held in "Street Name"

        If you hold your shares in "street name" through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted on any of the proposals, which will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement, but, assuming a quorum is present, will not have the effect of either a vote "FOR" or a vote "AGAINST" on the other two proposals.

        Brokers, banks and other nominees that hold shares of our common stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to our named executive officers in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of our common stock not being present at the meeting and not being voted on any of the proposals, which will have the effect of a vote "AGAINST" with respect to the proposal to adopt the merger agreement.

Revocation of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy by:

  •
  delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the proxy card;

  •
  delivering a written notice of revocation to our Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 that is received prior to the special meeting, stating that you revoke your proxy; or

  •
  attending the special meeting and voting in person.

        Please note that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy.

        Please note that if you hold your shares in "street name" and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions.

Abstentions

        An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of our common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote "AGAINST" all three proposals.

Special Committee's and Board of Directors' Recommendation

        The special committee of our board, after considering various factors described in the section entitled "The Merger (Proposal 1)—Reasons for the Recommendation of the Special Committee and our Board," unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement, and (iii) recommended that our Board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement.

        Our board, after considering various factors described in the section entitled "The Merger (Proposal 1)—Reasons for the Recommendation of the Special Committee and our Board," unanimously (upon the recommendation of the special committee of our board) (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement; (iii) approved the execution, delivery and performance by Endocyte of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and (iv) recommended that the holders of Endocyte common stock adopt the merger agreement and directed that the merger agreement be submitted to Endocyte's stockholders at a special meeting of stockholders of Endocyte.

        Our Board unanimously recommends that you vote (1) "FOR" the proposal to adopt the merger agreement, (2) "FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Endocyte in connection with the merger, and (3) "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies.

List of Stockholders

        A list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting, both at the special meeting and for ten days prior to the special meeting, by contacting our Corporate Secretary at our offices at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

Solicitation of Proxies

        Our board is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We have retained MacKenzie Partners, Inc. ("MacKenzie"), a proxy solicitation firm, to assist our board in the solicitation of proxies for the special meeting, and we expect to pay MacKenzie $25,000 plus reimbursement of out-of-pocket expenses. We have also agreed to indemnify MacKenzie against losses arising out of its provision of these services on our behalf. Directors, officers and employees of ours may also solicit proxies by telephone, by email, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

        We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on December 20, 2018

        The proxy statement is available at www.proxyvote.com.

THE MERGER (PROPOSAL 1)

        The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

        If the proposal to adopt the merger agreement is approved by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Endocyte, and the separate corporate existence of Merger Sub will cease. Endocyte will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of Novartis.

        Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of our common stock issued and outstanding immediately before the effective time (other than excluded shares and appraisal shares) will be converted into the right to receive $24.00 in cash, without interest, less any applicable withholding taxes. At the effective time of the merger, our current stockholders will cease to have ownership interests in Endocyte or rights as its stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

        At the effective time, each Endocyte stock option that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will (i) if the exercise price of such option is less than the merger consideration, be canceled, with the holder of such stock option becoming entitled to receive an amount in cash, without interest, equal to (a) the excess of the merger consideration over the exercise price of the option, multiplied by (b) the number of shares of our common stock subject to such option as of immediately prior to the effective time (subject to any applicable withholding taxes); or (ii) if the exercise price of such option is equal to or greater than the merger consideration, be canceled without any consideration being payable. In addition, at the effective time, each Endocyte RSU that is outstanding and not settled immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration multiplied by the number of shares of our common stock subject to such RSU as of immediately prior to the effective time (subject to any applicable withholding taxes).

        Our common stock is currently registered under the Exchange Act and is quoted on the Nasdaq Global Market under the symbol "ECYT." As a result of the merger, Endocyte will cease to be a publicly traded company and will be a wholly owned subsidiary of Novartis. Following the consummation of the merger, our common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act, and Endocyte will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

Effects on Endocyte if the Merger is Not Completed

        If the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on the Nasdaq Global Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

        If the merger agreement is terminated, under specified circumstances, we may be required to pay Novartis a termination fee, or Novartis may be required to pay us a reverse termination fee, as described under "The Merger Agreement—Termination Fees and Expense Reimbursement."

Background of the Merger

        The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the special committee, our board or the representatives of Endocyte or Novartis or any other parties.

        In the ordinary course of Endocyte's business, our board and management team review and discuss Endocyte's long-term business plan and regularly assess Endocyte's performance, strategies, risks and opportunities. As part of these ongoing efforts, our board and management team have periodically considered strategic alternatives to enhance stockholder value. In particular, our board and management team have considered a number of potential partnering and licensing relationships with third parties and other strategic transactions, including at times exploring a potential sale of Endocyte with the goal of enhancing stockholder value.

        Since Endocyte's inception, Endocyte has focused on the development of targeting ligand conjugate technology candidates. In June 2017, Endocyte discontinued clinical development of EC1456, its second-generation folate-targeted product candidate, and narrowed the focus of its phase 1 clinical development of EC1169, a PSMA-targeted product candidate, to include only the cohort of taxane-exposed mCRPC patients, which completed enrollment in October 2017. In the fourth quarter of 2017, Endocyte determined not to invest further resources in the development of EC1169 beyond the completion of the phase 1 taxane-exposed cohort. In addition, in June 2017, Endocyte reduced its workforce by approximately 40% to align resources to focus on its highest value opportunities while maintaining key capabilities. In the third quarter of 2017, the closing price for Endocyte common stock reached a low of $1.17 per share.

        On September 29, 2017, Endocyte entered into a development and license agreement (the "ABX license agreement") with ABX advanced biochemical compounds—Biomedizinische Forschungsreagenzien GmbH ("ABX"), pursuant to which Endocyte acquired exclusive worldwide rights to develop and commercialize PSMA-617 agents, including the drug candidate known as 177Lu-PSMA-617, a radioligand therapeutic. As consideration for the exclusive license, on September 29, 2017, Endocyte made an upfront cash payment of approximately $11.9 million to ABX, consisting of $12.0 million less an immaterial expense reimbursement amount, and issued to ABX 2,000,000 shares of our common stock and warrants to purchase, in the aggregate, 4,000,000 shares of our common stock. The ABX license agreement obligates Endocyte to pay ABX regulatory milestone payments of up to $25.0 million, sales milestone payments of up to $135.0 million, and tiered royalties based on percentages of net sales beginning in the mid-teens and not to exceed the mid-twenties. Endocyte and ABX publicly announced the licensing of PSMA-617 from ABX to Endocyte on October 2, 2017. Endocyte's closing stock price on October 2, 2017 was $3.63 per share.

        On October 18, 2017, Prakash Raman, the then Global Head of Oncology Business Development and Licensing at Novartis, and Nigel Sheail, Global Head of Mergers & Acquisitions and Business Development & Licensing at Novartis, spoke by telephone with Michael Sherman, Endocyte's Chief Executive Officer, Michael Andriole, Endocyte's Chief Financial Officer, and Matt Call, Endocyte's Vice President of Business Development. On that telephone call, Messrs. Raman and Sheail expressed an interest in learning more about PSMA-617. The parties agreed to stay in contact, although no formal follow-up meetings or calls were scheduled.

        On November 15, 2017, Mr. Sherman spoke with Mr. Sheail by telephone to discuss the potential strategic fit between Novartis and Endocyte. They agreed to meet in-person at an industry conference in January 2018 to continue their conversation.

        On January 8, 2018, representatives of Novartis, including Messrs. Sheail and Raman, met in-person with representatives of Endocyte, including Messrs. Sherman, Andriole and Call, to further discuss Novartis' interest in PSMA-617. The Endocyte representatives provided an update on Endocyte's program developments since October 2017, including clinical trial plans. The Endocyte representatives also presented information regarding the key attributes of Endocyte's CAR-T cell therapy program.

        Also on January 8, 2018, Messrs. Andriole and Call had an in-person meeting with executives from a pharmaceutical and biotechnology company (referred to in this proxy statement as "Party A") to discuss a potential partnership between Party A and Endocyte with respect to PSMA-617 in certain geographies outside of the United States. Party A indicated shortly thereafter that it was not interested in any such partnership with respect to PSMA-617.

        On February 26, 2018, Endocyte issued press releases announcing the design of its Phase 3 VISION trial for 177Lu-PSMA-617 and an agreement between Endocyte and a third party for clinical supply of no-carrier-added Lutetium for the manufacture of 177Lu-PSMA-617 for use in Endocyte's Phase 3 VISION trial.

        On February 28, 2018, Endocyte announced that it had priced an underwritten public offering of our common stock at a public offering price of $4.20 per share, pursuant to which Endocyte received aggregate net proceeds of approximately $80.9 million, after deducting underwriting discounts and commissions and offering expenses. This offering closed on March 2, 2018.

        On March 16, 2018, Messrs. Raman and Sheail spoke by telephone with Messrs. Sherman and Andriole to discuss the potential for a strategic fit between Endocyte and Novartis and various possible transactions in which Novartis and Endocyte might engage, including a potential acquisition of Endocyte by Novartis. Messrs. Raman and Sheail expressed a potential interest in delivering a transaction proposal to Endocyte management. Messrs. Raman and Sheail also discussed with Mr. Sherman the anticipated timing of U.S. Food and Drug Administration ("FDA") approval of 177Lu-PSMA-617.

        On March 16, 2018, following the telephone call between Messrs. Raman and Sheail and Messrs. Sherman and Andriole, Mr. Andriole informed a representative of Centerview, Endocyte's financial advisor, of the potential of an offer from Novartis to acquire Endocyte. Endocyte determined to select Centerview as its financial advisor based on Centerview's reputation and experience and in consideration of Centerview's existing relationships with Novartis that Centerview had previously disclosed orally to Endocyte.

        On March 22, 2018, our board held a telephonic update call, with representatives of Faegre Baker Daniels LLP ("FaegreBD"), Endocyte's outside legal counsel, in attendance. Mr. Sherman discussed with our board Novartis' interest in a potential acquisition of Endocyte. During that update call, a representative of FaegreBD advised the directors of their fiduciary duties in connection with evaluating a potential change of control transaction.

        On April 20, 2018, Mr. Raman informed Mr. Sherman that members of Novartis management had considered a potential acquisition of Endocyte and that a formal written proposal would be forthcoming on or around April 27, 2018.

        On April 27, 2018, Messrs. Raman and Sheail called Mr. Sherman and proposed a non-binding offer for an all-cash acquisition of Endocyte by Novartis at a price of $12.50 per share of our common stock (the "April 27 Non-Binding Offer"), subject to Novartis' satisfactory completion of due diligence and other customary conditions, and indicated that a letter to that effect would be sent the following week. Mr. Sherman indicated that he would discuss the April 27 Non-Binding Offer with our board, but that he did not believe our board would be receptive to a transaction at that price. The closing price per share of our common stock on April 26, 2018, the last full trading day prior to the April 27 Non-Binding Offer, was $9.33.

        On April 28, 2018, at the direction of Endocyte management, a representative of Centerview had a preliminary call with representatives of Novartis to discuss the April 27 Non-Binding Offer that had been communicated orally to Mr. Sherman the previous day.

        On April 30, 2018, at the direction of Endocyte management, a Centerview representative discussed the April 27 Non-Binding Offer with Mr. Sheail and informed Mr. Sheail that Endocyte would be holding a regularly scheduled board meeting on May 3, 2018.

        On April 30, 2018, Mr. Sheail had a telephone call with Mr. Sherman. Mr. Sherman informed Mr. Sheail that he had discussed the April 27 Non-Binding Offer with Centerview and that Mr. Sherman was supportive of presenting a proposal to our board. Mr. Sherman proposed, however, that Novartis revise its proposal to increase its offer price and that Novartis memorialize the revised proposal in a letter to be sent to Mr. Sherman before the May 3, 2018 meeting of our board. In his conversation with Mr. Sheail, Mr. Sherman indicated that he did not believe that our board would be interested in a transaction at the price offered in the April 27 Non-Binding Offer, but that our board may be willing to provide Novartis with limited initial due diligence subject to entering into a confidentiality agreement.

        Also on April 30, 2018, following the telephone call between Mr. Sheail and Mr. Sherman, Mr. Sheail, in separate phone calls, informed both a Centerview representative and Mr. Sherman that Novartis would increase its proposed non-binding offer price to $13.00 per share of our common stock and memorialize the revised proposal in a letter to be sent to Mr. Sherman before the May 3, 2018 meeting of our board.

        On April 30, 2018, following the prior discussions between Mr. Sheail and each of Mr. Sherman and a Centerview representative, Mr. Sheail sent a letter to Mr. Sherman reflecting a non-binding offer for an all-cash acquisition of Endocyte by Novartis at a price of $13.00 per share of our common stock (the "April 30 Non-Binding Offer"), subject to Novartis' satisfactory completion of due diligence and other customary conditions. The closing price per share of our common stock on April 27, 2018, the last full trading day prior to the April 30 Non-Binding Offer, was $9.40.

        On May 3, 2018, Endocyte and Novartis entered into a confidentiality agreement (which did not include a standstill provision) and scheduled an in-person meeting to discuss the April 30 Non-Binding Offer to be held in London, England on May 4, 2018.

        Also on May 3, 2018, our board held a regularly scheduled meeting. Messrs. Andriole and Call and Dave McAvoy, Endocyte's general counsel, attended the meeting, as did representatives of FaegreBD and Centerview. Mr. Sherman provided an overview of the April 30 Non-Binding Offer. Representatives of FaegreBD summarized the fiduciary duties of the directors in connection with their review and consideration of the proposal and any potential acquisition of Endocyte. Representatives of Centerview presented a preliminary financial analysis of the April 30 Non-Binding Offer. Representatives of Centerview discussed with our board their historic relationship with Novartis. In recognition of the strong strategic fit between Novartis and Endocyte, our board expressed support for management to follow through with the scheduled meeting the next day in London, England.

        On May 4, 2018, members of Novartis' management team, including Messrs. Raman and Sheail, and a representative of PJT Partners Inc. ("PJT Partners"), Novartis' financial advisor, met with Messrs. Sherman and Andriole and a Centerview representative to discuss the April 30 Non-Binding Offer. Endocyte management explained its view of Endocyte's value and the assumptions underlying that view, and communicated that the April 30 Non-Binding Offer did not fully reflect that value. Endocyte management also presented certain information relating to Endocyte's business and operations. The Novartis representatives expressed continued interest in Endocyte and indicated that they would continue to assess their valuation of Endocyte including based on information presented by Endocyte at the meeting.

        On May 7, 2018 and May 8, 2018, representatives of Novartis and PJT Partners had several calls with a Centerview representative regarding, among other matters, potential transaction timing, certain due diligence matters and information relating to Endocyte's business and operations. The representatives of Novartis and PJT Partners and the Centerview representative also discussed the potential for certain of the information about Endocyte's business and operations to increase Novartis' valuation of Endocyte and result in Novartis increasing its proposed offer.

        On May 10, 2018, a PJT Partners representative informed a representative of Centerview that Novartis was considering providing a revised non-binding proposal with an increased offer price in the coming days.

        On May 11, 2018, in light of Philip Low's arrangements with Novartis over the past three years relating to scientific and therapeutic matters in connection with Dr. Low's work, which were wholly unrelated to the merger, as described further in the section entitled "The Merger (Proposal 1)—Interests of Endocyte's Directors and Executive Officers in the Merger—Certain Arrangements with Novartis," our board adopted resolutions appointing a special committee comprising all Endocyte directors other than Dr. Low. The special committee was authorized to consider and take action with respect to, and manage and oversee, a potential strategic transaction involving Endocyte.

        On May 11, 2018, a telephone call was held between representatives of Novartis, Messrs. Sherman and Andriole, Centerview representatives and PJT Partners representatives, to discuss certain due diligence matters.

        On May 15, 2018, a representative of PJT Partners informed a representative of Centerview that a potential revised non-binding proposal from Novartis may be communicated in the coming days.

        On May 18, 2018, Messrs. Sheail and Raman called Mr. Sherman to communicate Novartis' increased non-binding offer for an all-cash acquisition of Endocyte by Novartis at a price of $18.00 per share of our common stock (the "May 18 Non-Binding Offer"), subject to Novartis' satisfactory completion of due diligence and other customary conditions. Messrs. Sheail and Raman requested that Endocyte negotiate with Novartis on an exclusive basis so that Novartis could complete confirmatory due diligence quickly. Mr. Sherman communicated that he would update the special committee on the May 18 Non-Binding Offer. The closing price per share of our common stock on May 17, 2018, the last full trading day prior to the May 18 Non-Binding Offer, was $13.51.

        On May 18, 2018, following the call between Messrs. Sheail and Raman and Mr. Sherman, a PJT representative and a Centerview representative held a telephone call to discuss the May 18 Non-Binding Offer.

        On May 21, 2018, a meeting of the special committee was held to review the May 18 Non-Binding Offer. Messrs. Andriole, Call and McAvoy, and representatives of FaegreBD and Centerview, attended the meeting. A FaegreBD representative reminded the members of the special committee of the role and mandate of the special committee. Representatives of Centerview discussed with our board that Centerview had performed certain financial advisory services for Novartis on an ongoing basis with respect to matters unrelated to Endocyte. Centerview subsequently provided written disclosure to our board reflecting such discussion. Mr. Sherman updated the special committee on the interactions with Novartis since the last board meeting. The special committee discussed potential benefits as well as risks associated with exploring a sale of Endocyte at that time, and a Centerview representative discussed with the special committee Centerview's preliminary financial analysis of the May 18 Non-Binding Offer. The special committee and Endocyte management reviewed and discussed management's valuation model and the assumptions underlying the model. The special committee determined that the May 18 Non-Binding Offer was inadequate, but that it would be in the best interests of Endocyte and its stockholders to allow Novartis and its advisors to undertake a due diligence review of Endocyte on the basis that Novartis may increase its proposal as a result of its due diligence review.

        On May 22, 2018, Mr. Sherman called Messrs. Raman and Sheail to convey that the special committee had determined that the May 18 Non-Binding Offer was inadequate, but if Novartis believed it could identify additional value in the due diligence process, Endocyte would allow Novartis access to due diligence materials in an electronic data room over the coming weeks and would not provide similar due diligence access to any other third parties for a limited period of time given the accelerated timetable. Mr. Sherman and Messrs. Raman and Sheail also discussed potential timing for a transaction.

        On May 22, 2018, following the discussion between Mr. Sherman and Messrs. Raman and Sheail, a telephone call between a representative of Centerview and a representative of PJT Partners was held to discuss the May 18 Non-Binding Offer and expectations for due diligence.

        Also on May 22, 2018, Mr. Raman had a telephone call with Mr. Andriole to discuss a potential revised confidentiality agreement and certain due diligence matters. A representative of Novartis subsequently sent to Endocyte a draft revised confidentiality agreement that included a standstill provision.

        On May 23, 2018, representatives of each of Endocyte, Novartis, Centerview and PJT Partners had a telephone call regarding certain due diligence matters and transaction process including potential process for drafting and negotiating a merger agreement.

        Also on May 23, 2018, a representative of Cravath, Swaine & Moore LLP ("Cravath"), Novartis' outside legal counsel, discussed the terms of the confidentiality agreement with representatives of FaegreBD.

        Also on May 23, 2018, Centerview provided a report to our board and the special committee regarding Centerview's relationship with Novartis.

        On May 24, 2018, Endocyte and Novartis entered into the revised confidentiality agreement that included a standstill provision that falls away upon execution of a merger agreement with a third party. Endocyte subsequently granted data room access to Novartis and its advisors.

        On May 30, 2018, Cravath sent an initial draft of a merger agreement to FaegreBD.

        On June 3, 2018, Messrs. Sherman and Andriole met with representatives of Novartis, including Mr. Raman, for dinner during a scientific conference, to discuss the proposed transaction.

        On June 4, 2018, representatives of FaegreBD sent a revised draft of the merger agreement to Cravath.

        Later on June 4, 2018, Mr. Raman called Mr. Sherman to inform him that Novartis had reservations about proceeding with the proposed transaction at that time due to ongoing regulatory and clinical dynamics.

        Also on June 4, 2018, the special committee held a meeting, with Mr. Andriole and representatives of FaegreBD attending. At the meeting, Mr. Sherman described Novartis' reservations with acquiring Endocyte as communicated to him by Mr. Raman. The special committee discussed this development and determined that, while Endocyte management should explore whether Novartis no longer has a continued interest at that time in pursuing a potential acquisition of Endocyte, it would be in the best interests of Endocyte and its stockholders for the management team to focus on executing Endocyte's clinical programs in the absence of any such continued interest from Novartis.

        On June 5, 2018, at the direction of Endocyte management, a representative of Centerview contacted Mr. Sheail and a representative of PJT Partners to discuss Novartis' reservations about proceeding with the proposed transaction at that time.

        On June 8, 2018, at the direction of Endocyte management, a Centerview representative proposed to Mr. Sheail and a representative of PJT Partners that Endocyte management hold a telephonic meeting with Novartis representatives to discuss any outstanding questions Novartis had regarding due diligence matters.

        On June 11, 2018, at the direction of Endocyte management, a representative of Centerview sent to Mr. Sheail and a representative of PJT Partners certain information prepared by Endocyte management to address Novartis' questions in advance of a telephonic meeting later that day.

        On June 12, 2018, on a telephone conference with Novartis representatives, Endocyte management responded to Novartis' questions regarding various items.

        During the period between June 12, 2018 and June 14, 2018, representatives of Centerview informed Endocyte management that two pharmaceutical and biotechnology companies (referred to in this proxy statement as "Party B" and "Party C"), each with an interest in new modalities in cancer treatment, including radio-ligand therapy, may have an interest in a potential acquisition of Endocyte. Based on Party B's and Party C's respective stated interest in the types of therapeutics under development by Endocyte, representatives of Centerview discussed with Endocyte management whether Centerview should propose that Party B and Party C contact Endocyte management directly regarding a potential acquisition of Endocyte. With the concurrence of Endocyte management, representatives of Centerview suggested that each of Party B and Party C contact Endocyte management to convey any interest directly.

        On June 18, 2018, a representative of Party C contacted Mr. Sherman to indicate Party C's interest in an acquisition of Endocyte. They agreed that an in-person meeting between the respective management teams of Endocyte and Party C should occur. The parties and their respective legal counsel began negotiating a confidentiality agreement.

        On June 20, 2018, an introductory call was held between representatives of Party B and Messrs. Sherman and Andriole. The parties and their respective legal counsel began negotiating the terms of a confidentiality agreement.

        On June 22, 2018, Mr. Raman emailed Mr. Sherman to further confirm its decision not to proceed with an acquisition of Endocyte at that time.

        On June 25, 2018, Party C and Endocyte entered into a confidentiality agreement containing a customary standstill provision that falls away upon execution of a merger agreement with a third party.

        On June 26, 2018, Messrs. Sherman, Andriole and Call had an in-person meeting with representatives of Party C to provide a management presentation and general overview of Endocyte's drug candidates.

        On June 27, 2018, Endocyte and Party B entered into a confidentiality agreement, which did not contain a standstill provision.

        Later on June 27, 2018, Messrs. Sherman, Andriole and Call held a telephone conference with representatives of Party B to provide a general overview of Endocyte's drug candidates.

        On June 29, 2018, representatives of Centerview engaged in ordinary course discussions with representatives of a pharmaceutical and biotechnology company (referred to in this proxy statement as "Party D"), including with respect to Party D's interest in the high growth oncology industry. Based on Party D's interest in high growth, first-in-class oncology products and, at the prior suggestion of Endocyte management, during the course of such discussions, representatives of Centerview disclosed to Party D that Endocyte could be open to a potential strategic transaction with Party D.

        Later on June 29, 2018, Party B conveyed via email to representatives of Endocyte that it was interested in commencing a due diligence investigation of Endocyte.

        On June 30, 2018, Party C was given access to Endocyte's electronic data room.

        On July 2, 2018, Party B was given access to Endocyte's electronic data room.

        On July 2, 2018, Party D conveyed to representatives of Centerview that it was not interested in pursuing an acquisition of Endocyte.

        Also on July 2, 2018, representatives of Party C and members of Endocyte's management team had a telephone call to discuss certain matters relating to the manufacture and supply of 177Lu-PSMA-617.

        Later on July 2, 2018, the special committee held a meeting, with Messrs. Andriole and McAvoy, and representatives of FaegreBD and Centerview, in attendance. A representative of FaegreBD reminded the members of the special committee of their fiduciary duties in connection with their review of a strategic transaction. Mr. Sherman reported on communications with, and the current status of the due diligence being performed by, each of Party B and Party C. The Centerview representative then discussed with the special committee the transaction process to date, including possible interest from other potential acquirers. The special committee authorized Centerview to contact other potential acquirers of Endocyte to determine their potential interest in a transaction with Endocyte. The special committee approved the formal engagement of Centerview as financial advisor to Endocyte, and Endocyte and Centerview executed an engagement letter on July 3, 2018.

        On July 9, 2018 and July 16, 2018, Centerview provided written reports to the special committee regarding its historical and ongoing relationships with potential acquirers other than Novartis that might be contacted in connection with a potential sale of Endocyte.

        On July 10, 2018 and July 11, 2018, telephonic discussions were held between representatives of Endocyte and Party B relating to certain due diligence matters.

        On July 12, 2018, a telephonic discussion was held between representatives of Endocyte and Party C relating to certain due diligence matters.

        Also on July 12, 2018, at the direction of the special committee, representatives of Centerview contacted four additional parties that were considered to be potentially interested strategic acquirers by reason of having either an active clinical program in prostate cancer or expertise in radioligand therapies. Each of the four parties, after completing a preliminary evaluation of Endocyte's technologies, determined not to proceed with a potential acquisition of Endocyte. Endocyte did not enter into a confidentiality agreement with any of these parties.

        On each of July 13, 2018 and July 17, 2018, representatives of Endocyte and Party B held a telephone call regarding certain manufacturing and supply matters.

        On July 19, 2018, our board held a meeting, with Messrs. Andriole and McAvoy and representatives of FaegreBD in attendance. Mr. Andriole updated our board on the status of a potential strategic transaction, including the status of due diligence being conducted by Party B and Party C, outreach efforts to determine possible interest from other potential strategic acquirers, expected timing for any potential offers and other related matters. The board then reviewed and discussed the reports by Centerview relating to their historical and ongoing relationships with potential acquirers of Endocyte.

        On July 30, 2018, a representative of Party C conveyed to a Centerview representative that Party C was working to revise its sales forecast of 177Lu-PSMA-617 and intended to provide feedback to Endocyte on such forecast.

        Also on July 30, 2018, Party B informed Endocyte that it was not interested in further pursuing an acquisition of Endocyte.

        On August 14, 2018, Party C communicated to a representative of Centerview that Party C was no longer interested in pursuing an acquisition of Endocyte. At this time, Endocyte was no longer in discussions with any party concerning a potential acquisition of Endocyte.

        On September 10, 2018, Endocyte publicly announced that the FDA supported Endocyte using radiographic progression-free survival as a regulatory endpoint for full approval in Endocyte's VISION trial of 177Lu-PSMA-617, which potentially accelerated the time to pivotal clinical trial data by one year, to the end of 2019, and potentially increased the probability of technical success in the trial.

        Also on September 10, 2018, Endocyte filed a preliminary prospectus with the SEC relating to the issuance of additional shares of our common stock.

        On September 11, 2018, Endocyte announced that it had priced an underwritten public offering of shares of our common stock at a public offering price of $18.50 per share, pursuant to which Endocyte received aggregate net proceeds of approximately $188.9 million, after deducting underwriting discounts and commissions and offering expenses. This offering closed on September 14, 2018.

        On September 13, 2018, David Gilman, Global Head of Oncology Business Development and Licensing and Portfolio Management at Novartis, contacted Mr. Sherman indicating that Novartis may have a renewed interest in a potential transaction with Endocyte in light of the recent announcement of the new regulatory endpoint for Endocyte's clinical trial. Mr. Sherman agreed to share supporting documentation regarding such new regulatory endpoint with Novartis in advance of a subsequent call to be scheduled between representatives of Novartis and Endocyte.

        On each of September 14, 2018 and September 18, 2018, Mr. Gilman contacted Mr. Sherman to discuss a potential transaction between Novartis and Endocyte, including ongoing analysis that Novartis was working on in connection with a potential transaction.

        On September 21, 2018, representatives of Novartis, including Messrs. Sheail and Gilman, called Messrs. Sherman and Andriole to indicate that Novartis would like to re-engage with Endocyte with respect to a potential acquisition of Endocyte. Mr. Sheail proposed a non-binding offer for an all-cash acquisition of Endocyte by Novartis at a price of $23.00 per share of our common stock (the "September 21 Non-Binding Offer"), subject to Novartis' satisfactory completion of due diligence and other customary conditions. Mr. Sherman noted that he would inform the special committee of the September 21 Non-Binding Offer. The September 21 Non-Binding Offer was subsequently confirmed in writing by a letter from Ms. Keren Haruvi, Global Head of Mergers and Acquisitions at Novartis, to Endocyte. The closing price per share of our common stock on September 20, 2018, the last full trading day prior to the September 21 Non-Binding Offer, was $17.63.

        The special committee met on September 23, 2018, with Messrs. Andriole, Call and McAvoy and representatives from FaegreBD and Centerview in attendance. A representative from FaegreBD reminded the special committee members of their fiduciary duties in connection with their review of a potential sale of Endocyte. Mr. Sherman reported that Novartis had reinitiated contact with Endocyte to communicate a non-binding proposal to acquire Endocyte at an increased offer price. Mr. Sherman also provided the special committee with an update on communications with other potential buyers of Endocyte, all of which had declined to submit a proposal to acquire Endocyte. A representative from Centerview discussed a preliminary financial analysis of the September 21 Non-Binding Offer. Mr. Andriole and the Centerview representative provided a detailed review of management's valuation model, which had been revised as compared to an earlier version prepared at the time of the May 18 Non-Binding Offer to reflect updates to Endocyte's business and operations since that time. Management's valuation model is described in more detail in the section below entitled "—Certain Endocyte Unaudited Prospective Financial Information." The special committee discussed the material risks, uncertainties and opportunities facing Endocyte if it were to remain a stand-alone company, and determined that it was in the best interests of Endocyte and its stockholders to re-engage in discussions with Novartis. The special committee authorized Endocyte management to re-engage in discussions with Novartis regarding Novartis' proposal. The special committee instructed Endocyte management to counter Novartis' proposal with a price of $27.00 per share of our common stock and to offer Novartis an exclusivity period of two weeks.

        On September 23, 2018, Mr. Sherman contacted representatives of Novartis to inform them of the counterproposal of $27.00 per share of our common stock and a two-week exclusivity period. The closing price per share of our common stock on September 21, 2018, the last full trading day prior to the counterproposal, was $17.53.

        On September 24, 2018, a Centerview representative received a call from a representative of Party C to discuss the FDA's support of radiographic progression-free survival as a regulatory endpoint for full approval in Endocyte's VISION trial of 177Lu-PSMA-617. The Party C representative confirmed that Party C was still not interested in pursuing an acquisition of Endocyte at that time.

        On September 25, 2018, Messrs. Sheail and Gilman held a telephone call with Mr. Sherman to submit a revised non-binding offer for an all-cash acquisition of Endocyte by Novartis at a price of $24.00 per share of our common stock (the "September 25 Non-Binding Offer"), subject to Novartis' satisfactory completion of due diligence and other customary conditions. Mr. Sherman conveyed that he expected that Novartis would find additional value beyond $24.00 per share as it completed its due diligence review of Endocyte. Novartis was subsequently granted access to Endocyte's electronic data room. The closing price per share of our common stock on September 24, 2018, the last full trading day prior to the September 25 Non-Binding Offer, was $18.24.

        On September 26, 2018, Centerview provided updated disclosure regarding its relationship with Novartis.

        During the following weeks, representatives of each of Endocyte, Novartis, Centerview, FaegreBD and Cravath held a series of calls regarding various due diligence matters in the course of Novartis performing due diligence on Endocyte.

        On October 8, 2018, representatives of Cravath sent a revised draft of the merger agreement to representatives of FaegreBD.

        Between October 8, 2018 and the execution of the merger agreement on October 17, 2018, representatives of FaegreBD and Cravath had a series of telephone calls to negotiate the terms of the merger agreement.

        Also on October 8, 2018, the special committee held a meeting, with Mr. Andriole and representatives of FaegreBD in attendance. Messrs. Sherman and Andriole reported on the status of

Novartis' due diligence review. Representatives of FaegreBD provided an overview of the merger agreement and reminded the members of the special committee of their fiduciary duties in considering a potential transaction, and reviewed updated information regarding Centerview's historical and ongoing relationships with Novartis, which relationships had previously been disclosed in writing to the board in May 2018. In light of the increased likelihood that Endocyte would enter into a transaction with Novartis, the special committee determined to engage a second financial advisor that did not have material investment banking relationships with Novartis. The special committee determined, based on Jefferies' familiarity with Endocyte and its business and Jefferies' experience in mergers and acquisition transactions similar to the proposed transaction with Novartis, to direct management to engage Jefferies as a second financial advisor to provide additional financial perspectives to our board and the special committee regarding any potential transaction involving Novartis.

        On October 10, 2018, Mr. Sheail and Mr. Sherman had a telephonic discussion regarding the transaction process and potential timing for entering into a transaction.

        On October 11, 2018, representatives of FaegreBD delivered a revised draft of the merger agreement to representatives of Cravath.

        On October 12, 2018, Mr. Sheail and Mr. Sherman discussed the status of Novartis' due diligence review and the transaction process, including recent changes in stock market prices and the potential impact of such changes on the proposed merger consideration.

        Also on October 12, 2018, the special committee held a meeting with Messrs. Andriole, Call and McAvoy, and representatives of FaegreBD in attendance. Messrs. Sherman and Andriole updated the special committee on the status of Novartis' due diligence. A representative of FaegreBD reviewed for the special committee members the nature and scope of their fiduciary duties in connection with consideration of a transaction. A representative of FaegreBD also provided an update on the negotiations relating to the merger agreement. Mr. Andriole reported on the process of engaging Jefferies as a second financial advisor in accordance with the prior direction of the special committee, including that Jefferies had provided certain information for our board and the special committee that indicated that Jefferies had not provided financial advisory or financing services to Novartis during the prior two years. Subsequent to this special committee meeting, Endocyte engaged Jefferies as a financial advisor.

        On October 13, 2018, representatives of Cravath sent a revised draft of the merger agreement to FaegreBD.

        On October 15, 2018, Mr. Sheail and Mr. Sherman had a telephone call to discuss the status of due diligence and merger agreement negotiations. On this call, Mr. Sheail reaffirmed the $23.00 per share offer price included in the September 21 Non-Binding Offer and indicated that at that time and based on its valuation and due diligence analysis, Novartis would not increase its offer price to $24.00 per share or more. Mr. Sheail also made a proposal to reach agreement on a number of outstanding issues under the merger agreement. Mr. Sherman responded that he would discuss Mr. Sheail's proposal with the special committee. Mr. Sherman also indicated that Endocyte desired entering into a transaction, if any, in a timely manner in light of serious disruption to Endocyte's business that could occur in the event of a leak. Mr. Sheail's proposal as discussed orally by telephone was subsequently confirmed in writing, and later that day Cravath provided a revised merger agreement to FaegreBD reflecting the terms described by Mr. Sheail.

        On October 15, 2018, the special committee met with Messrs. Andriole and Call, and representatives of FaegreBD and representatives of Centerview, to discuss the $23.00 per share price and the revised merger agreement. A representative of FaegreBD reminded the special committee members of their fiduciary duties in connection with consideration of a potential transaction. After discussion, the special committee determined that it was in the best interests of Endocyte and its stockholders to continue working with Novartis to reach a mutually agreed transaction. The special committee authorized Endocyte management to further negotiate with Novartis to obtain transaction terms favorable to Endocyte including an increased offer price.

        On October 16, 2018, Mr. Sheail and Mr. Sherman held several conversations regarding Novartis' proposal and the terms of the merger agreement, and agreed in principle (subject to the approval of each party's board of directors and the Endocyte special committee) to an increase in the offer price per share from $23.00 to $24.00.

        On October 16, 2018, representatives of FaegreBD sent a revised draft of the merger agreement to representatives of Cravath. Representatives of Cravath and FaegreBD had a telephone call to discuss and resolve any outstanding issues in the merger agreement. Later that day, representatives of Cravath sent a further revised draft of the merger agreement to representatives of FaegreBD.

        Early on October 17, 2018, representatives of FaegreBD sent to Cravath a revised draft of the merger agreement.

        Later on October 17, 2018, Mr. Sheail and Mr. Sherman reached final agreement on terms of the merger agreement, and representatives of FaegreBD and Cravath then finalized the merger agreement.

        Shortly thereafter on October 17, 2018, the special committee and our board held a joint meeting with representatives of FaegreBD, Messrs. Andriole, Call and McAvoy and, for portions of the meeting, representatives of Centerview and Jefferies, in attendance. Representatives of FaegreBD reviewed with the special committee and our board their fiduciary duties as well as certain key legal terms of the merger agreement. Representatives of Centerview reviewed with the special committee and our board Centerview's financial analysis of the merger consideration of $24.00 per share, and rendered to the special committee and our board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 17, 2018 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of our common stock (other than certain shares as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Jefferies reviewed its financial analysis of the $24.00 per share merger consideration with our board and the special committee and rendered an oral opinion, confirmed by delivery of a written opinion dated October 17, 2018, to our board and the special committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in the opinion, the $24.00 per share merger consideration to be received by holders of Endocyte common stock (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following additional discussion and consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the special committee unanimously: (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement, and (iii) recommended that our board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement. Subsequently, our board (upon the unanimous affirmative recommendation of the special committee) unanimously: (a) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders; (b) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement; (c) authorized and approved the execution, delivery and performance by Endocyte of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and (d) recommended that the holders of shares of Endocyte common stock adopt the merger agreement and directed that the merger agreement be submitted to Endocyte's stockholders at a special meeting of stockholders of Endocyte. Representatives of FaegreBD also reviewed with our board a proposed amendment to Endocyte's bylaws regarding an exclusive forum bylaw. Following discussion, our board determined that the exclusive forum bylaw was in the best interests of Endocyte and its stockholders, and unanimously approved the exclusive forum bylaw. The compensation committee of our board also approved certain employment compensation, severance and other employee benefit arrangements with respect to the employees of Endocyte.

        Later in the day on October 17, 2018, Endocyte, Novartis, and Merger Sub executed the merger agreement.

        Before the opening of trading on the Nasdaq Global Market on October 18, 2018, Endocyte issued a press release announcing the execution of the merger agreement.

Reasons for the Recommendation of the Special Committee and our Board

        The special committee and our board carefully considered the merger agreement and the transactions contemplated by the merger agreement, including the merger, and consulted with Endocyte's management, as well as with Endocyte's outside legal and financial advisors. The special committee and our board took into account numerous factors, including, but not limited to, the material factors listed below. After careful consideration, including analysis by each of the special committee and our board of possible alternatives to the proposed transaction and the risks associated with such possible alternatives, the special committee, at a meeting described above on October 17, 2018, unanimously: (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that our board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement. Subsequently, our board (upon the unanimous affirmative recommendation of the special committee), at a meeting described above on October 17, 2018, unanimously: (a) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders; (b) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement; (c) authorized and approved the execution, delivery and performance by Endocyte of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and (d) recommended that the holders of Endocyte's common stock adopt the merger agreement and directed that the merger agreement be submitted to Endocyte's stockholders at a special meeting of stockholders of Endocyte. In connection with their respective determinations, the special committee and our board considered and evaluated a number of factors and benefits, including, but not limited to, the following material factors and benefits, each of which the special committee and our board believed supported their unanimous determinations:

  •
  The Merger Maximizes Stockholder Value.  The special committee's and our board's belief, after a review of other strategic alternatives reasonably available to Endocyte (including continuing to operate on a stand-alone basis), in each case taking into account the potential benefits, risks and uncertainties (including uncertainties in the macroeconomic environment in general) associated with those alternatives, including the timing and likelihood of actually achieving any of those alternatives, that the merger represents Endocyte's best prospect for maximizing stockholder value;

  •
  Merger Consideration.  The relative value provided by the all-cash merger consideration of $24.00 per share as compared to the current and historical trading prices of our common stock, including that the merger consideration represented: (i) an approximately 50.5% premium over the closing price per share of our common stock on October 16, 2018 (the last full trading day before the meeting of the special committee and our board at which the merger agreement and the transactions contemplated thereby, including the merger, were approved) and (ii) a premium of approximately 35.2% to the average closing price per share for the 30 trading days prior to October 16, 2018;

  •
  More Favorable than Remaining Independent.  The special committee's and our board's belief that the all-cash merger consideration of $24.00 per share, taking into account their familiarity with the business, operations, prospects, strategic and operating plans, assets, liabilities and financial condition of Endocyte, and the relative certainty and liquidity of the all-cash merger consideration, is more favorable to Endocyte's stockholders than the potential value that could reasonably be expected to be generated from the alternative of Endocyte continuing to operate independently and pursuing its current business and financial plans on a standalone basis;

  •
  Product Development, Regulatory and Supply Chain Risks.  The fact that Endocyte's lead product candidate, 177Lu-PSMA-617, has not yet been approved by the FDA or by any similar non-U.S. regulatory body, as well as the status and prospects for Endocyte's product candidate pipeline, including 225Ac-PSMA-617 (for which Endocyte does not have any prospective clinical data and with respect to which Endocyte has yet to start a clinical program) and its CAR-T cell therapy program (for which Endocyte does not have any clinical data), each of which is in the preclinical stage of research and development. The board and the special committee considered (i) the risks inherent in the research, development, regulatory review and potential future commercialization of these product candidates (including 177Lu-PSMA-617), (ii) the risks related to market acceptance of 177Lu-PSMA-617 and Endocyte's other product candidates, if approved, (iii) the unique supply chain risks associated with radiotherapy products, and (iv) other factors potentially impacting the revenues and profitability of biotechnology and pharmaceutical products generally;

  •
  Product Launch and Commercialization Risks and Costs.  The special committee's and our board's assessment of the significant risks, uncertainties and costs associated with Endocyte successfully launching and commercializing its product candidates, including 177Lu-PSMA-617, as a standalone company and the impact such launch and commercialization would have on increasing stockholder value substantially in excess of the merger consideration, including, among other things, the costs and risks associated with: building a commercial infrastructure, hiring or leasing a sales force or entering into collaboration agreements with larger pharmaceutical companies that have established capabilities in commercializing cancer technologies, and launching and marketing 177Lu-PSMA-617 for prostate cancer (assuming 177Lu-PSMA-617 receives marketing approval); continuing the development of other pipeline drug candidates or acquisition of other commercial or pipeline assets, including Endocyte's CAR-T cell therapy program; competition from existing drugs and drugs under development; commercial drug sales; the ability to make differentiated product claims for 177Lu-PSMA-617 in connection with reimbursement and product pricing; Endocyte potentially requiring additional capital in order to execute on its strategy before achieving profitability and the potential cost of capital, including the associated dilution to existing Endocyte stockholders; the unique nature of the supply chain for 177Lu-PSMA-617 and other radiotherapy products (including, among other things, the very short timelines from manufacturing to administration); and transforming a biotechnology company focused on product development into a profitable pharmaceutical company with sufficient scale and sales execution ability to compete effectively;

  •
  Potential Counterparties.  The fact that, during the period in which Novartis was considering an acquisition of Endocyte, representatives of Endocyte and Centerview contacted or were contacted by eight potential counterparties, and Endocyte entered into confidentiality agreements with, engaged in due diligence with and provided management presentations to three potential counterparties, each of which ultimately declined to submit a proposal to acquire Endocyte;

  •
  Arms' Length Negotiations.  The course of extensive, arms' length negotiations with Novartis, including the fact that the merger consideration and the other terms of the merger agreement resulted from negotiations between Endocyte (including the special committee and our board) and its representatives and advisors, FaegreBD and Centerview, on the one hand, and Novartis and its representatives and advisors, on the other hand, that in the special committee's and our board's belief resulted in the merger consideration representing the highest per share consideration that could have been negotiated and merger agreement terms that were the most favorable terms to Endocyte in the aggregate to which Novartis was willing to agree;

  •
  Opinions of Endocyte's Financial Advisors.  (i) The oral opinion of Centerview, rendered to the special committee and our board on October 17, 2018, which was subsequently confirmed by delivery of a written opinion dated October 17, 2018 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders as further described below in "The Merger (Proposal 1)—Opinion of Centerview Partners LLC," and (ii) the opinion, dated October 17, 2018, of Jefferies to the special committee and our board as to the fairness, from a financial point of view and as of such date, of the $24.00 per share merger consideration to be received by holders of Endocyte common stock (other than as specified in such opinion) pursuant to the merger agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described below in "The Merger (Proposal 1)—Opinion of Jefferies LLC";

  •
  Transaction Consummation.  The likelihood that the merger will be consummated, based on, among other things:

  •
  the closing conditions to the transaction, which the special committee and our board considered to be appropriately limited in scope;

  •
  the commitment made by Novartis and Endocyte to cooperate with each other and use their respective reasonable best efforts to obtain required regulatory approvals, including under the HSR Act and applicable foreign antitrust laws (including, under certain circumstances and subject to specified limitations, Novartis' commitment to take certain actions with respect to certain assets) and Section 721 of the Defense Production Act, as discussed further under "The Merger Agreement—Efforts to Obtain Regulatory Approvals";

  •
  Novartis' agreement to pay a termination fee of $150 million if the merger agreement is terminated in certain circumstances relating to regulatory matters, as discussed further under "The Merger Agreement—Termination Fees and Expense Reimbursement";

  •
  the option to extend the outside date by which the merger must be consummated to April 17, 2020, if the merger has not theretofore been consummated because required regulatory approvals have not been obtained;

    •
    the definition of company material adverse effect, as discussed further under "The Merger Agreement—Representations and Warranties; Material Adverse Effect"; and

    •
    the absence of a financing condition;

  •
  Terms of the Merger Agreement; Ability to Consider, Receive and Respond to Unsolicited Proposals and Change the Recommendation.

  •
  The belief of the special committee and our board that the terms and conditions of the merger agreement and the merger are reasonable, including:

  •
  the fact that the merger consideration is payable entirely in cash;

  •
  the limited and otherwise customary conditions to the transactions contemplated by the merger agreement, including the merger;

  •
  The fact that, prior to obtaining Endocyte stockholder approval of the adoption of the merger agreement and under certain circumstances, the merger agreement permits:

  •
  Endocyte to consider and respond to an unsolicited bona fide, written superior proposal (as defined in the merger agreement) for an acquisition transaction from a third party and to terminate the merger agreement, upon payment of a termination fee of $73.5 million, in order to enter into an agreement with respect to such superior proposal;

  •
  our board to change its recommendation to Endocyte's stockholders;

  •
  Novartis as an Acquiror.  Novartis' business reputation, financial resources and expertise with radioligand therapies, which the special committee and our board believed supported the conclusion that an acquisition transaction with Novartis could be completed quickly and in an orderly manner; and

  •
  Delaware Appraisal Rights.  The availability of statutory appraisal rights to Endocyte's stockholders who do not vote in favor of the adoption of the merger agreement and otherwise comply with all the required procedures under Section 262 of the DGCL should they so choose.

        The special committee and our board also considered in their deliberations a variety of uncertainties, risks and other potentially countervailing factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger, including, but not limited to, the following:

  •
  No Stockholder Participation in Future Growth or Earnings.  The fact that, while the merger gives Endocyte's stockholders the opportunity to realize a premium over the prices at which the shares of our common stock were trading prior to the meetings of the special committee and board to consider and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, Endocyte's stockholders will cease to have an ongoing equity interest in Endocyte following the merger, meaning that Endocyte's stockholders will not participate in Endocyte's future earnings or growth and will not benefit from any potential appreciation in value of Endocyte, including potential growth from sales of 177Lu-PSMA-617 or Endocyte's CAR-T cell therapy product candidate;

  •
  No-Shop Restrictions.  The fact that the merger agreement restricts Endocyte's ability to solicit competing proposals and engage in discussions with third parties relating to any competing proposals, subject to certain exceptions to allow the special committee and our board to exercise their fiduciary duties;

  •
  Termination Fee.  The fact that the merger agreement provides for a termination fee of $73.5 million that would become payable by Endocyte under certain circumstances, including if there is a change in the company recommendation or if Endocyte terminates the merger agreement to accept a superior proposal;

  •
  Closing Conditions.  The fact that the completion of the merger requires regulatory approvals, including antitrust clearance in the United States under the HSR Act and approval of the Committee on Foreign Investment in the United States under Section 721 of the Defense Production Act, and the satisfaction of other closing conditions that are not within Endocyte's control, such that consummation of the merger may be delayed, conditioned or denied;

  •
  Time and Expense Commitment.  The fact that Endocyte has incurred and will continue to incur significant transaction costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, and if the merger is not consummated, Endocyte will be required to pay its own fees and expenses associated with the merger agreement and the transactions contemplated by the merger agreement, including the merger;

  •
  Taxable Consideration.  The fact that gains from the all-cash merger consideration to be received by Endocyte's stockholders in exchange for shares of our common stock pursuant to the merger will generally be taxable to Endocyte's stockholders for U.S. federal income tax purposes;

  •
  Business Disruption Resulting from the Merger.  The risks and costs to Endocyte if the merger is not consummated in a timely manner or at all, including the possible disruption to Endocyte's business and the possible effect on Endocyte's ability to attract key personnel, the resulting distraction of Endocyte's management, the diversion of Endocyte employee attention away from the day-to-day operations of Endocyte, possible employee attrition and the potential disruptive effect on Endocyte's relationships with customers, partners, consultants, licensors and other third parties that do business with Endocyte;

  •
  Interim Restrictions on Business Pending the Completion of the Merger.  The operational restrictions imposed on the conduct of Endocyte's business prior to the consummation of the merger pursuant to the merger agreement, which could delay or prevent Endocyte from undertaking certain business opportunities that may arise during that time; and

  •
  Litigation Risk.  The inherent risk of litigation in connection with the execution of the merger agreement and the consummation of the merger, including potential stockholder litigation.

        In addition, the special committee and our board was aware of the fact that certain of Endocyte's officers and directors may have financial interests in the transactions contemplated by the merger agreement, including the merger, that are different from, or in addition to, those of Endocyte's stockholders generally, including those interests that are a result of employment and compensation arrangements with Endocyte. See "The Merger (Proposal 1)—Interests of Endocyte's Directors and Executive Officers in the Merger."

        The foregoing discussion of the information and factors considered by the special committee and our board is not meant to be exhaustive, but rather includes the material factors, information and analyses considered by the special committee and our board in reaching their respective recommendations. The special committee and our board each evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Endocyte and considered the views of Endocyte's management, as well as Endocyte's outside legal and financial advisors. In light of the number and variety of factors that the special committee and our board considered, the special committee and our board did not find it practicable to quantify, rank or otherwise assign relative weights to the foregoing factors and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee and our board. Rather, each of the special committee's and our board's determination and recommendation was based upon the totality of the information considered. In addition, individual members of the special committee and our board may have given different weight or merit to different factors.

        The special committee and our board concluded that, overall, the potential benefits of the merger agreement and the merger to Endocyte's stockholders outweighed the uncertainties, risks and other potentially countervailing factors concerning the merger agreement and the merger.

        This explanation of the special committee's and our board's reasons for recommending the adoption of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled "Cautionary Statement Concerning Forward-Looking Statements."

Certain Endocyte Unaudited Prospective Financial Information

        Endocyte does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, revenues, earnings, financial condition or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the special committee's and our board's evaluation of the merger, certain non-public unaudited prospective financial information, including certain analyses and risk-adjusted financial forecasts and projections relating to Endocyte for fiscal years 2018 through 2035 (the "Projections"), were prepared by our management and provided to the special committee and our board. The Projections were also provided to Endocyte's financial advisors, Centerview and Jefferies, which were directed to use and rely upon the Projections in connection with their respective financial analyses and opinions summarized under "The Merger (Proposal 1)—Opinion of Centerview Partners LLC" and "The Merger (Proposal 1)—Opinion of Jefferies LLC," respectively.

        The Projections were not prepared with a view to public disclosure or toward compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, our independent auditor has not examined, reviewed, compiled or otherwise performed any procedures with respect to the Projections, and accordingly assumes no responsibility for, and expresses no opinion or other form of assurance on, the Projections. The Projections included in this proxy statement have been prepared by, and are the responsibility of, Endocyte management. The Projections were prepared solely for internal use and are subjective in many respects. By including the Projections in this proxy statement, neither Endocyte nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any person regarding the information included in the Projections or the ultimate performance of Endocyte or any of its affiliates compared to the information contained in the Projections. Endocyte has not made and makes no representation to Novartis or any Endocyte stockholder, in the merger agreement or otherwise, concerning the Projections or regarding Endocyte's actual performance compared to the Projections or that the Projections will be achieved. Endocyte urges all of its stockholders not to place undue reliance on the Projections and to review Endocyte's most recent SEC filings for a description of Endocyte's reported financial results.

        Although a summary of the Projections is presented with numerical specificity, the Projections reflect numerous variables, assumptions and estimates as to future events (including those related to industry performance and general business, economic, market and financial conditions and additional matters specific to Endocyte's business) that are inherently subjective and uncertain and are beyond the control of our management, but that our management believed were reasonable at the time the Projections were prepared, taking into account relevant information available to management at the time. In particular, although Endocyte has no active clinical trial in the pre-taxane setting for 177Lu-PSMA-617, management nevertheless ascribed net present value to this potential indication given the likelihood of commencing a Phase 3 clinical study with registrative intent. Given standard industry probabilities for pre-clinical/early stage programs, current values for those programs were determined by management to be negative or neutral.

        While the Projections were prepared in good faith, the information included in the Projections is not fact and should not be relied upon as necessarily indicative of actual future results, nor can any assurance be made regarding future events. Important factors that may affect actual results and cause the Projections not to be achieved include general economic, competitive, regulatory and financial market conditions; certain accounting assumptions; changes in actual or projected cash flows; competitive pressures; changes in tax law; as well as matters specific to Endocyte's business and the risks and uncertainties described under the section entitled "Cautionary Statement Concerning Forward-Looking Statements," all of which are difficult to predict and many of which are outside Endocyte's control. Endocyte's stockholders are urged to review Endocyte's SEC filings for a description of risk factors with respect to Endocyte's business. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information should not be regarded as an indication that Endocyte or any of its affiliates, officers, directors, advisors or other representatives, or any other recipient of this information considered, or now considers, the Projections to be material information of Endocyte or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such.

        The summary of the Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to shares of our common stock. The summary of the Projections is included in this proxy statement only because such information was provided to the special committee and our board and Endocyte's financial advisors.

        The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Endocyte contained in our public filings with the SEC. The Projections were reviewed by Endocyte's management with, and considered by, the Endocyte special committee and board in connection with their evaluation and approval of the merger.

        The Projections are forward-looking statements. For information on factors that may cause Endocyte's future results to materially vary, see the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

        Except to the extent required by applicable law, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date when Endocyte prepared the Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Projections are shown not to be appropriate. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year.

        In light of the foregoing factors and the uncertainties inherent in the Projections, our stockholders are cautioned not to place undue reliance on the Projections included in this proxy statement.

        Certain of the measures included in the Projections may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior measure to, financial information presented in compliance with GAAP. Endocyte's stockholders should also note that these non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP, and therefore have limits in their usefulness. Because of the non-standardized definitions, the non-GAAP financial measures as used by Endocyte in this proxy statement and the accompanying footnotes may be calculated differently from, and therefore may not be comparable to, similarly titled amounts used by other companies.

        Our management determined that it would be appropriate to risk adjust the Projections since the results of the Phase 3 VISION trial of 177Lu-PSMA-617 were unknown and the potential approval of 177Lu-PSMA-617 remained uncertain. As such, the following Projections reflect risk-adjustments made by our management based on industry oncology benchmarks and our management's experience:

	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Net Revenue	—	—	—	$221	$432	$673	$844	$937	$1,030	$1,054	$1,056	$1,056	$1,082	$1,109	$1,143	$1,178	$1,025	$220
Total Gross Profit(1)	—	—	$(3)	$60	$257	$394	$493	$549	$606	$622	$626	$658	$677	$696	$720	$745	$665	$191
Operating Income (after taxes)(2)	$(44)	$(105)	$(102)	$(1)	$155	$250	$323	$363	$405	$415	$417	$439	$451	$464	$480	$497	$437	$107
(Less): Δ in NWC	—	—	—	(11)	(9)	(10)	(6)	(2)	(2)	(1)	(0)	(0)	(1)	(1)	(2)	(2)	6	33
(Less): Capital Expenditures	(0)	(0)	(1)	(0)	(1)	(0)	(2)	(0)	(2)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)
Plus: D&A	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Unlevered Free Cash Flow(3)	$(43)	$(104)	$(102)	$(11)	$146 (4)	$241 (4)	$315	$362	$400	$415	$417	$440	$451	$463	$479	$496	$443	$140

Note: Dollars in millions; figures may reflect rounding.

(1)
Total Gross Profit, as presented herein, reflects Net Revenue, less product cost of goods sold, less royalty payments, and less milestone payments.

(2)
Operating Income (after taxes), as presented herein, reflects Total Gross Profit, less tax expense (excluding the impact of net operating losses), less research and development expenses, less sales and marketing expenses, and less other selling, general and administrative expenses.

(3)
Unlevered Free Cash Flow, as presented herein, reflects Operating Income (after taxes), less increases (decreases) in net working capital, less capital expenditures, and plus depreciation and amortization.

(4)
Excludes impact of net operating losses; inclusive of the impact of net operating losses, unlevered free cash flow in 2022 and 2023 would be $200 and $309, respectively.

Opinion of Centerview Partners LLC

        Endocyte retained Centerview as a financial advisor to Endocyte, the special committee and our board in connection with the transactions contemplated by the merger agreement. In connection with this engagement, the special committee and our board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares (other than (i) shares that are owned by Endocyte, Novartis, Merger Sub or any direct or indirect wholly owned subsidiary of Novartis and (ii) shares that are outstanding immediately prior to the effective time of the merger and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the shares referred to in clauses (i) and (ii), together with any shares held by any affiliate of Endocyte or Novartis are referred to in this section "—Opinion of Centerview Partners LLC," as "Excluded Shares")) of the merger consideration of $24.00 per share in cash, without interest, to be paid to such holders pursuant to the merger agreement. On October 17, 2018, Centerview rendered to the special committee and our board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 17, 2018 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the $24.00 per share merger consideration proposed to be paid to the holders of shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of Centerview's written opinion, dated October 17, 2018, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview's written opinion attached as Annex C. Centerview's financial advisory services and opinion were provided for the information and assistance of the special committee and our board (in their capacity as directors and not in any other capacity) in connection with and for purposes of their consideration of the transactions contemplated by the merger agreement, and Centerview's opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares (other than Excluded Shares) of the $24.00 per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview's opinion did not address any other term or aspect of the merger agreement or the transactions contemplated thereby and does not constitute a recommendation to any stockholder of Endocyte or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transactions contemplated by the merger agreement or any other matter.

        The full text of Centerview's written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

        In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

  •
  a draft of the merger agreement dated October 17, 2018, referred to in this summary of Centerview's opinion as the "Draft Merger Agreement";

  •
  Annual Reports on Form 10-K of Endocyte for the years ended December 31, 2017, December 31, 2016 and December 31, 2015;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Endocyte;

  •
  certain publicly available research analyst reports for Endocyte;

  •
  certain other communications from Endocyte to its stockholders; and

  •
  certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Endocyte, including the Projections, and which are collectively referred to in this summary of Centerview's opinion as the "Internal Data".

        Centerview also participated in discussions with members of the senior management and representatives of Endocyte regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Endocyte and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transactions contemplated by the merger agreement with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

        Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Endocyte's consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Endocyte's direction, that the Internal Data (including, without limitation, the Projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Endocyte as to the matters covered thereby and Centerview relied, at Endocyte's direction, on the Internal Data for purposes of Centerview's analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at

Endocyte's direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Endocyte, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Endocyte. Centerview assumed, at Endocyte's direction, that the final executed merger agreement would not differ in any respect material to Centerview's analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at Endocyte's direction, that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview's analysis or Centerview's opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transactions contemplated by the merger agreement, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview's analysis or Centerview's opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Endocyte, or the ability of Endocyte to pay its obligations when they come due, or as to the impact of the transactions contemplated by the merger agreement on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

        Centerview's opinion expressed no view as to, and did not address, Endocyte's underlying business decision to proceed with or effect the transactions contemplated by the merger agreement, or the relative merits of such transactions as compared to any alternative business strategies or transactions that might be available to Endocyte or in which Endocyte might engage. Centerview's opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview's written opinion, to the holders of the shares (other than Excluded Shares) of the $24.00 per share merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby, including, without limitation, the structure or form of such transactions, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by such transactions, including, without limitation, the fairness of such transactions or any other term or aspect of such transactions to, or any consideration to be received in connection therewith by, or the impact of such transactions on, the holders of any other class of securities, creditors or other constituencies of Endocyte or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Endocyte or any party, or class of such persons in connection with the transactions contemplated by the merger agreement, whether relative to the $24.00 per share merger consideration to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the merger agreement or otherwise. Centerview's opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview's written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview's written opinion. Centerview's opinion does not constitute a recommendation to any stockholder of Endocyte or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transactions contemplated by the merger agreement or any other matter.

        Centerview's financial advisory services and its written opinion were provided for the information and assistance of the special committee and our board (in their capacity as directors and not in any other capacity) in connection with and for purposes of their consideration of the transactions contemplated by the merger agreement. The issuance of Centerview's opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

        The following is a summary of the material financial analyses prepared and reviewed with the special committee and our board in connection with Centerview's opinion, dated October 17, 2018. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview's view of the actual value of Endocyte. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview's financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Endocyte or any other parties to the transactions contemplated by the merger agreement. None of Endocyte, Novartis, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Endocyte do not purport to be appraisals or reflect the prices at which Endocyte may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 16, 2018 (the last trading day prior to the preparation of the financial analysis presented by Centerview at the October 17, 2018 meetings of the special committee and our board) and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

        Centerview reviewed certain financial information of Endocyte and compared it to corresponding financial information of certain publicly traded companies that Centerview selected based on its experience and professional judgment (which are referred to as the "selected companies" in this summary of Centerview's opinion). Although none of the selected companies is directly comparable to Endocyte, the companies listed below were chosen by Centerview, among other reasons, because they are publicly traded biopharmaceutical companies with oncology-focused, clinical stage assets and certain operational, business and/or financial characteristics that, for the purposes of Centerview's analysis, may be considered similar to those of Endocyte.

        However, because none of the selected companies is exactly the same as Endocyte, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of Endocyte and the selected companies, which could affect the public trading values of each, in order to provide a context in which to consider the results of the quantitative analysis.

        Using publicly available information obtained from SEC filings and other data sources as of October 16, 2018, Centerview calculated financial multiples for each selected company. With respect to each of the selected companies, Centerview calculated the company's enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and restricted stock units) plus the book value of debt and certain liabilities less cash and cash equivalents), which is referred to, with respect to the selected companies, as "Enterprise Value," as a multiple of Wall Street research analyst consensus estimated revenues for calendar year 2023.

        The results of this analysis are summarized below:

Selected Companies	Enterprise Value / 2023E Revenue
Mirati Therapeutics, Inc.	2.5x
G1 Therapeutics, Inc.	3.3x
Iovance Biotherapeutics, Inc.	1.6x
Deciphera Pharmaceuticals, Inc.	2.0x
ImmunoGen, Inc.	1.2x
MacroGenics, Inc.	0.9x
Kura Oncology, Inc.	2.1x
TG Therapeutics, Inc.	0.9x
CytomX Therapeutics, Inc.	0.5x
High	3.3x
Median	1.6x
Low	0.5x

        Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview applied a range of 1.0x to 2.0x multiples of estimated 2023 revenues derived from the selected companies, to Endocyte's estimated calendar year 2023 revenue of $673mm, based on the Projections, which resulted in a range of implied values per share of approximately $11.71 to $19.46. Centerview then compared this range to the $24.00 per share merger consideration proposed to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the merger agreement.

Discounted Cash Flow Analysis

        Centerview performed a discounted cash flow analysis of Endocyte based on the Projections and the calculations of risk adjusted, after-tax unlevered free cash flows set forth in "The Merger (Proposal 1)—Certain Endocyte Unaudited Prospective Financial Information." A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the "present value" of estimated future cash flows of the asset or set of assets. "Present value" refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        In performing this analysis, Centerview calculated a range of equity values for Endocyte by (a) discounting to present value as of September 30, 2018 using discount rates ranging from 13.0% to 15.0% (reflecting Centerview's analysis of Endocyte's weighted average cost of capital) and the mid-year convention: (i) the forecasted risk adjusted, after-tax unlevered free cash flows of Endocyte over the period beginning on September 30, 2018 and ending on December 31, 2035 utilized by

Centerview as set forth in "The Merger (Proposal 1)—Certain Endocyte Unaudited Prospective Financial Information," (ii) an implied terminal value of Endocyte, calculated by Centerview applying a perpetuity growth rate of (80%) to Endocyte's after-tax unlevered free cash flows for the terminal year (as set forth in "The Merger (Proposal 1)—Certain Endocyte Unaudited Prospective Financial Information") and (iii) net present value of tax savings from usage of net operating losses and future losses and (b) adding to the foregoing results Endocyte's net cash balance as of September 30, 2018, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and restricted stock units) as of October 16, 2018 based on the Internal Data to derive a range of implied values per share of approximately $17.63 to $20.20 per share. Centerview compared this range to the $24.00 per share merger consideration to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the merger agreement.

Other Factors

        Centerview noted for the special committee and our board certain additional factors solely for informational purposes, including, among other things, the following:

  •
  Historical Stock Price Trading Analysis.  Centerview reviewed historical share price performance of shares for the 52-week period ended October 16, 2018, which reflected low and high closing prices for the shares during this 52-week period of $2.96 and $19.95.

  •
  Analyst Price Target Analysis.  Centerview reviewed stock price targets for the shares in Wall Street research analyst reports publicly available as of October 16, 2018, noting these stock price targets ranged from $20.00 per share to $25.00 per share.

  •
  Selected Transactions Analysis.  Centerview reviewed and compared certain information relating to the following selected transactions involving publicly traded biopharmaceutical companies with a single lead asset in phase 3 or pivotal trials that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Endocyte and the transactions contemplated by the merger agreement. These transactions were selected, among other reasons, because their participants, size or other factors, for purposes of Centerview's analysis, may be considered similar to the transactions contemplated by the merger agreement. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, business and/or financial characteristics that, for purposes of this analysis, may be considered similar to those of Endocyte.

    However, because none of the selected transactions used in this analysis is identical or directly comparable to the transactions contemplated by the merger agreement, Centerview believed that it was inappropriate to rely solely on the quantitative results of the selected transactions analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of Endocyte and each target company as well as the transactions contemplated by the merger agreement and the selected transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.

    Using publicly available information obtained from SEC filings and other data sources as of October 16, 2018, Centerview calculated, for each selected transaction, (i) the percentage premium represented by the transaction price per share (excluding any contingent consideration) to the target company's market price per share on the trading day prior to the first public knowledge of the possibility of the transaction, which is referred to as % premium to 1-day unaffected price and (ii) the percentage premium represented by the transaction price per share (excluding any contingent consideration) to the target company's volume weighted average market price per share, which is referred to as the "VWAP," over the 30 trading days prior to the first public knowledge of the possibility of the transaction, which is referred to as "% premium to 30-day VWAP."

        The selected transactions considered in this analysis are summarized below (dollars in millions):

			Premium
Date Announced	Target	Acquiror	1 Day	30 Day VWAP
05/10/18	ARMO BioSciences, Inc.	Eli Lilly and Company	67.7%	78.5%
04/11/18	Wilson Therapeutics AB	Alexion Pharmaceuticals Inc.	70.3%	59.9%
04/09/18	AveXis, Inc.	Novartis AG	88.1%	71.9%
01/31/18	Cascadian Therapeutics, Inc.	Seattle Genetics, Inc.	69.5%	138.6%
01/22/18	Juno Therapeutics, Inc.	Celgene Corp.	90.8%	78.6%
01/05/18	TiGenix NV	Takeda Pharmaceutical Company Ltd.	50.3%	73.7%
12/22/17	Ignyta Inc.	Roche Holding AG	73.6%	71.3%
07/24/17	NeuroDerm Ltd.	Mitsubishi Tanabe Pharma Corporation	79.3%	66.2%
09/20/16	Tobira Therapeutics, Inc.	Allergan plc	517.6%	525.3%
09/14/16	Vitae Pharmaceuticals, Inc.	Allergan plc	159.3%	157.2%
01/19/16	Biotie Therapies Corp.	Acorda Therapeutics, Inc.	93.9%	82.7%
11/02/15	Dyax Corp.	Shire plc	35.5%	51.2%
07/14/15	Receptos, Inc.	Celgene Corp.	44.6%	47.3%
09/28/14	Ambit Biosciences Corporation	Daiichi Sankyo Company Limited	82.9%	98.0%
09/05/13	Astex Pharmaceuticals, Inc.	Otsuka Pharmaceutical Co., Ltd.	27.2%	41.9%
04/24/13	Prolor Biotech, Inc.	OPKO Health, Inc.	20.1%	26.6%
High			517.6%	525.3%
Median			72.0%	72.8%
Low			20.1%	26.6%

        Based on the analysis above and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview applied (i) a range of 30% to 80% to Endocyte's closing stock price on October 16, 2018 of $15.95, which resulted in an implied price range of approximately $20.74 to $28.71 per share and (ii) a range of 40% to 95% to Endocyte's 30-day VWAP on October 16, 2018 of $17.75, which resulted in an implied price range of approximately $24.84 to $34.60 per share.

General

        The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

        Centerview's financial analyses and opinion were only one of many factors taken into consideration by the special committee and our board in their evaluation of the transactions contemplated by the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the views of the special committee of our board, our board or management of Endocyte with respect to the $24.00 per share merger consideration to be paid to the holders of the shares of our common stock (other than Excluded Shares) pursuant to the merger agreement or as to whether the special committee and our board would have been willing to determine that a different consideration was fair. The consideration for the transactions contemplated by the merger agreement was determined through arm's-length negotiations between Endocyte and Novartis and was approved by the special committee and our board. Centerview provided advice to Endocyte during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Endocyte, the special committee or our board, or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

        Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for its involvement in the transactions contemplated by the merger agreement, Centerview was not engaged to provide financial advisory or other services to Endocyte, and Centerview did not receive any compensation from Endocyte. In the two years prior to the date of its written opinion, Centerview was engaged, and is currently engaged, to provide certain financial advisory services to Novartis unrelated to Endocyte and the transactions contemplated by the merger agreement, including in connection with Novartis's pending sale of its Sandoz division's U.S. dermatology and generic oral solids portfolios to Aurobindo Pharma U.S.A., Inc. Centerview has not received, but anticipates that in the future it will receive, compensation from Novartis ranging from approximately $15 million to $20 million for such services (contingent upon consummation of any transaction to which such services relate). Centerview may provide additional financial advisory and other services to or with respect to Endocyte or Novartis or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview's and Centerview affiliates' directors, officers, members and employees, or family members of such persons, (ii) of Centerview's affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Endocyte, Novartis or any of their respective affiliates, or any other party that may be involved in the transactions contemplated by the merger agreement.

        The special committee and our board selected Centerview as their financial advisor in connection with the transactions contemplated by the merger agreement based on Centerview's reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement.

        In connection with Centerview's services as a financial advisor to the special committee and our board, Endocyte has agreed to pay Centerview an aggregate fee of approximately $33.6 million, $1.5 million of which was payable upon the rendering of Centerview's opinion and approximately $32.1 million of which is payable contingent upon consummation of the transactions contemplated by the merger agreement. In addition, Endocyte has agreed to reimburse certain of Centerview's expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview's engagement.

Opinion of Jefferies LLC

        Endocyte has retained Jefferies as a financial advisor to Endocyte in connection with the merger. In connection with this engagement, Endocyte requested that Jefferies evaluate the fairness, from a financial point of view, of the $24.00 per share merger consideration to be received by holders of Endocyte common stock (other than, to the extent applicable, Novartis, Merger Sub and their respective affiliates) pursuant to the merger agreement. At a meeting of the board and the special committee held on October 17, 2018, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated October 17, 2018, to the board and the special committee to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the

$24.00 per share merger consideration to be received by holders of Endocyte common stock (other than, to the extent applicable, Novartis, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of Jefferies' opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex D to this proxy statement and is incorporated herein by reference. Jefferies' opinion was provided for the use and benefit of the board and the special committee (in their respective capacities as such) in their evaluation of the per share merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. The opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might be available to Endocyte, nor did it address the underlying business decision by Endocyte to engage in the merger. Jefferies' opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies' opinion.

        In arriving at its opinion, Jefferies, among other things:

•
reviewed a draft, dated October 17, 2018, of the merger agreement;

•
reviewed certain publicly available financial and other information regarding Endocyte;

•
reviewed certain information furnished to Jefferies by the management of Endocyte relating to the business, operations and prospects of Endocyte, including probability-weighted and tax-affected financial forecasts and estimates provided by the management of Endocyte;

•
held discussions with members of the senior management of Endocyte concerning the matters described in the second and third bullets immediately above;

•
reviewed the stock trading price history and implied trading multiples for Endocyte and compared them with those of certain publicly traded companies that Jefferies deemed relevant in evaluating Endocyte; and

•
conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Endocyte or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the management and other representatives of Endocyte that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of Endocyte or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

        With respect to the financial forecasts and estimates (including as to potential net operating loss carryforwards of Endocyte on a standalone basis) provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the financial forecasts and estimates relating to Endocyte that Jefferies was directed to utilize for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Endocyte as to the future financial performance of Endocyte and the other matters covered thereby. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based. Jefferies relied upon the assessments of the management of Endocyte as to, among other things, (i) the potential impact on Endocyte of market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry, and the oncology sector thereof, including with respect to third-party coverage and reimbursement for pharmaceutical products and the availability of raw materials used in such products, (ii) the product candidates, technology and intellectual property of Endocyte and associated regulatory approval processes and risks (including, without limitation, with respect to the research, development and commercialization of, and use and indications for, such product candidates, and the validity and duration of licenses and patents), and (iii) existing and future agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and manufacturers, and other commercial and collaboration relationships, of Endocyte. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies' analyses or opinion.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies' opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As Endocyte was aware, the credit, financial and stock markets, the industry in which Endocyte operates and the securities of Endocyte have experienced and continue to experience volatility and Jefferies expressed no view or opinion as to any potential effects of such volatility on Endocyte or the merger.

        Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Endocyte or the merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Endocyte, the board and/or the special committee, including, without limitation, with respect to changes in, and the impact of, tax or other laws, regulations and governmental and legislative policies affecting Endocyte or the merger and legal, regulatory, accounting and tax consequences to Endocyte or its securityholders of the terms of, and transactions contemplated by, the merger agreement and related documents. Jefferies assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Endocyte or the merger or that otherwise would be meaningful in any respect to Jefferies' analyses or opinion. Jefferies also assumed that the final merger agreement, when signed by the parties thereto, would not differ from the draft reviewed by Jefferies in any respect meaningful to Jefferies' analyses or opinion.

        Jefferies' opinion was provided for the use and benefit of the board and the special committee (in their respective capacities as such) in their evaluation of the per share merger consideration from a financial point of view. Jefferies was not requested to, and Jefferies did not, participate in the negotiation or structuring of the merger nor was Jefferies requested to, and Jefferies did not, solicit third-party indications of interest in the acquisition of all or a part of Endocyte or any alternative transaction. Jefferies' opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Endocyte, nor did it address the underlying business decision by Endocyte to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure of the merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies' opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to holders of Endocyte common stock (to the extent expressly specified in such opinion) without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Endocyte held by such holders, and Jefferies was not asked to, and Jefferies' opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Endocyte or any other party. Jefferies expressed no view or opinion as to the prices at which shares of Endocyte common stock or any other securities of Endocyte may trade or otherwise be transferable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the per share merger consideration or otherwise. The issuance of Jefferies' opinion was authorized by Jefferies' fairness committee.

        In connection with rendering its opinion to the board and the special committee, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis summarized below, no company used as a comparison was identical or directly comparable to Endocyte. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies concerned.

        Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies' analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of Endocyte in or underlying Jefferies' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Endocyte. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies' view of the actual value of Endocyte or its business or securities.

        The per share merger consideration was determined through negotiations between Endocyte and Novartis, and the decision by Endocyte to enter into the merger agreement was solely that of the board. Jefferies' opinion and financial analyses were only one of many factors considered by the board and the special committee in their evaluation of the per share merger consideration and should not be viewed as determinative of the views of the board, the special committee or Endocyte's management with respect to the merger or the consideration payable in the merger.

Financial Analyses

        The summary of the financial analyses described in this section entitled "—Financial Analyses" is a summary of the material financial analyses reviewed with the board and the special committee and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses. For purposes of the financial analyses described below, the term "Endocyte forecasts" means the probability-weighted and tax-affected financial forecasts and estimates of Endocyte's management.

        Selected Public Companies Analysis.    Jefferies reviewed publicly available financial, stock market and operating information of Endocyte and the following ten selected U.S. publicly traded companies in the oncology sector of the biopharmaceutical industry that Jefferies considered generally relevant for purposes of analysis (which are referred to as the "selected companies" in this section):

•
Array BioPharma Inc.

•
Atara Biotherapeutics, Inc.

•
Blueprint Medicines Corporation

•
Clovis Oncology, Inc.

•
CytomX Therapeutics, Inc.

•
Deciphera Pharmaceuticals, Inc.

•
ImmunoGen, Inc.

•
Immunomedics, Inc.

•
Mirati Therapeutics, Inc.

•
Progenics Pharmaceuticals, Inc.

        Jefferies reviewed, among other information, enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on October 16, 2018 plus total debt and preferred equity (as applicable) less cash and cash equivalents and short-term investments, as a multiple of calendar year 2022 and calendar year 2023 estimated revenue. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of Endocyte was based on publicly available research analysts' estimates and the Endocyte forecasts.

        The overall low to high calendar year 2022 and calendar year 2023 estimated revenue multiples observed for the selected companies were 1.17x to 6.26x (with a median of 3.06x) and 0.64x to 4.19x (with a median of 2.00x), respectively. Jefferies then applied selected ranges derived from the selected companies of calendar year 2022 and calendar year 2023 estimated revenue multiples of 2.75x to 3.25x and 1.75x to 2.25x, respectively, to corresponding data of Endocyte based on the Endocyte forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Endocyte, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:
Per Share Merger Consideration
CY2022E Revenue
CY2023E Revenue
$17.60 - $20.03	$17.49 - $21.28	$24.00

        Discounted Cash Flow Analysis.    Jefferies performed a discounted cash flow analysis of Endocyte by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Endocyte was forecasted to generate during the calendar years ending December 31, 2019 through December 31, 2035 based on the Endocyte forecasts (inclusive of Endocyte's net operating loss carryforwards). For purposes of this analysis, stock-based compensation was treated as a cash expense. The implied terminal value of Endocyte was derived by applying to Endocyte's unlevered after-tax free cash flow for the calendar year ending 2035 (normalized in the terminal year) a selected range of perpetuity growth rates of 0.0% to (10.0%). The present values (as of January 1, 2019) of the cash flows and terminal values were then calculated using a selected discount rate range of 13.2% to 14.2%. This analysis indicated the following approximate implied per share equity value reference range for Endocyte, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$19.73 - $21.73	$24.00

Certain Additional Information

        Jefferies observed certain additional information that was not considered part of Jefferies' financial analysis with respect to its opinion but was noted for informational purposes, including the implied premiums paid or proposed to be paid in 24 selected mergers and acquisition transactions in the biopharmaceutical industry; applying a selected range of implied premiums of approximately 39.8% to 81.5% (reflecting the overall 25th and 75th percentile implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions or prior to market speculation of a potential acquisition of the target company, as applicable) to the closing price of Endocyte common stock on October 16, 2018 of $15.95 per share indicated an approximate implied equity value reference range for Endocyte of $22.30 to $28.95 per share.

Miscellaneous

        Endocyte agreed to pay Jefferies for its financial advisory services with respect to its opinion in connection with the merger a fee of $2 million, payable upon delivery of Jefferies' opinion to the board and the special committee. In addition, Endocyte agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies' engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

        As the board and the special committee were aware, Jefferies and its affiliates in the past provided and in the future may provide financial advisory and/or financing services to Endocyte and its affiliates unrelated to the merger, for which services Jefferies and its affiliates received and would expect to receive compensation, including, during the two-year period prior to the date of Jefferies' opinion, having acted as joint bookrunning manager for certain public offerings of Endocyte common stock, for which services Jefferies and its affiliates received an aggregate fee of approximately $7.5 million. As the board and the special committee also were aware, although Jefferies and its affiliates had not provided financial advisory or financing services to Novartis during the two-year period prior to the date of Jefferies' opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may provide such services to Novartis and/or its affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In addition, Jefferies maintains a market in the securities of Endocyte and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Endocyte, Novartis and their respective affiliates for Jefferies' own account and for the accounts of Jefferies' customers and, accordingly, may at any time hold long or short positions in those securities.

        Jefferies was selected as Endocyte's financial advisor in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with Endocyte and its business. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Financing of the Merger

        The merger is not conditioned on any financing arrangements or contingencies. We anticipate that the total amount of funds necessary to consummate the merger and the related transactions, including the funds needed to (i) pay our stockholders the amounts due to them under the merger agreement; (ii) make payments in respect of Endocyte's outstanding equity-based awards pursuant to the merger agreement; and (iii) pay all fees and expenses related to the merger will be funded through cash on hand available to Novartis.

Interests of Endocyte's Directors and Executive Officers in the Merger

        When considering the recommendation of our board that you vote for the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. Our board was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by our stockholders.

Treatment of Director and Executive Officer Common Stock

        As is the case for our stockholders generally, our directors and executive officers will be entitled to receive $24.00 in cash, without interest, and subject to any applicable withholding taxes, for each share of our common stock that they own at the effective time. For information regarding beneficial ownership of our common stock by each of our current directors, our named executive officers and all directors and executive officers as a group, see the section entitled "Security Ownership of Certain Beneficial Owners and Management" beginning on page 104.

Treatment of Equity Awards

        Stock Options.    At the effective time of the merger, each option to purchase shares of our common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will (i) if the exercise price of such option is less than the merger consideration, be canceled, with the holder of such stock option becoming entitled to receive an amount in cash, without interest, equal to (a) the excess of the merger consideration over the exercise price of the option, multiplied by (b) the number of shares of our common stock subject to such option as of immediately prior to the effective time (subject to any applicable withholding taxes); or (ii) if the exercise price of such option is equal to or greater than the merger consideration, be canceled without any consideration being payable.

        The following table sets forth, based on vested and unvested stock options outstanding as of November 14, 2018, the cash proceeds that each of our directors and executive officers would receive at the effective time of the merger in respect of such stock options based on the excess, if any, of the merger consideration of $24.00 over the applicable per share exercise price:

Name	Number of Stock Options	Total Option Consideration(1)
Executive Officers:
Michael A. Sherman	951,071	$18,621,330
Michael T. Andriole	150,000	$3,227,500
Alison A. Armour, M.D.	205,000	$4,197,750
Christopher P. Leamon, Ph.D.	489,266	$8,921,151
Katherine K. Parker	166,500	$3,223,570
Philip S. Low, Ph.D.	518,204	$9,501,688
Erik C. Chelius	124,893	$2,401,757
Beth A. Taylor	149,115	$2,821,881
David R. McAvoy	37,500	$789,000
Non-Employee Directors:
John C. Aplin, Ph.D.	129,706	$2,180,033
Colin Goddard	108,000	$1,826,425
Marc D. Kozin	114,000	$1,925,425
Patrick Machado	42,000	$702,705
Fred A. Middleton	129,706	$2,180,033
Lesley Russell, M.B., Ch.B.	122,000	$2,001,985
Dawn Svoronos	42,000	$553,980

(1)
Amounts do not reflect withholding of applicable taxes.

        Restricted Stock Units.    At the effective time, each RSU that is outstanding and not settled immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration multiplied by the number of shares of our common stock subject to such RSU as of immediately prior to the effective time (subject to any applicable withholding taxes).

        The following table sets forth, based on RSUs outstanding as of November 14, 2018, the cash proceeds that each of our directors and executive officers would receive at the effective time of the merger in respect of such RSUs based on the merger consideration of $24.00 per share:

Name	Number of RSUs	Total RSU Consideration(1)
Executive Officers:
Michael A. Sherman	135,626	$3,255,024
Michael T. Andriole	100,000	$2,400,000
Alison A. Armour, M.D.	67,500	$1,620,000
Christopher P. Leamon, Ph.D.	60,000	$1,440,000
Katherine K. Parker	40,000	$960,000
Philip S. Low, Ph.D.	60,000	$1,440,000
Erik C. Chelius	34,047	$817,128
Beth A. Taylor	38,750	$930,000
David R. McAvoy	23,750	$570,000
Non-Employee Directors:
John C. Aplin, Ph.D.	3,300	$79,200
Colin Goddard	3,300	$79,200
Marc D. Kozin	3,300	$79,200
Patrick Machado	5,800	$139,200
Fred A. Middleton	3,300	$79,200
Lesley Russell, M.B., Ch.B.	3,300	$79,200
Dawn Svoronos	7,050	$169,200

(1)
Amounts do not reflect withholding of applicable taxes.

Employee Stock Purchase Plan

        Four of our executive officers (Mr. Leamon, Dr. Low, Mr. McAvoy and Ms. Parker) are participants in the current offering period under the ESPP. The current offering period is scheduled to end on December 14, 2018 (the trading day immediately preceding the normal purchase date of December 15, 2018, which is not a trading day), at which time, assuming that the effective time of the merger has not yet occurred, shares of our common stock will be issued to the participants in the ESPP pursuant to the terms of the ESPP and such shares will be treated like all other outstanding shares of our common stock in the merger. In such case, the number of shares issued to each participant under the ESPP will be determined by dividing (i) the accumulated amount of payroll deductions that the participant has contributed to his or her ESPP account during the current offering period (the "ESPP Contributions") by (ii) 85% of the lower of (a) the closing price of a share of our common stock on the first day of the current offering period, which was $14.52, or (b) the closing price of a share of our common stock on December 14, 2018.

        In the event the effective time occurs on or prior to December 14, 2018, then each participant in the current offering period would be entitled to receive, reasonably promptly following the effective time, an amount in cash equal to the merger consideration of $24.00 per share of our common stock, multiplied by the result obtained by dividing (x) the ESPP Contributions as of the effective time by (y) 85% of the lower of (A) $14.52 or (B) the closing price of a share of our common stock on the date on which the effective time occurs.

Payments Upon Termination or Change of Control Provisions

Change in Control and Severance Agreements

        We have entered into Change in Control and Severance Agreements with each of our executive officers, other than Dr. Low and Mr. McAvoy.

        The agreements provide that if the executive's employment is terminated by us without Cause (as defined below), or if he or she resigns for Good Reason (as defined below), prior to a Change in Control (as defined below) or after 12 months following a Change in Control, he or she will be entitled to:

  •
  a lump sum severance payment equal to 75% (100% for Mr. Sherman) of his or her then-current base salary;

  •
  a monthly payment equal to 140% of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation coverage amount for continued coverage under the Company's medical and dental plans for the executive and/or his or her covered dependents for nine months (12 months for Mr. Sherman) or, if earlier, until he or she becomes eligible for group health insurance coverage with a new employer; and

  •
  immediate vesting of unvested equity awards that would have vested in the nine months (12 months for Mr. Sherman) following such termination.

        If the executive is terminated by the Company without Cause, or if he or she resigns for Good Reason, within 12 months following a Change in Control (a double trigger circumstance), he or she will be entitled to:

  •
  a lump sum severance payment equal to the following percentage of his or her then-current base salary, as in effect immediately prior to the Change in Control or his or her termination, whichever is greater: (i) for Mr. Sherman, 200%; (ii) for Mr. Andriole and Drs. Armour and Leamon, 150%; and (iii) for the other executives, 100%;

  •
  a lump sum severance payment equal to the following percentage of his or her target bonus for the year of termination or, if greater, for the year during which the Change in Control occurs: (i) for Mr. Sherman, 200%; (ii) for Mr. Andriole and Drs. Armour and Leamon, 150%; and (iii) for the other executives, 100%;

  •
  a monthly payment equal to 140% of the COBRA continuation coverage amount for continued coverage under the Company's medical and dental plans for the executive and/or his or her covered dependents for the following period or, if earlier, until he or she becomes eligible for group health insurance coverage with a new employer: (i) for Mr. Sherman, 24 months; (ii) for Mr. Andriole and Drs. Armour and Leamon, 18 months; and (iii) for the other executives, 12 months; and

  •
  immediate vesting of 100% of his or her unvested equity awards.

        The foregoing severance benefits will be subject to the executive providing us with an executed release of claims that becomes effective and irrevocable, and the executive's full compliance with the non-competition, non-interference, non- solicitation and non-disparagement provisions of the agreement and with the confidential information, non-disclosure and invention assignment agreements executed by the executive or the provisions of the agreement.

        Each agreement provides that during the period of the executive's employment with us and for two years after the termination of the executive's employment for any reason:

  •
  the executive shall not, directly or indirectly, engage in another business that researches, develops, makes or sells compounds, products or therapies in the Restricted Field (as defined in the agreements) in any Prohibited Capacity (as defined below) anywhere in the world if the executive is working on, involved in or managing the research, development, manufacture, sales or provision of any compounds, products or therapies in the Restricted Field, subject to certain exceptions;

    •
    "Prohibited Capacity" means (i) the same or similar capacity or function to that in which the executive worked for us at any time during the three years immediately preceding the termination of the executive's employment with us; (ii) any executive or officer capacity or function; (iii) any managerial capacity or function; (iv) any research and development capacity or function; (v) any business consulting capacity or function; (vi) any ownership capacity, except the executive may own as a passive investment up to 5% of any class of securities listed or admitted to trading on a national securities exchange or otherwise regularly traded in a public market; and/or (vii) any capacity or function in which the executive likely would inevitably use or disclose our trade secrets;

  •
  the executive will not urge, induce or seek to induce any of our independent contractors, consultants, vendors, suppliers or any other person or entity with whom we have a business relationship to terminate their relationship with us or to cancel, withdraw, reduce, limit or in any manner modify any such person's or entity's business with us;

  •
  the executive will not solicit for employment, recruit, hire, employ, attempt to hire or employ or assist in the recruitment or hiring of any employee, consultant or independent contractor of ours; and

  •
  the executive will not disparage us.

        Each agreement provides that in the event the executive breaches any of the non-competition, non-interference, non-solicitation or non-disparagement provisions of the agreement, or any of the confidential information, non-disclosure or invention assignment agreements executed by the executive and/or any provisions of the agreement, the executive will forfeit his or her right to receive any severance payments or other benefits under the agreement and the executive will be obligated to pay to us an amount equal to the amount of any severance compensation received by the executive under the agreement, less $500.

        For the purposes of the agreements, "Cause," "Change in Control" and "Good Reason" are defined as follows:

  •
  "Cause" means the occurrence of one or more of the following events:

  •
  the executive's conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to our financial condition, reputation or goodwill;

  •
  the executive's misappropriation of any of our property;

  •
  the executive's engaging in any fraudulent or dishonest conduct in his or her dealings with, or on behalf of, us;

  •
  the executive's failure or refusal to follow the lawful instructions of his or her superior or our board (other than any such failure or refusal resulting from the executive's incapacity due to physical or mental illness), if such failure or refusal continues for a period of 10 days after we provide the executive with written notice stating the instructions which the executive has failed or refused to follow;

  •
  the executive's breach of his or her obligations under the agreement or any other agreement with us and such breach, if curable, remains uncured for a period of 10 days after we provide the executive with written notice of such breach;

    •
    the executive's knowing violation of any of our written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of 10 days after we provide the executive with written notice of such violation;

    •
    the executive's engaging in any willful misconduct which is injurious to our financial condition, reputation or goodwill; or

    •
    the executive's misuse of alcohol or drugs which materially interferes with the executive's performance of his or her duties for us or which is injurious to our reputation or goodwill.

  •
  "Change in Control" means the occurrence of any of the following:

  •
  A change in the ownership of us which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock, except that the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of our stock will not be considered a Change in Control;

  •
  A change in the effective control of our company which occurs on the date that a majority of members of our board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board prior to the date of the appointment or election, except that if any Person is considered to be in effective control of our company, the acquisition of additional control of our company by the same Person will not be considered a Change in Control; or

  •
  A change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions, except that the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this section. For these purposes, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

    For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with our company. A transaction will not constitute a Change in Control if: (1) its sole purpose is to change the state of our incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

  •
  "Good Reason" means the executive's termination of employment within 90 days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without the executive's express written consent:

  •
  a material reduction of the executive's duties, position, or responsibilities, relative to the executive's duties, position, or responsibilities in effect immediately prior to such reduction, unless the executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status), provided, however, that a reduction in duties, position, or responsibilities solely by virtue of the company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the company remains as such following a Change of Control but is not the Chief Executive Officer of the acquiring corporation) will not constitute "Good Reason";

  •
  a material reduction by us in the executive's annualized base pay as in effect immediately prior to such reduction;

  •
  the relocation of the executive's principal place of performing his or her duties as an employee by more than 50 miles; or

  •
  the failure of a successor to assume the executive's agreement.

        In order for an event to qualify as Good Reason, the executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for "Good Reason" within 90 days of the initial existence of the grounds for "Good Reason" and a reasonable cure period of not less than 30 days following the date of such notice.

        The Change in Control and Severance Agreements provide for a net-best arrangement relating to the "golden parachute" excise tax under Section 4999 of the Code. Pursuant to this provision, the amount of severance and any other merger-related payments and benefits that the executive officer otherwise would be entitled to receive will be reduced to the extent necessary to avoid the excise tax, but only if such reduction would result in the executive officer retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made. As discussed further under "—Future Compensation Actions" below, we anticipate that, prior to the closing of the merger, Endocyte will enter into agreements with potentially affected executives to reimburse them for amounts payable related to any applicable excise taxes, in which case we would also enter into amendments to the affected executives' Change in Control and Severance Agreements to remove the net-best arrangement provision. As a result of these anticipated actions, the amounts set forth in the table below under "—Quantification of Payments and Benefits to Endocyte Named Executive Officers" does not take into account any net-best arrangement reduction.

Future Compensation Actions

        In connection with the merger agreement, Endocyte and Novartis agreed that, prior to the closing of the merger, they will consult and cooperate in good faith regarding actions intended to mitigate adverse consequences to our executives under Section 4999 of the Code, or to Endoctye under Section 280G of the Code, that could arise in connection with the merger. In addition, following the consultation and cooperation described in the preceding sentence, but prior to the closing of the merger, Endocyte may provide for reimbursement of excise taxes incurred, which excise tax reimbursement, including all reimbursement cost related to such excise tax reimbursement, may not exceed $5.0 million in the aggregate for all of our executives.

        As of the date of this proxy statement, no mitigation strategies or actions have been agreed upon or taken, but we expect that prior to the closing of the merger, Endocyte will enter into agreements with each of our executives who may be subject to excise taxes to reimburse him or her for any taxes, penalties and interest related to any excise taxes applicable to him or her such that, on a net after-tax basis, the affected executive would be in the same position as if no such excise tax had applied to him or her (the "Tax Reimbursement Payments"). The actual Tax Reimbursement Payment amount to be payable to any affected executive will not be finally determined until after the closing of the merger, and will depend on numerous factors, including the impact of any actions taken intended to mitigate the amount of excise taxes and related amounts, but may not exceed $5.0 million in the aggregate for all of our executives. As a result, the amounts set forth in the column entitled "Tax Reimbursement" in the table below under "—Quantification of Payments and Benefits to Endocyte Named Executive Officers" are estimates, based on numerous assumptions, as set forth in the footnote to that column, and the actual amount of any Tax Reimbursement Payments could be lower or higher than such amounts up to an aggregate of $5.0 million for all our executives. Regardless of any agreements related to Tax Reimbursement Payments, the affected executives will retain the obligation to pay income and other taxes on all of their individual equity awards, bonus payments and severance payments and benefits, if applicable, when due.

        In addition, prior to the effective time, we are permitted to determine and pay cash bonus amounts to our employees, including executive officers, pursuant to our 2018 cash bonus program, as long as such determination is made in the ordinary course of business consistent with past practice. We estimate that the total amount of such cash bonus payouts will not exceed $3.6 million.

        Under the 2018 cash bonus program for our executive officers, the compensation committee of our board previously established Key Results Areas ("KRAs") for each executive officer. While the actual results for some of the KRAs are determinable at this time, the actual results of certain other of the KRAs will not be able to be determined until a later date. Set forth in the table below are the estimated amounts payable to each executive officer under the 2018 cash bonus program, utilizing actual results for the KRAs that are determinable as of November 14, 2018 and the probable level of results, based on information available as of November 14, 2018, for the KRAs that are not determinable at this time. The actual bonus amounts payable to our executive officers under the 2018 cash bonus program may differ from the estimates set forth in the table below. Depending on the timing of the closing of the merger, the cash bonus payment amounts may be paid to our executive officers prior to December 31, 2018.

Name	Estimated Cash Bonus Amount
Michael A. Sherman	$429,508
Michael T. Andriole	$209,178
Alison A. Armour, M.D.	$221,917
Christopher P. Leamon, Ph.D.	$193,782
Katherine K. Parker	$106,538
Philip S. Low, Ph.D.	$99,138
Erik C. Chelius	$115,122
Beth A. Taylor	$133,074
David R. McAvoy	$74,095

Quantification of Payments and Benefits to Endocyte Named Executive Officers

        For purposes of this proxy statement, our named executive officers consist of (i) Michael A. Sherman, President and Chief Executive Officer; (ii) Michael T. Andriole, Chief Financial Officer; (iii) Alison A. Armour, M.D., Chief Medical Officer; (iv) Christopher P. Leamon, Ph.D., Vice President of Research; and (v) Katherine K. Parker, Vice President of Human Resources. The compensation that may be paid or become payable to our named executive officers in connection with the merger is subject to approval, on an advisory (non-binding) basis, by our stockholders, as described below in the section entitled "Advisory Vote on Named Executive Officer Merger-Related Compensation (Proposal 2)" on page 101.

        The table below and its footnotes show the estimated amounts of payments and benefits that each named executive officer would receive in connection with the merger, assuming that the merger was consummated and each such executive officer's employment was terminated by Endocyte without Cause or by the named executive officer with Good Reason (each of which we refer to as a "qualifying termination"), assuming the merger and a qualifying termination occur on November 14, 2018. The amounts reflected in the table and the footnotes are determined using a per-share price for our common stock of $24.00, as specified in the merger agreement.

        The calculations in the table below do not include amounts the named executive officers would have been entitled to receive regardless of whether the effective time has occurred, that were vested as of November 14, 2018, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of an officer and that are available generally to all of our salaried employees. The amounts set forth in the "Cash Payment" column in the table below do not reflect payments under the 2018 cash bonus program expected to be paid to the named executive officers as described above under "—Future Compensation Actions," as those amounts are not cash severance payments based on the merger.

        The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual date of closing of the merger. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officers	Cash Payment(1)	Equity Awards(2)	Perquisites/ Benefits(3)	Tax Reimbursement(4)	Total
Michael A. Sherman	$1,548,800	$12,556,487	$44,351	$1,975,133	$16,124,771
Michael T. Andriole	$735,420	$5,083,000	$50,324	$761,248	$6,629,992
Alison A. Armour, M.D.	$780,207	$4,126,950	$42,122	$629,700	$5,578,979
Christopher P. Leamon, Ph.D.	$735,204	$3,504,375	$38,851	$571,611	$4,850,041
Katherine K. Parker	$369,222	$2,284,625	$40,610	$—	$2,694,457

(1)
The amounts shown in this column represent the aggregate cash severance that each named executive officer would receive upon a qualifying termination within 12 months following the effective time of the merger (double-trigger payments) and were determined based on the sum of (i) base salaries in effect on November 14, 2018 and represent an amount equal to the following percentage of the named executive officer's base salary: (a) for Mr. Sherman, 200%; (b) for Mr. Andriole and Drs. Armour and Leamon, 150%; and (c) for Ms. Parker, 100% and (ii) the following percentage of the target bonus amount for 2018 for each named executive officer: (a) for Mr. Sherman, 200%; (b) for Mr. Andriole and Drs. Armour and Leamon, 150%; and (c) for Ms. Parker, 100%, as follows:

Named Executive Officers	Cash Severance Payment	Cash Bonus Payment
Michael A. Sherman	$968,000	$580,800
Michael T. Andriole	$525,300	$210,120
Alison A. Armour, M.D.	$557,291	$222,916
Christopher P. Leamon, Ph.D.	$525,146	$210,058
Katherine K. Parker	$273,498	$95,724
(2)
The amounts shown in this column represent the aggregate merger consideration that each named executive officer would receive with respect to unvested stock options and RSUs, all of which will vest and be paid in connection with the merger (single-trigger payments), as described in the section entitled "The Merger Agreement—Treatment of Endocyte Equity Awards; Employee Stock Purchase Plan." These amounts are determined as of November 14, 2018.

Named Executive Officers	Stock Options	RSUs	Total
Michael A. Sherman	$9,301,463	$3,255,024	$12,556,487
Michael T. Andriole	$2,683,000	$2,400,000	$5,083,000
Alison A. Armour, M.D.	$2,506,950	$1,620,000	$4,126,950
Christopher P. Leamon, Ph.D.	$2,064,375	$1,440,000	$3,504,375
Katherine K. Parker	$1,324,625	$960,000	$2,284,625
(3)
The amounts shown in this column represent a payment amount equal to 140% of the COBRA continuation coverage amount for continued coverage under our medical, dental and vision plans for the named executive officer and his or her eligible dependents that would be paid upon a qualifying termination within 12 months following the effective time of the merger (double-trigger payments) for the following period: (i) for Mr. Sherman, 24 months; (ii) for Mr. Andriole and Drs. Armour and Leamon, 18 months; and (iii) for Ms. Parker, 12 months.

(4)
The amounts shown in this column represent the estimated Tax Reimbursement Payment each named executive officer could receive if an agreement to provide such payments is entered into between Endocyte and the named executive officer prior to the closing of the merger. The amounts shown include both amounts that would be payable on a double-trigger basis upon a qualifying termination within 12 months following the effective time of the merger and amounts that would be payable on a single-trigger basis in connection with accelerated vesting of equity awards in connection with the merger, in each case, calculated pursuant to Section 280G of the Code and the regulations thereunder. In addition to the assumptions described above the table to which this footnote relates, the values in this column were calculated based on (i) each named executive officer's unvested stock options and RSUs as of November 14, 2018; (ii) the assumption that all equity grants made within the 12 months preceding the effective time of the merger were granted in the ordinary course of business and not contingent on the merger; (iii) the assumption that the 2018 bonuses are included at their acceleration value because the bonus performance conditions have been fully satisfied at the levels described above under "—Future Compensation Actions;" (iv) a 20% excise tax rate; and (v) an estimated effective tax rate of 63.45%, including a federal marginal income tax rate of 37% and applicable, state, local and payroll taxes. The actual amount of the Tax Reimbursement Payment for each named executive officer, if any, will not be determinable until after the closing of the merger, and could be lower or higher than the amounts shown in this table, as discussed above under "—Future Compensation Actions."

Certain Arrangements with Novartis

        Over the past three years, Philip S. Low, Ph.D., our Chief Science Officer and an Endocyte director, has had limited interactions with Novartis relating to scientific and therapeutic matters that are wholly unrelated to the merger. Such interactions included Dr. Low meeting with Novartis personnel on six occasions to discuss specific aspects of Dr. Low's work, as well as one speaking engagement by Dr. Low at a conference jointly sponsored by Novartis and the Juvenile Diabetes Research Institute. In connection with the meetings, Dr. Low received fees of approximately $5,000 in the aggregate and was reimbursed for his travel expenses for some of those meetings. Each of Dr. Low and Novartis agreed not to disclose any confidential information to the other in connection with those meetings.

Indemnification of and Insurance for Directors and Executive Officers

        Under the merger agreement, Novartis has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities, for acts or omissions occurring at or prior to the effective time existing in favor of our current or former directors or officers as provided in our certificate of incorporation, our bylaws or any indemnification agreement between such indemnified person and us, without further action, as of the effective time. Such obligations will survive the merger, will continue in full force and effect in accordance with their terms and will not be impaired by any modification of such terms in any amendment or restatement of our certificate of incorporation or bylaws following the effective time.

        Novartis has also agreed to obtain, or cause the surviving corporation to obtain, at or prior to the effective time, a prepaid (or "tail") directors' and officers' liability insurance policy in respect of acts or omissions occurring at or prior to the effective time, covering each person currently covered by our directors' and officers' liability insurance policies, with coverage for six years following the effective time, on terms with respect to such coverage and amounts no less favorable to the insureds than those of such policy in effect on the date of the merger agreement, up to coverage for an annual premium that does not exceed 300% of the most recent annual premium paid by us for such insurance for our current fiscal year.

        Novartis and the surviving corporation are required to make proper provision for the continuation of these rights in connection with certain future corporate transactions.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the "IRS"), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling will be sought from the IRS with respect to the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

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  a citizen or individual resident of the United States;

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  a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion applies only to U.S. holders of shares of our common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, S corporations, or other pass-through entities, or investors in such S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in Novartis immediately after the merger, and U.S. holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements).

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of our common stock, you should consult your tax advisor.

        This summary of U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of our common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

  Tax Consequences of the Merger

        The receipt of cash by U.S. holders in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder's adjusted tax basis in such shares.

        Any such gain or loss will be long-term capital gain or loss if a U.S. holder's holding period in the shares of our common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of our common stock.

  Information Reporting and Backup Withholding

        Payments made in exchange for shares of our common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

        HSR Waiting Period.    Under the HSR Act and the rules promulgated thereunder, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act.

        Under the HSR Act, the merger may not be completed until the expiration of a 30 calendar day waiting period, which began when Novartis and Endocyte filed Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Novartis and Endocyte filed their Premerger Notification and Report Forms on October 31, 2018 in connection with the merger, and therefore the waiting period is expected to expire at 11:59 p.m., Eastern Time, on November 30, 2018, unless extended or earlier terminated. If prior to the expiration or termination of the waiting period either the FTC or the Antitrust Division issues a request for additional information or documentary material from Novartis or Endocyte (commonly called a second request), the waiting period with respect to the merger would be extended until the 30th calendar day following the date of Novartis' and Endocyte's substantial compliance with that request. After that time, absent Novartis' and Endocyte's agreement, the acquisition can be blocked only by court order. The FTC and the Antitrust Division may terminate the applicable waiting period at any time before its expiration.

        Committee on Foreign Investment in the United States Review.    The merger will be reviewed by the Committee on Foreign Investment in the United States. Under the rules governing the CFIUS process, the President of the United States, on the recommendation of CFIUS, may prohibit or suspend certain transactions, including the merger, of persons engaged in interstate commerce in the United States by foreign persons. This prohibition or suspension may occur if the President of the United States finds that there is credible evidence that leads the President of the United States to believe that the proposed transaction might threaten to impair the national security of the United States, and that applicable laws do not provide adequate authority to protect the national security of the United States. Alternatively, CFIUS may resolve any concerns about a transaction's potential impact by agreeing to mitigation measures with the parties prior to clearing the transaction.

        Endocyte, Novartis and Merger Sub filed jointly a required declaration with CFIUS on November 10, 2018. Following acceptance of the required declaration for review by CFIUS, a 30 calendar day declaration review period will begin. At or prior to the expiration of this declaration review period, CFIUS may conclude all action under Section 721, inform the parties that CFIUS is unable to complete action under Section 721, request a joint voluntary notice pursuant to 31 C.F.R. Part 801.501 or unilaterally initiate a review of the merger pursuant to 31 C.F.R. Part 801.504. If CFIUS does not conclude all action during the 30 calendar day declaration review period and requests a joint voluntary notice (or unilaterally initiates a review of the merger), CFIUS will have up to 105 additional calendar days to review and investigate the merger. At any time during either the review or investigation period, CFIUS can conclude all action by determining that there are no unresolved national security concerns. If CFIUS is unable to reach a conclusion regarding what to recommend or otherwise believes that the President of the United States should make the determination, CFIUS must submit a report to the President of the United States requesting the President of the United States to make the determination regarding disposition of the merger. After receiving the report from CFIUS, the President of the United States would have 15 calendar days to determine whether to take action regarding the merger, including its suspension or prohibition. At any time during this process, Endocyte, Novartis and Merger Sub may voluntarily withdraw and refile the joint voluntary notice to permit additional time to address concerns raised by CFIUS. Although neither Endocyte nor Novartis believes that the President of the United States will prohibit or suspend the merger, there can be no assurance on this.

        Other Required Regulatory Approvals.    Completion of the merger is also subject to the receipt of certain antitrust or competition approvals of other jurisdictions if such approvals are required to complete the merger. Novartis and Endocyte are not presently aware of any such applicable approvals that are required under antitrust or other competition laws of other jurisdictions that would require Novartis and Endocyte to make any filings thereunder in order to complete the merger.

        In connection with the merger, Endocyte may seek to obtain consents of, and provide notices to, governmental agencies that have issued licenses or certificates or granted applications to Endocyte.

        At any time (regardless of whether before or after the expiration or termination of the statutory waiting periods under the HSR Act, or before or after the effective time), the Antitrust Division or the FTC, or foreign governmental authorities, may take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under applicable antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under applicable antitrust laws to challenge the merger under some circumstances. Although neither Endocyte nor Novartis believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Exclusive Forum Bylaw

        On October 17, 2018, our board of directors approved an amendment to our amended and restated bylaws, effective as of such date, in order to add an exclusive forum provision for the adjudication of certain disputes. The amendment, set forth in a new Article XI of the bylaws, provides that, unless Endocyte consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Endocyte, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Endocyte to Endocyte or its stockholders, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the laws of the State of Delaware (including the DGCL), Endocyte's amended and restated certificate of incorporation or the bylaws (as each may be amended from time to time), (iv) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine.

Litigation Relating to the Merger

        As of the close of business on November 15, 2018, the following three lawsuits related to the merger had been filed.

        On November 6, 2018, a lawsuit captioned Elaine Wang v. Endocyte, Inc., et al., Civil Action No. 4:18-cv-00085, was filed by a purported stockholder of Endocyte in the United States District Court, Northern District of Indiana, against Endocyte and the members of our board. The complaint alleges, among other things, that the preliminary proxy statement filed by us with the SEC on October 31, 2018 (the "preliminary proxy statement") contained untrue statements of fact and/or omitted material facts necessary to make the statements made in the preliminary proxy statement not misleading, and that therefore Endocyte and the members of our board violated Section 14(a) of the Exchange Act and Rule 14a-9 thereunder. The lawsuit further alleges that the members of our board violated Section 20(a) of the Exchange Act. The lawsuit seeks, among other things, injunctive relief: (i) enjoining the consummation of the merger unless and until material information that was allegedly omitted from the preliminary proxy statement is disclosed; (ii) rescinding, to the extent already implemented, the merger agreement or any of the terms thereof, or granting plaintiff rescissory damages; and (iii) awarding plaintiff the costs and disbursements of the action, including reasonable attorneys' and expert fees and expenses. Endocyte and the members of our board believe the lawsuit is without merit and intend to vigorously defend against it.

        On November 8, 2018, a purported class action lawsuit captioned George A. Lareau v. Endocyte, Inc., et al., Civil Action No. 1:18-cv-10392, was filed by a purported stockholder of Endocyte in the United States District Court for the Southern District of New York, against Endocyte and the members of our board. The complaint alleges, among other things, that the preliminary proxy statement contained untrue statements of fact and/or omitted material facts necessary to make the statements made in the preliminary proxy statement not misleading, including related to the valuation analyses performed by our financial advisors, and that therefore Endocyte and the members of our board violated Section 14(a) of the Exchange Act and Rule 14a-9 thereunder. The lawsuit further alleges that the members of our board violated Section 20(a) of the Exchange Act. The lawsuit seeks, among other things: (i) declaration of the action as a class action; (ii) enjoining the consummation of the merger unless and until material information that was allegedly omitted from the preliminary proxy statement is disclosed; (iii) rescinding, to the extent already implemented, the merger agreement or any of the terms thereof, or granting plaintiff and the class rescissory damages; and (iv) awarding plaintiff the costs and disbursements of the action, including reasonable attorneys' and expert fees and expenses. Endocyte and the members of our board believe the lawsuit is without merit and intend to vigorously defend against it.

        On November 14, 2018, a purported class action lawsuit captioned Earl Wheby, Jr. v. Endocyte, Inc., et al., Civil Action No. 1:18-CV-01794, was filed by a purported stockholder of Endocyte in the United States District Court for the District of Delaware, against Endocyte and the members of our board. The complaint alleges, among other things, that the preliminary proxy statement omitted material facts necessary to make the statements made in the preliminary proxy statement not misleading, including regarding Endocyte's financial projections and the analyses performed by our financial advisors, rendering the preliminary proxy statement false and misleading, and that therefore Endocyte and the members of our board violated Section 14(a) of the Exchange Act and Rule 14a-9 thereunder. The lawsuit further alleges that the members of our board violated Section 20(a) of the Exchange Act. The lawsuit seeks, among other things, orders or a judgment: (i) certifying the action as a class action; (ii) enjoining the consummation of the merger; (iii) if the merger is consummated, rescinding it and setting it aside or awarding rescissory damages; (iv) directing the filing of a proxy statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; and (v) awarding plaintiff the costs of the action, including reasonable allowance for attorneys' and experts' fees. Endocyte and the members of our board believe the lawsuit is without merit and intend to vigorously defend against it.

        If the lawsuits are not resolved on a timely basis, they could delay consummation of the merger and result in additional costs to Endocyte. There can be no assurance that there will not be additional lawsuits filed against Endocyte and/or its directors and officers in connection with the merger. We cannot predict the outcome of or estimate the possible loss or range of loss from these matters.

Delisting and Deregistration of Endocyte Common Stock

        If the merger is completed, our common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act.

The Merger Agreement Proposal

        We are asking you to approve a proposal to adopt the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled "The Merger Agreement." A copy of the merger agreement is attached to this proxy statement as Annex A.

Vote Required and Board Recommendation

        Under Delaware law, approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes, if any, will have the same effect as a vote "AGAINST" the proposal.

        After considering various factors described in the section entitled "The Merger (Proposal 1)—Reasons for the Recommendation of the Special Committee and our Board," our board (upon the unanimous affirmative recommendation of the special committee of our board) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and our stockholders and recommended that Endocyte stockholders vote in favor of the proposal to adopt the merger agreement. Accordingly, our board unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

 THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

        The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Endocyte or modify or supplement any factual disclosures about Endocyte in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Endocyte. The merger agreement contains representations and warranties by and covenants of Endocyte, Novartis and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Endocyte's public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in Endocyte's periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled "Where You Can Find Additional Information." Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

        Additional information about Endocyte may be found elsewhere in this proxy statement and Endocyte's other public filings. See the section entitled "Where You Can Find Additional Information."

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

        At the effective time, Merger Sub will merge with and into Endocyte, and the separate corporate existence of Merger Sub will cease. Endocyte will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of Novartis.

        At the effective time, the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time (except that references to the name of Merger Sub will be replaced by references to Endocyte, Inc.), until thereafter amended in accordance with applicable law and the applicable provisions therein. Also at the effective time, the bylaws of the surviving corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time (except that references to the name of Merger Sub will be replaced by references to Endocyte, Inc.), until thereafter amended in accordance with applicable law and the applicable provisions therein.

        At the effective time, the individuals holding positions as directors of Merger Sub immediately before the effective time will become the initial directors of the surviving corporation, and the individuals holding positions as officers of Endocyte immediately before the effective time will be the initial officers of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

When the Merger Becomes Effective

        The closing of the merger will take place at 10:00 a.m. (New York City time) at the offices of Cravath, 825 Eighth Avenue, New York, New York 10019, no later than the third business day after the satisfaction (or, to the extent permitted by law, waiver by the party entitled thereto) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction (or, to the extent permitted by law, waiver by the party entitled thereto) of such conditions), or at such other place, time and date as is agreed in writing by Novartis, Merger Sub and Endocyte.

        On the closing date, Novartis, Merger Sub and Endocyte will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Novartis and Endocyte agree and specify in the certificate of merger.

        As of the date of the filing of this proxy statement, the parties expect to complete the merger in the first half of 2019. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and factors outside the control of Endocyte or Novartis may delay the completion of the merger, or prevent it from being completed at all. There can be no assurances as to whether or when the merger will be completed, or that it will be completed as currently proposed, or at any particular time.

Effect of the Merger on our Common Stock

        At the effective time, each issued and outstanding share of our common stock (other than shares of our common stock owned by Endocyte, Novartis or Merger Sub immediately prior to the effective time ("excluded shares") and any shares of our common stock held by any Endocyte stockholder who properly demands and perfects appraisal rights under, and complies in all respects with, Section 262 of the DGCL, and has not validly withdrawn, waived or lost such rights ("appraisal shares")), will be converted automatically into the right to receive the merger consideration. The merger consideration will be $24.00 per share in cash, without interest and less any applicable withholding taxes.

        At the effective time, each excluded share will be automatically canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        Shares of our common stock that are outstanding immediately prior to the effective time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL, will not be converted into the right to receive the merger consideration, but instead, at the effective time, by virtue of the merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist and will represent the right to receive only those rights provided under Section 262. If any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then the rights of such holder pursuant to Section 262 will cease and such appraisal shares will be deemed to have been converted as of the effective time into, and will represent only the right to receive, the merger consideration. Endocyte has agreed to serve prompt notice to Novartis of any demands received by Endocyte for appraisal of any shares of our common stock, any withdrawals of any such demands or any other instruments received by Endocyte relating to the rights of appraisal of the holders of shares of our common stock, and Novartis will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Endocyte has agreed that, prior to the effective time, it will not make any payment with respect to, or settle or offer to settle, or otherwise negotiate any such demands, or agree to do any of the foregoing, without the prior written consent of Novartis.

        At the effective time, each outstanding share of capital stock of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Endocyte Equity Awards; Employee Stock Purchase Plan

        Stock Options.    At the effective time, each stock option that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will (i) if the exercise price of such stock option is less than the merger consideration, be canceled, with the holder of such stock option becoming entitled to receive an amount in cash, without interest, equal to (a) the excess of the merger consideration over the exercise price of the stock option, multiplied by (b) the number of shares of our common stock subject to such stock option as of immediately prior to the effective time (subject to any applicable withholding taxes); or (ii) if the exercise price of such stock option is equal to or greater than the merger consideration, be canceled without any consideration being payable.

        Restricted Stock Units.    At the effective time, each RSU that is outstanding and not settled immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration multiplied by the number of shares of our common stock subject to such RSU as of immediately prior to the effective time (subject to any applicable withholding taxes).

        2010 Employee Stock Purchase Plan.    If the effective time occurs on or before the end of the ESPP current offering period, then reasonably promptly following the effective time (but in any event not later than three business days thereafter), the surviving corporation will pay, through the surviving corporation's payroll, to each participant in the current offering period an amount in cash equal to (i) the merger consideration multiplied by (ii) the result obtained by dividing (A) the amount of the payroll deductions credited to such participant's account pursuant to the ESPP as of the effective time by (B) the purchase price (as defined in the ESPP, with the last day of the applicable purchase period being deemed to be the date on which the effective time occurs), net of any applicable taxes withheld. If the effective time occurs after the last day of the current offering period, we will issue shares of our common stock to participants in the ESPP pursuant to the terms of the ESPP for the current offering period and such shares will be treated like all other outstanding common stock in the merger. In addition, we have agreed that, during the term of the merger agreement, we will not permit any further offering periods to commence under the ESPP, and we will not allow participants in the ESPP to increase their payroll deductions from those in effect on the date of the merger agreement or allow anyone who is not a participant in the ESPP as of the date of the merger agreement to become a participant. We will terminate the ESPP effective as of the effective time, and if the effective time has not occurred by the end of the current offering period, then we will suspend the ESPP until the effective time.

Treatment of Outstanding Warrant

        There is an outstanding warrant to purchase 442,000 shares of our common stock at an exercise price of $1.39, held by Cambridge Isotope Laboratories, Inc. Pursuant to the terms of the merger agreement and the warrant, the warrant will be automatically exercised immediately prior to the effective time, and the holder of the warrant will participate in the merger as a holder of our common stock on the same terms as other holders of our common stock, but the holder's aggregate consideration received in the merger will be reduced by the aggregate exercise price then in effect for the shares purchasable under the warrant.

Payment for Common Stock in the Merger

        At or immediately after the effective time, Novartis will take all steps necessary to enable and will cause the surviving corporation to provide to a bank or trust company reasonably acceptable to Endocyte (the "paying agent"), cash necessary to pay for the shares of our common stock converted into the right to receive the merger consideration pursuant to the merger agreement (such cash, the "exchange fund"). Promptly, and in any event no later than five business days after the effective time, the paying agent will mail to each holder of record of a certificate or book-entry share that immediately prior to the effective time represents outstanding shares of our common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates or book-entry shares formerly representing shares of our common stock in exchange for the merger consideration. Upon (1) in the case of certificates, surrender of such certificates (or if lost, stolen or destroyed, the making of an affidavit and, if required, the posting of a bond) together with a duly executed letter of transmittal to the paying agent, or (2) in the case of book-entry shares, receipt of an "agent's message" by the paying agent, and delivery to the paying agent of such other documents as may reasonably be required by the paying agent, the holder of such certificates or book-entry shares, as applicable, will be entitled to receive the merger consideration in exchange for each share of our common stock theretofore represented by such certificates or book-entry shares.

        Any portion of the exchange fund that remains undistributed to the holders of certificates or book-entry shares for one year after the effective time will be delivered to Novartis upon demand, and any former holder of our common stock entitled to payment of merger consideration who has not yet complied with the provisions for exchange may thereafter look only to Novartis for payment of its claim for merger consideration. Further, if any certificate or book-entry share has not been surrendered immediately prior to the date on which the merger consideration in respect of such certificate or book-entry share would otherwise escheat to or become the property of any governmental entity, any merger consideration related to such certificate or book-entry share will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Representations and Warranties; Material Adverse Effect

        The merger agreement contains representations and warranties made by Endocyte, subject to certain exceptions in the merger agreement, in the confidential disclosure letter delivered in connection with the merger agreement and in certain of Endocyte's public filings, as to, among other things:

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  organization, good standing and corporate power;

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  capital structure, non-existence of any subsidiaries and no ownership of equity interests;

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  corporate authority;

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  governmental and third party conflicts, consents and approvals relating to the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

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  inapplicability of state takeover statutes and the absence of stockholder rights plans or similar devices;

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  accuracy and sufficiency of SEC filings, financial statements and internal control over financial reporting;

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  absence of undisclosed liabilities;

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  accuracy and completeness of the information supplied for the purposes of this proxy statement;

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  absence of certain changes or events and the conduct of business in the ordinary course of business consistent with past practice since December 31, 2017;

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  tax matters;

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  labor relations;

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  employee benefits;

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  title to properties;

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  material contracts;

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  litigation, investigations and other proceedings;

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  compliance with applicable laws, including anti-corruption laws;

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  regulatory matters;

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  environmental matters;

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  intellectual property;

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  insurance policies;

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  broker's or finder's fees or similar fees payable in connection with the transactions contemplated by the merger agreement;

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  the receipt of financial advisor opinions; and

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  affiliate transactions.

        The merger agreement also contains representations and warranties made by Novartis and Merger Sub, subject to certain exceptions in the merger agreement, as to, among other things:

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  organization, good standing and corporate power;

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  liabilities and conduct of operations of Merger Sub;

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  corporate authority;

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  governmental and third party conflicts, consents and approvals relating to the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

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  the accuracy and completeness of the information supplied for the purposes of this proxy statement;

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  the availability of the funds necessary to consummate the merger;

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  broker's or finder's fees or similar fees payable in connection with the transactions contemplated by the merger agreement; and

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  ownership of shares of our common stock.

        Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a "material adverse effect" qualification with respect to either Endocyte or Novartis, as discussed below.

        For purposes of the description of the merger agreement, a "material adverse effect with respect to Endocyte" means any change, event, effect, development or occurrence that (i) has a material adverse effect on the business, assets, financial condition or results of operations of Endocyte, or (ii) prevents or materially impairs or delays the consummation of the merger and the other transactions contemplated by the merger agreement or the ability of Endocyte to perform its obligations under the merger agreement; provided, however, that with respect to clause (i) only, none of the following will be deemed either alone or in combination to constitute, and except as otherwise provided for below none of the following will be taken into account in determining whether there has been, a material adverse effect with respect to Endocyte: any change, event, effect, development or occurrence to the extent resulting from or arising in connection with:

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  general conditions in the industries in which we operate;

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  general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit market conditions and capital markets price levels or trading volumes), in each case in the United States or elsewhere in the world;

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  any change or prospective change in applicable law or GAAP (or interpretation or enforcement thereof);

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  geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

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  any hurricane, tornado, flood, volcano, earthquake, pandemic or other natural or man-made disaster;

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  the failure, in and of itself, of Endocyte to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the merger agreement, or changes or prospective changes in the market price or trading volume of our common stock or our credit rating (except that the underlying facts or occurrences giving rise or contributing to such failure or change may be taken into account in determining whether there has been a material adverse effect if such facts or occurrences are not otherwise excluded from being taken into account pursuant to this definition in determining whether there has been a material adverse effect);

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  the announcement, pendency or performance of any of the transactions contemplated by the merger agreement, including any proceeding brought by any Endocyte stockholder (direct or derivative) in respect of the merger agreement or any of the transactions contemplated thereby and any departure of any employee or officer of Endocyte, in each case to the extent resulting from or arising in connection with such announcement, pendency or performance (except this clause will not apply with respect to any representation or warranty contained in the merger agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the performance of obligations under the merger agreement, including the transactions contemplated thereby);

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  (i) any action taken by us at Novartis' written request or with Novartis' written consent, or that is expressly required pursuant to the terms of the merger agreement (other than a specified section thereof) or (ii) our failure to take any action if such action is expressly prohibited by the terms of the merger agreement (but only to the extent that Novartis unreasonably withholds its consent to the taking of such action after receipt of a written request therefor from us);

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  the identity of, or any facts or circumstances relating to, Novartis or Merger Sub as party to the transactions contemplated by the merger agreement;

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  any determination by, or delay of a determination by, the FDA or any other governmental entity, or any panel or advisory body empowered or appointed thereby, with respect to the approvability, manufacturing, labeling, contents of packaging insert, prescribing information, risk management profile, chemistry, manufacturing and controls (CMC) matters or pre-approval inspection matters relating to any pharmaceutical products (as defined in the merger agreement);

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  any requirement of the FDA or any other governmental entity, or any panel or advisory body empowered or appointed thereby, relating to the results of any pre-clinical or clinical testing being conducted by or on behalf of Endocyte (including by any of its collaboration partners), including any requirement to conduct further clinical trials or any delayed or accelerated launch of any pharmaceutical products; and

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  the results of, or any data derived from, any pre-clinical or clinical testing being conducted by or on behalf of Endocyte including any of its collaboration partners) or any announcement thereof, including any increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to any pharmaceutical products, except (A) in the case of any of the first through fifth bullet points above, to the extent that Endocyte is disproportionately affected thereby as compared with other participants in the industries in which Endocyte operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been material adverse effect with respect to Endocyte) and (B) in the case of any of the last three bullet points above, to the extent that any such change, event, effect, development or occurrence results from (I) any action taken (or the failure to take any action) by or at the direction of Endocyte constituting fraud, gross negligence or violation of applicable law or (II) any willful and material failure on the part of Endocyte to comply with the approved clinical protocol for the development of any pharmaceutical product (in which case such change, event, effect, development or occurrence may be taken into account in determining whether there has been a material adverse effect with respect to Endocyte).

        For purposes of the description of the merger agreement, a "material adverse effect with respect to Novartis" means any change, effect, event, fact, development or occurrence that prevents or materially impairs or delays the consummation of the merger and the other transactions contemplated by the merger agreement or the ability of Novartis or Merger Sub to perform its obligations under the merger agreement.

Conduct of Business Pending the Merger

        The merger agreement provides that, from the date of the merger agreement to the effective time, except as set forth in the disclosure letter, or as otherwise expressly contemplated by the merger agreement or required by applicable law or with the prior written consent of Novartis, we will conduct our businesses in the ordinary course of business consistent with past practice, and we will use reasonable best efforts to preserve our present organization, assets, employees, governmental entity authorizations, contractors and relationships with customers, distributors, strategic partners, governmental entities, licensors, licensees and others having material business dealings with us.

        The merger agreement further provides that, from the date of the merger agreement to the effective time, except as set forth in the disclosure letter, or as otherwise expressly contemplated by the merger agreement or required by applicable law or with the prior written consent of Novartis, we will not:

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  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of our capital stock or other equity interests, (ii) split, combine or reclassify any of our capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity interests, or (iii) directly or indirectly redeem, repurchase or otherwise acquire any equity interests in Endocyte, except for (A) acquisitions of shares of our common stock in connection with the surrender of shares of our common stock by holders of our stock options in order to pay the exercise price of such stock options in accordance with their respective terms in effect at such time, (B) the withholding of shares of our common stock to satisfy tax obligations with respect to stock options, RSUs or the outstanding warrant to purchase shares of our common stock in accordance with their respective terms in effect at such time or (C) the acquisition by us of stock options or RSUs in connection with the forfeiture of such awards in accordance with their respective terms in effect at such time;

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  issue any equity interests, other than the issuance of shares of our common stock upon the exercise of stock options, purchase options under the ESPP or purchase rights under the Warrant, or upon the settlement of RSUs, in each case outstanding as of the date of the merger agreement and in accordance with their respective terms in effect at such time;

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  amend our certificate of incorporation, bylaws or other comparable organizational documents;

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  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger;

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  acquire (i) in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing equity interests in or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person, (ii) any assets or properties (other than as set forth in our 2018 and 2019 operating plan, acquisitions of raw materials or supplies in the ordinary course of business consistent with past practice or new capital expenditures, subject to certain limitations, if the amount of consideration paid or transferred by us would exceed $50,000 individually, or $100,000 in the aggregate for all such transactions or (iii) any equity interests in any entity that has a class of securities, or American Depositary Receipts representing such securities, listed or quoted on any securities exchange or securities quotation system;

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  establish any person that would constitute a subsidiary or affiliate of ours;

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  except as required by the terms of any Endocyte benefit plan as in effect on the date of the merger agreement or to the extent required by applicable law: (i) adopt, enter into, terminate or amend any collective bargaining agreement; (ii) adopt, enter into, terminate or amend any benefit plan, other than in respect of broad-based benefit plans (A) in the ordinary course of business consistent with past practice and (B) in a manner that does not materially increase the costs or benefits thereunder; (iii) increase in any manner the compensation, bonus or fringe or other benefits of any employee, officer, director or other service provider, other than such increases in respect of employees whose annual base salary is less than $200,000 or employees with a title below Senior Director, in either case in the ordinary course of business consistent with past practice; (iv) enter into or materially amend any employment, change in control, severance, retention or similar contract with any officer, director, employee or other service provider of ours (other than offer letters providing for at-will employment with newly-hired employees who are hired in the ordinary course of business that do not contain any equity or equity-based compensation, change in control, severance, retention or similar arrangements); (v) grant any awards under any benefit plan (including grants of stock options, RSUs and other stock or stock-based awards) or waive any conditions on any awards under any benefit plan; (vi) take any action to accelerate the payment of any compensation or benefit under any benefit plan; or (vii) change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions are made or the basis on which contributions are calculated;

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  (i) terminate the employment of any employee above the level of Director or with an annual base salary in excess of $150,000, other than due to such individual's death, disability or for cause (each as determined by us in the ordinary course of business) or (ii) hire any individual above the level of Director or with an annual base salary in excess of $150,000;

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  (i) change our fiscal year or revalue any of our material assets or (ii) make any change in accounting methods, principles or practices used by us, except as may be required (A) by GAAP or (B) by applicable law, including Regulation S-X under the Securities Act of 1933, as amended;

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  sell, lease or sublease (as lessor or sublessor), license (as licensor) or otherwise dispose of, or pledge, encumber or otherwise subject to any lien (other than liens permitted by the merger agreement), any properties or assets, except sales, leases, licenses or other dispositions (i) of obsolete assets in the ordinary course of business consistent with past practice or (ii) of properties or assets (other than intellectual property) with de minimis or no book value;

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  (i) incur, redeem, repurchase, prepay, defease, guarantee, assume or otherwise become liable for or modify in any material respects the terms of any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Endocyte, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in (including by purchase of stock or securities, property transfers or purchase of property or assets of any person or otherwise), any other person, other than (A) to or in Endocyte or (B) pursuant to any acquisition not in violation of the fifth bullet point in this list, and other than extensions of trade credit and advances of expenses to employees, in each case in the ordinary course of business consistent with past practice;

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  make any capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, which, individually, is in excess of $150,000 or, in the aggregate, are in excess of $300,000 (other than as reflected in our 2018 and 2019 operating plan);

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  make or change any tax election (other than any election described in Section 965(h) of the Code), change any tax accounting method or period, file any amended tax return, enter into any closing agreement with respect to taxes, request any tax ruling, waive or extend the statute of limitations in respect of a material amount of taxes or settle or compromise any material tax liability or refund;

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  (i) materially amend or modify, or renew, extend or voluntarily terminate, or waive or release any material rights under, specified contracts (other than the ABX license agreements), (ii) enter into any contract that would be a specified contract if in effect on the date of the merger agreement, or (iii) materially amend or modify, or renew, extend or voluntarily terminate, or waive or release any rights under either of the ABX license agreements;

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  enter into or amend any contract if, pursuant to the terms of such contract or amendment, the consummation of any of the transactions contemplated by the merger agreement (alone or in combination with any other event) or compliance by us with the provisions of the merger agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation, or give rise to a loss of a benefit under, or result in the creation of any lien in or upon any of our properties or assets under, or require Novartis to license or transfer any of its material intellectual property or other material assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such contract;

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  (i) settle any pending, potential or threatened proceeding if such settlement would require any payment by us or receipt of any payment from a third party in excess of $100,000 or would obligate us to take any material action or impose any material restrictions on our business or (ii) commence any comparable proceeding against a third party;

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  (i) assign, sell, lease, license, dispose, cancel, abandon, grant rights to or fail to renew, maintain or diligently pursue applications for, or defend, any Endocyte intellectual property or (ii) disclose to any third party, other than representatives of Novartis or under a confidentiality agreement, any trade secrets included in the intellectual property in a way that results in the loss of intellectual property protection for such intellectual property;

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  cancel, terminate or modify in any material respect, or take any action that could permit cancellation, termination or material modification of, any insurance policy material to us;

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  enter into any real property lease or modify, amend, renew, extend waive or exercise any material right or remedy under or terminate any lease, other than renewals of any lease in existence on the date of the merger agreement in the ordinary course of business consistent with past practice; or

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  authorize, commit or agree to take any of the foregoing actions.

No Solicitation; Alternative Proposals

        Under the terms of the merger agreement, subject to certain exceptions described below, Endocyte has agreed that it will not, and will cause each of its affiliates not to, and will instruct and use its reasonable best efforts to cause its and their respective directors, officers, employees, financial advisors, legal counsel and other agents, advisors or representatives (collectively, "representatives") not to, directly or indirectly:

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  solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any takeover proposal (as defined in the following paragraph);

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  solicit, initiate, or knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any person (other than Novartis or Merger Sub) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any takeover proposal; or

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  execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or any other agreement, arrangement or understanding (whether or not binding) relating to any takeover proposal (a "company acquisition agreement").

        For purposes of the merger agreement:

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  "takeover proposal" means any inquiry, proposal or offer from any person or group relating to, in a single transaction or series of related transactions, any

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  direct or indirect acquisition or exclusive license of 20% or more of the assets of Endocyte (based on the fair market value thereof) or assets comprising 20% or more of the revenues, net income or EBITDA of Endocyte,

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    direct or indirect acquisition of 20% or more of the outstanding Endocyte common stock or the outstanding voting power of Endocyte (or any other equity interests representing such voting power giving effect to any right of conversion or exchange thereof),

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    tender offer or exchange offer that if consummated would result directly or indirectly in any person or group (or the stockholders of any person or group) beneficially owning 20% or more of the outstanding Endocyte common stock or the outstanding voting power of Endocyte (or any other equity interests representing such voting power giving effect to any right of conversion or exchange thereof),

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    merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction involving Endocyte which would result in any person or group (or the stockholders of any person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding Endocyte common stock or the outstanding voting power of Endocyte or of the surviving entity in a merger involving Endocyte or the resulting direct or indirect parent of the Endocyte or such surviving entity (or any equity interests representing such voting power giving effect to any right of conversion or exchange thereof), or

    •
    any combination of the foregoing.

  •
  "superior proposal" means any bona fide written takeover proposal (except that, for purposes of this definition, references to "20% or more" in the definition of "takeover proposal" will be deemed to be references to "more than 50%") made by a third party or group that is not solicited in violation of the merger agreement and that our board or any committee thereof determines in good faith, after consultation with our outside counsel and financial advisor, (i) is more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account all terms and conditions of such takeover proposal (including all legal, regulatory, financial, timing and other aspects of such takeover proposal) as well as the merger agreement and all changes to the terms of the transactions contemplated by the merger agreement that are proposed by Novartis in response to such takeover proposal or otherwise and (ii) is reasonably capable of being completed on the terms proposed, taking into account all terms and conditions of such takeover proposal (including all legal, regulatory, financial, timing and other aspects of such offer).

        We have also agreed that we will, and will cause each of our affiliates to, and will instruct and use our reasonable best efforts to cause our and their respective representatives to, immediately:

  •
  cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of the merger agreement that constitutes, or would reasonably be expected to lead to, a takeover proposal;

  •
  request the prompt return or destruction of all confidential information previously furnished to any person in connection with a possible takeover proposal; and

  •
  terminate access to any physical or electronic data rooms relating to a possible takeover proposal.

The merger agreement provides that we will not, and will cause each of our affiliates not to, and will instruct and use our reasonable best efforts to cause our and their respective representatives not to, release any person from, or waive, amend or modify any provision of, or grant any permission under any "standstill" provision or similar provision with respect to any of our capital stock in any agreement to which we or any of our affiliates is a party. However, our board or any committee thereof is permitted to grant waivers of, and not to enforce, any "standstill" or similar provision to the extent that (i) our board or any committee thereof determines in good faith (after consultation with our outside counsel) that the failure to take such action would be inconsistent with our directors' fiduciary duties under applicable law and (ii) any such action by our board or any committee thereof does not violate any other provision of the merger agreement. Under the merger agreement, we released Novartis and Merger Sub and their respective affiliates from the "standstill" provisions contained in the confidentiality agreement between us and Novartis.

        Notwithstanding these restrictions or anything to the contrary in any other provision of the merger agreement, if at any time prior to the time the requisite stockholder vote is obtained, we or any of our affiliates or representatives receives a bona fide, written takeover proposal that did not result from a breach of the merger agreement, then in response to such takeover proposal:

  •
  we and our representatives may contact the person or group that made the takeover proposal solely to clarify the terms and conditions thereof or to request that any takeover proposal made orally be made in writing; and

  •
  if our board or any committee thereof determines in good faith (after consultation with our outside counsel and financial advisor) that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal from the person or group submitting such bona fide, written takeover proposal and, after consultation with our outside counsel, that the failure to take such action would be inconsistent with our directors' fiduciary duties under applicable law (a "qualifying company takeover proposal"), we may, subject to compliance with the merger agreement, (i) enter into a confidentiality agreement with such person or group making the qualifying company takeover proposal and thereafter furnish information with respect to Endocyte to such person or group and its representatives pursuant to such confidentiality agreement so long as we also provide Novartis promptly, and in no event later than 24 hours after the time such information is provided or made available to such person or group or any of its representatives, any information furnished to such person or group or any of its representatives which was not previously furnished to Novartis, and (ii) participate in discussions or negotiations with such person or group and its representatives regarding such qualifying company takeover proposal.

Under the merger agreement, we must notify Novartis prior to (i) contacting any such person or group under the first bullet point above, and (ii) furnishing any information and/or entering into any discussions or negotiations described in the two bullet points above.

        During the period from the date of the merger agreement to the effective time, we are also required to promptly (and in no event later than 24 hours after our knowledge of the receipt thereof):

  •
  advise Novartis in writing of our or any of our affiliates' or our or their respective representatives' receipt of any takeover proposal or any inquiries regarding, or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any takeover proposal, including the identity of the person or group making such takeover proposal or inquiry; and

  •
  provide to Novartis an unredacted copy of any such takeover proposal or such inquiry made in writing (including any financing commitments or other agreements related thereto) (or if such takeover proposal or inquiry is not in writing, a written description of the terms and conditions thereof) and unredacted copies of all other draft agreements and material written documents and correspondence exchanged between us or any of our affiliates or our or their representatives, on the one hand, and the person or group or its representatives making such takeover proposal or inquiry, on the other hand, in connection with such takeover proposal or inquiry.

From and after such notification, we are to keep Novartis fully informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding, or changes to the material terms and conditions of, any such takeover proposal or inquiry, including providing to Novartis promptly, and in no event later than 24 hours after receipt thereof, unredacted copies of any additional proposals, counterproposals, draft agreements and material written documents and correspondence exchanged between us or any of our affiliates or our or their representatives, on the one hand, and the person or group or its representatives making such takeover proposal or inquiry, on the other hand, in connection with such takeover proposal or inquiry.

Change in Company Recommendation

        As described in "The Merger (Proposal 1)—Reasons for the Recommendation of the Special Committee and our Board" beginning on page 40, and subject to the provisions described below, our board has unanimously recommended that our stockholders vote "FOR" the proposal to adopt the merger agreement. We refer in this proxy statement to the following recommendation as the "company recommendation:" our board and its special committee (i) determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Endocyte and its stockholders, (ii) approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement, and (iii) recommending (A) in the case of the special committee, that our board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, in each case on the terms and subject to the conditions set forth in the merger agreement and (B) in the case of our board, that the holders of shares of our common stock adopt the merger agreement and directing that the merger agreement be submitted to our stockholders at the special stockholders meeting.

        The merger agreement provides that, except as described below, our board or any committee thereof may not:

  •
  (i) withdraw, withhold, qualify or modify in a manner adverse to Novartis or Merger Sub, or propose publicly to withdraw, withhold, qualify or modify in a manner adverse to Novartis or Merger Sub, the company recommendation, or authorize, resolve or agree to take any such action, (ii) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any securityholders of Endocyte, any takeover proposal, or approve any transaction under, or any transaction resulting in any third party becoming an "interested stockholder" under, Section 203 of the DGCL, or authorize, resolve or agree to take any such action, or (iii) fail to include the company recommendation in the proxy statement for the special meeting or to recommend against any takeover proposal that is a tender offer or exchange offer within 10 business days after the commencement thereof (any action described in this bullet point being referred to herein as an "adverse recommendation change"); or

  •
  approve, recommend, cause or permit Endocyte or any of its affiliates to enter into, or to propose to approve, recommend or enter into, any company acquisition agreement (other than a confidentiality agreement entered into as permitted by the merger agreement), or authorize, resolve, agree or propose to take any such action.

        Notwithstanding anything to the contrary set forth in the merger agreement, prior to obtaining stockholder approval of the adoption of the merger agreement, our board or any committee thereof may:

  •
  make an adverse recommendation change if:

  •
  our board or any committee thereof determines in good faith (after consultation with our outside counsel) that, as a result of an intervening event, failure to take such action would be inconsistent with our directors' fiduciary duties under applicable law, where "intervening event" is defined as a development or change in circumstances (other than (i) a takeover proposal, (ii) changes in the price of our common stock, in and of itself (however, the underlying reasons for such changes may constitute an intervening event) or (iii) the fact that, in and of itself, we exceed any internal or published projections, estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an intervening event)) that occurs or arises after the execution and delivery of the merger agreement and was not known to or reasonably foreseeable by our board or any committee thereof prior to the execution and delivery of the merger agreement), or

    •
    we receive a takeover proposal after the date of the merger agreement that did not result from a breach of the merger agreement and for which our board or any committee thereof determines in good faith (after consultation with our outside counsel and financial advisor) that such takeover proposal constitutes a superior proposal and, after consultation with our outside counsel, that the failure to take such action would be inconsistent with our directors' fiduciary duties under applicable law; and

  •
  solely in the case of the second sub-bullet point above, enter into a definitive written agreement providing for the consummation of a superior proposal and concurrently terminate the merger agreement pursuant to the terms thereof, including payment of the termination fee;

provided, however, that our board and each committee thereof will not, and will cause Endocyte not to, take any action set forth in the bullet points immediately above unless, prior to taking such action:

  •
  Endocyte has provided written notice to Novartis (a "notice of adverse recommendation change") advising Novartis that our board or any such committee intends to take such action and the reasons therefor;

  •
  in the case of any notice of adverse recommendation change provided in connection with an intervening event, such notice of adverse recommendation change contains a reasonably detailed description of such intervening event;

  •
  in the case of any notice of adverse recommendation change provided in connection with a takeover proposal, such notice of adverse recommendation change specifies the material terms and conditions of the related superior proposal, identifying the person or group making such superior proposal and including a copy of the most current version of the agreement or proposal and all material related documentation with respect to such superior proposal;

  •
  a period of at least four business days has elapsed following Novartis' receipt of such notice of adverse recommendation change, with any amendment or modification to any takeover proposal that is the basis for such proposed adverse recommendation change requiring a new notice of adverse recommendation change and an additional notice period (which will be the longer of (i) two business days and (ii) the period remaining under the initial notice period);

  •
  if requested by Novartis, we have negotiated, and have caused our affiliates and our and their representatives to negotiate, in good faith with Novartis and its representatives during such four business day period (as it may be extended pursuant to the preceding bullet point) with respect to any changes to the terms of the merger agreement, including in any binding proposal by Novartis, to amend or modify the merger agreement during such period; and

  •
  taking into account any changes to the terms of the merger agreement proposed by Novartis in any binding proposal, our board or any committee thereof has determined in good faith (i) after consultation with our outside counsel, with respect to the actions described in the first bullet point ("make an adverse recommendation change if") of this sentence, that it would continue to be inconsistent with our directors' fiduciary duties under applicable law not to effect the adverse recommendation change and (ii) after consultation with our outside counsel and financial advisor, with respect to the actions described in the second sub-bullet point of the first bullet point of this sentence and the actions described in the second bullet point of this sentence, that the takeover proposal received by Endocyte continues to constitute a superior proposal, in each case, if such changes offered by Novartis in such binding proposal were given effect;

provided, further, that any purported termination of the merger agreement pursuant to this sentence will be void and of no force and effect unless such termination is in accordance with the merger agreement and we pay to Novartis the termination fee of $73.5 million prior to or concurrently with such termination.

        Notwithstanding the foregoing, nothing contained in the merger agreement prohibits us from taking and disclosing to our stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, in each case after commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Furthermore, no disclosure that our board or any committee thereof may determine (after consultation with our outside counsel) that we are required to make under applicable law will constitute a violation of the merger agreement. However, in no event will our board or any committee thereof make an adverse recommendation change except in accordance with the merger agreement.

Efforts to Obtain Regulatory Approvals

        Under the merger agreement, each party is required to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by the merger agreement, including:

  •
  obtaining all necessary or advisable consents from, making all necessary registrations, declarations and filings with and taking all reasonable steps as may be necessary to obtain a consent from or avoid a proceeding by any governmental entity or other third party with respect to the merger agreement or the transactions contemplated thereby;

  •
  furnishing all information required to be furnished in connection with obtaining any consents from or making any filings with any governmental entity or other third party, and promptly cooperating with and furnishing information in connection with any such requirements imposed upon any party or any of their respective subsidiaries in connection with the merger agreement or the consummation of the transactions contemplated thereby;

  •
  defending or contesting of any proceedings challenging the merger agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed; and

  •
  executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement,

except with respect to consents, registrations, declarations, filings, instruments and proceedings relating to or under the HSR Act, Section 721 or any other required regulatory approval, which are addressed below.

        Under the merger agreement, each party is also required to use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to:

  •
  obtain, or cause to be obtained, all required regulatory approvals, except that Novartis will not be required to, and we will not, without the prior written consent of Novartis, take any such action that is not conditioned upon the closing of the merger;

  •
  cooperate with the other parties in promptly seeking to obtain all such required regulatory approvals; and

  •
  provide such other information to any governmental entity as such governmental entity may lawfully request in connection herewith.

Without limiting the generality of the foregoing and subject to the next paragraph, Novartis agrees that, other than with respect to any required regulatory approval under Section 721, its obligation to use its reasonable best efforts pursuant to this provision includes (i) defending or contesting any proceeding challenging this merger agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay, temporary restraining order, preliminary injunction or permanent injunction entered by any governmental entity vacated or reversed and (ii) proposing, negotiating, effecting or agreeing to effect or executing any settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity or with any other person, except that Novartis will not be required to take any such action described in clause (ii) that is not conditioned upon the closing of the merger. Further, each party agrees to make an appropriate filing, if necessary, as promptly as reasonably practicable, but in any event (A) pursuant to the HSR Act no later than 10 Business Days following the date of the merger agreement and (B) pursuant to Section 721 no later than the first Business Day immediately following November 10, 2018. In addition, each party agrees to make the appropriate filings pursuant to any other required regulatory approval as promptly as reasonably practicable following the date of the merger agreement, and in all cases, to supply as promptly as reasonably practicable to the applicable governmental entity any additional information and documentary material that may be requested pursuant to the HSR Act, Section 721 or the other such required regulatory approval.

        The merger agreement provides that nothing contained therein will require Novartis, Merger Sub or any of their respective subsidiaries to, and Endocyte will not, without the prior written consent of Novartis, propose, negotiate, effect or agree to, or execute any settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity or with any other person obligating Novartis, any of its subsidiaries or Endocyte to, (i) sell, divest, license or otherwise convey or hold separate any asset or business of Novartis, Endocyte or any of their respective subsidiaries, (ii) terminate any existing relationship, contractual right or obligation of Novartis, any of its subsidiaries or Endocyte, (iii) create any relationship, contractual right or obligation of Novartis, any of its subsidiaries or Endocyte or (iv) implement any limitations or restrictions on the ability of Novartis, Merger Sub or any of their respective subsidiaries to hold and exercise full rights of ownership of any equity interests in the surviving corporation, including the right to vote such equity interests, or to effectively control the business or operations of Endocyte, other than, in the case of clauses (i), (ii) or (iii), any such sale, divestiture, license, conveyance or hold separate, or termination or creation of any relationship, contractual right or obligation, that is exclusively related to any radioligand therapy product under development by Novartis solely for the treatment of prostate cancer as of the date of the merger agreement (any such product, a "permitted product"); provided that the terms and conditions of such sale, divestiture, license, conveyance or hold separate, or termination or creation of any relationship, contractual right or obligation, that is exclusively related to a permitted product would not (A) materially impair the anticipated benefits of the transactions contemplated by the merger agreement to Novartis and its subsidiaries (other than, for the avoidance of doubt, any such benefit related to such permitted product), (B) have a material adverse effect on any product currently marketed or under development by Novartis (other than, for the avoidance of doubt, such permitted product) and (C) be on terms and conditions that are unreasonably burdensome to Novartis (a "permitted antitrust action") (each action or condition described in clauses (i)-(iv), other than a permitted antitrust action, a "burdensome condition").

        Under the merger agreement, Novartis and Endocyte also agree to:

  •
  furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, Section 721 or any other required regulatory approval;

  •
  give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the United States Federal Trade Commission (the "FTC"), the United States Department of Justice (the "DOJ") and any other governmental entity regarding the merger or any of the other transactions contemplated by the merger agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests;

  •
  unless prohibited by applicable law or by the applicable governmental entity, and to the extent reasonably practicable, (i) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the merger or any of the other transactions contemplated by the merger agreement without the other party, (ii) give the other party reasonable prior notice of any such meeting or conversation, (iii) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (iv) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity and (v) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any governmental entity or members of any governmental entity's staff, on the other hand, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  •
  comply with any inquiry or request from the FTC, the DOJ or any other governmental entity as promptly as reasonably practicable; and

  •
  consult with one another in connection with any inquiry, hearing, investigation, proceeding or litigation by, or negotiations with, any governmental entity relating to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, including the scheduling of, and strategic planning for, any meetings with any governmental entity relating thereto.

In addition, the merger agreement provides that Novartis will control and lead all communications and strategy for dealing with the FTC, the DOJ and any other governmental entity with respect to the HSR Act, Section 721 and any other required regulatory approval, and will control and lead the defense strategy for dealing with any proceedings challenging the merger agreement or the consummation of the transactions contemplated thereby that are brought by or relate to the FTC, the DOJ or any other governmental entity with respect to the HSR Act, Section 721 or any other required regulatory approval.

Endocyte Stockholders' Meeting

        Under the merger agreement, we agreed to take all necessary actions in accordance with applicable law, our certificate of incorporation and our bylaws and the rules and regulations of The Nasdaq Stock Market, to duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement, as soon as reasonably practicable after the SEC confirms that it will not review or that it has no further comments on the preliminary proxy statement. Subject to the merger agreement, we will take all lawful action necessary to solicit and obtain the stockholder approval of the proposal to adopt the merger agreement, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the special meeting.

        We may, after consultation with Novartis, adjourn, recess or postpone the special stockholders meeting only (i) to the extent required by applicable law to ensure that any required supplement or amendment to the proxy statement is provided to our stockholders of the Company within a reasonable amount of time in advance of the meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings, or (iii) if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of our stockholder meeting, in each case for the minimum duration necessary to remedy the circumstances giving rise to such adjournment, recess or postponement (and in any event, unless otherwise required by applicable law or a court of competent jurisdiction, not beyond the earlier of (A) the date that is 30 days after the date that the stockholders meeting was originally scheduled (or, if applicable, 30 days after the newly scheduled date for any such originally scheduled stockholders meeting that is adjourned, recessed or postponed in accordance with the merger agreement), and (B) three business days prior to the Outside Date).

        Notwithstanding anything to the contrary in the merger agreement (including any adverse recommendation change), unless the merger agreement has been terminated in accordance with its terms prior to the time of the stockholders meeting, the stockholders meeting will be convened and the merger agreement will be submitted to our stockholders at the meeting for the purpose of obtaining the stockholder approval of the proposal to adopt the merger agreement, and nothing contained in the merger agreement will be deemed to relieve Endocyte of these obligations.

Employee Matters

        The merger agreement provides for the following treatment with respect to those employees of Endocyte who continue to be employed by the surviving corporation or one of its subsidiaries after the effective time, whom we refer to as the "continuing employees:"

  •
  from the effective time through the first anniversary of the effective time, continuing employees will receive: (i) base salaries or wage rates no less than such continuing employee's base salary or wage rate as of immediately prior to the effective time, (ii) severance pay and benefits no less favorable than severance pay and benefits set forth in the disclosure letter, and (iii) other employee benefits that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the effective time, provided that neither Novartis nor the surviving corporation nor any of Novartis' subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, equity interests pursuant to any such plans or arrangements; provided further that no plans or arrangements of Endocyte providing for such issuance will be taken into account in determining whether employee benefits are substantially comparable in the aggregate;

  •
  Novartis will cause the surviving corporation to recognize the service of each continuing employee as if such service had been performed with Novartis (i) for purposes of benefits under

    Novartis' vacation program, (ii) for purposes of eligibility to participate in any health or welfare plan maintained by Novartis (other than any post-employment health or post-employment welfare plan) and Novartis' 401(k) plan and (iii) unless covered under another arrangement with or of Endocyte, for benefit accrual purposes under Novartis' severance plan (in the case of each of clauses (i), (ii) and (iii), solely to the extent that Novartis makes such plan or program available to employees of the surviving corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Novartis; and

  •
  with respect to any welfare plan maintained by Novartis in which continuing employees are eligible to participate after the effective time, Novartis will, and will cause the surviving corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of Endocyte prior to the effective time and (ii) provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Indemnification and Insurance

        Under the merger agreement, Novartis has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities, for acts or omissions occurring at or prior to the effective time existing in favor of our current or former directors or officers as provided in our certificate of incorporation, our bylaws or any indemnification agreement between such indemnified person and us, without further action, as of the effective time. Such obligations will survive the merger, will continue in full force and effect in accordance with their terms and will not be impaired by any modification of such terms in any amendment or restatement of our certificate of incorporation or bylaws following the effective time.

        Novartis has also agreed to obtain, or cause the surviving corporation to obtain, at or prior to the effective time, a prepaid (or "tail") directors' and officers' liability insurance policy in respect of acts or omissions occurring at or prior to the effective time, covering each person currently covered by our directors' and officers' liability insurance policies, with coverage for six years following the effective time, on terms with respect to such coverage and amounts no less favorable to the insureds than those of such policy in effect on the date of the merger agreement, up to coverage for an annual premium that does not exceed 300% of the most recent annual premium paid by us for such insurance for our current fiscal year.

        In the event Novartis or the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Novartis or the surviving corporation will make proper provision so that the successors and assigns of Novartis or the surviving corporation, as the case may be, or at Novartis' option, Novartis, will assume the indemnification and insurance obligations set forth above.

Coordination on Litigation

        The merger agreement requires us to promptly advise Novartis of any proceeding commenced or, to our knowledge, threatened by, a stockholder or holder of any of our equity interests, against us or our directors or executive officers relating to the merger or any of the other transactions contemplated by the merger agreement, and we are to keep Novartis reasonably informed, consult with Novartis regarding and give Novartis the opportunity to participate in the defense and settlement of any such proceeding. The merger agreement provides that we and our representatives may not agree to or propose any settlement of any such proceeding without Novartis' prior written consent.

Other Covenants and Agreements

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, access to information, obtaining required consents and regulatory approvals, making necessary notifications and filings, public announcements relating to the merger and tax matters.

Conditions to Completion of the Merger

        Each party's obligation to effect the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled thereto) on or prior to the closing date of the following conditions:

  •
  there will not be in effect any applicable law, judgment, other legal restraint or prohibition (in each case whether temporary, preliminary or permanent in nature) or binding order or determination by any governmental entity (collectively, "legal restraints") restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

  •
  the expiration or termination of any applicable waiting period (including any extension thereof) under the HSR Act and under Section 721 will have occurred, and all other required regulatory approvals will have been obtained; and

  •
  the adoption of the merger agreement by Endocyte stockholders will have occurred.

        The obligations of Novartis and Merger Sub to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver by Novartis and Merger Sub) on or prior to the closing date of the following additional conditions:

  •
  the representations and warranties of Endocyte set forth in the merger agreement regarding:

  •
  no subsidiaries and the absence of any change, event, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Endocyte, being true and correct at and as of the date of the merger agreement and at and as of the closing date;

  •
  Endocyte's capital structure, outstanding equity interests and ownership of equity interests in others (with certain exceptions) being true and correct (without regard to any materiality, material adverse effect or similar qualifications and exceptions contained therein) at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representation and warranty expressly relates to a specified date, in which case at and as of such specified date), except for de minimis inaccuracies;

  •
  organization, certain option, RSU and Warrant matters, subsidiary dissolutions, authority, brokers and other advisors and opinions of financial advisors being true and correct in all material respects (without regard to any materiality, material adverse effect or similar qualifications and exceptions contained therein) at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representation and warranty expressly relates to a specified date, in which case at and as of such specified date); and

    •
    all other representations and warranties being true and correct (without regard to any materiality, material adverse effect or similar qualifications and exceptions contained therein), at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representation and warranty expressly relates to a specified date, in which case at and as of such specified date) other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Endocyte;

  •
  Endocyte having performed in all material respects all obligations to be performed by it under the merger agreement at or prior to the effective time;

  •
  since the date of the merger agreement, the absence of any change, event, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Endocyte;

  •
  the absence of any pending proceeding brought by any governmental entity seeking to (i) restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the merger or the other transactions contemplated by the merger agreement, or (ii) imposing a burdensome condition;

  •
  the absence of any legal restraint imposing a burdensome condition; and

  •
  Novartis and Merger Sub having received a certificate, dated the closing date of the merger and signed on behalf of Endocyte by its chief executive officer or chief financial officer, certifying that the conditions relating to representations and warranties, performance of obligations and no material adverse effect with respect to Endocyte have been satisfied.

        The obligation of Endocyte to effect the merger is subject to the satisfaction (or, to the extent permitted by law, waiver by Endocyte) on or prior to the closing date of the following additional conditions:

  •
  the representations and warranties of Novartis and Merger Sub set forth in the merger agreement being true and correct (without regard to any materiality, material adverse effect or similar qualifications and exceptions contained therein) at and as of the date of the merger agreement and at and as of the closing date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Novartis;

  •
  each of Novartis and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement as of the effective time; and

  •
  Endocyte having received a certificate, dated the closing date of the merger and signed on behalf of Novartis by a duly authorized officer, certifying that the conditions set forth in the two bullet points immediately above have been satisfied.

Termination

        In general, the merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the proposal to adopt the merger agreement by our stockholders (except as otherwise expressly noted), in the following ways:

  •
  by mutual written consent of Novartis, Merger Sub and Endocyte;

  •
  by either Novartis or Endocyte if:

  •
  the merger has not been consummated on or before July 17, 2019 (as it may be extended as provided in this bullet point, the "outside date"), except that in the event the closing conditions related to the HSR Act, Section 721 or other required regulatory approvals, or the absence of legal restraints related thereto, have not been satisfied on or before that date, but all other conditions to closing have been satisfied (or, to the extent permitted by law, waived by the parties entitled thereto) (or in the case of conditions which by their nature are to be satisfied at the closing, are capable of being satisfied on such date) on or before such date, then either Novartis or Endocyte may, by delivering written notice to the other party no later than 5:00 p.m., New York City time, on the outside date, extend the outside date to January 17, 2020, and if the closing does not occur by that extended date, Novartis or Endocyte may further extend the outside date under the same conditions to April 17, 2020;

  •
  any legal restraint permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger or the other transactions contemplated by the merger agreement is in effect and has become final and non-appealable; or

  •
  our stockholders do not approve the proposal to adopt the merger agreement at the special meeting at which a vote on that matter is taken;

  •
  by Novartis if:

  •
  Endocyte breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in the merger agreement, which breach or failure to perform would give rise to the failure of the related conditions to Novartis' obligation to close the merger to be satisfied and cannot be cured or, if capable of being cured, has not been cured prior to the earlier of (i) 30 days after the giving of written notice to Endocyte of such breach and (ii) the outside date (provided that Novartis and Merger Sub are not then in material breach of the merger agreement);

  •
  prior to receipt of the requisite vote by Endocyte stockholders adopting the merger agreement, if (i) an adverse recommendation change has occurred, (ii) Endocyte enters into a definitive written agreement providing for the consummation of a superior proposal, (iii) our board or any committee thereof has failed to reaffirm the company recommendation within 10 business days after the receipt of a written request to do so from Novartis following a takeover proposal that has been publicly announced or that has become publicly known (subject to certain limitations), or (iv) Endocyte has committed a willful and material breach of its obligations under the provisions of the merger agreement relating to no solicitation of other offers and changes in the company recommendation, which breach, if capable of being cured, has not been cured within five days after Novartis has given written notice to Endocyte of such breach; and

  •
  any legal restraint imposing a burdensome condition is in effect and has become final and non-appealable; or

  •
  by Endocyte if:

  •
  Novartis or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in the merger agreement, which breach or failure to perform would give rise to the failure of the related conditions to Endocyte's obligation to close the merger to be satisfied and cannot be cured or, if capable of being cured, has not been cured prior to the earlier of (i) 30 days after the giving of written notice to Novartis or Merger Sub of such breach and (ii) the outside date (provided that Endocyte is not then in material breach of the merger agreement); and

    •
    prior to receipt of the requisite vote by Endocyte stockholders adopting the merger agreement, in order to enter into, concurrently with the termination of the merger agreement, a definitive written agreement providing for the consummation of a superior proposal in accordance with the applicable terms of the merger agreement, so long as Endocyte has complied in all material respects with the provisions of the merger agreement relating to no solicitation of other offers and changes in the company recommendation, and Endocyte has paid, or simultaneously with the termination of the merger agreement pays, the $73.5 million termination fee.

Fees and Expenses

        Except as otherwise provided in the merger agreement (including the termination fees and expense reimbursement discussed below), all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement are to be paid by the party incurring such fees or expenses, whether or not the merger and the other transactions contemplated by the merger agreement are consummated.

Termination Fees and Expense Reimbursement

        The merger agreement provides that Endocyte will pay Novartis a termination fee of $73.5 million if:

  •
  Endocyte, prior to receipt of the requisite vote by Endocyte stockholders adopting the merger agreement, terminates the merger agreement in order to enter into a definitive written agreement providing for the consummation of a superior proposal, in compliance with the related requirements provided in the merger agreement;

  •
  Novartis, prior to receipt of the requisite vote by Endocyte stockholders adopting the merger agreement, terminates the merger agreement (or would have been entitled to terminate the merger agreement prior to or at the time Endocyte terminates it pursuant to certain provisions of the merger agreement), if (i) an adverse recommendation change has occurred, (ii) Endocyte enters into a definitive written agreement providing for the consummation of a superior proposal, (iii) our board or any committee thereof has failed to reaffirm the company recommendation within 10 business days after the receipt of a written request to do so from Novartis following a takeover proposal that has been publicly announced or that has become publicly known (subject to certain limitations), or (iv) Endocyte has committed a willful and material breach of its obligations under the provisions of the merger agreement relating to solicitation of other offers or changes in the company recommendation, which breach, if capable of being cured, has not been cured within five days after Novartis has given written notice to Endocyte of such breach; or

  •
  (i) a takeover proposal is made, proposed or communicated to our board, any committee of our board or our management, or is publicly made, proposed or communicated or otherwise becomes publicly known, or any person or group publicly proposes or announces an intention to make a takeover proposal, (ii) thereafter the merger agreement is terminated by either Novartis or Endocyte pursuant to the provisions providing for termination of the merger agreement if the merger has not been consummated by the outside date or the requisite stockholder vote is not obtained, or by Novartis pursuant to the provision providing for termination of the merger agreement for Endocyte's breach of its representations and warranties or failure to perform its covenants or obligations, and (iii) within 12 months of such termination (A) any transaction included within the definition of takeover proposal is consummated or (B) Endocyte enters into a definitive agreement providing for the consummation of any transaction within the definition of takeover proposal, in each case whether or not involving the same takeover proposal or the person or group making the takeover proposal referred to in clause (i) of this bullet point; provided that for purposes of clause (iii) of this bullet point, all references to "20%" in the definition of "takeover proposal" will be deemed references to "50%."

        The amount of this termination fee will be reduced by the amount, if any, of Novartis' expenses that Endocyte previously and actually pays pursuant to the following provision. The merger agreement also provides that in the event that either Novartis or Endocyte terminates the merger agreement due to the reason that our stockholders do not approve the proposal to adopt the merger agreement at the special meeting, then we will pay to Novartis promptly all reasonable out-of-pocket fees and expenses (including all due diligence fees, all filing and printing fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Novartis, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated thereby, except that we will not be obligated to pay for any such expenses in excess of $5.0 million.

        The merger agreement provides that Novartis will pay Endocyte a reverse termination fee of $150.0 million if:

  •
  either Novartis or Endocyte terminates the merger agreement where the merger has not been consummated by the outside date and at the time of such termination either (i) there is a legal restraint restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger or the other transactions contemplated by the merger agreement, if the legal restraint relates to the applicable HSR Act or Section 721 waiting period not having occurred or other required regulatory approvals not having been obtained, or (ii) the expiration or termination of any applicable waiting period under the HSR Act or Section 721 has not occurred or all other required regulatory approvals have not been obtained, but all other conditions set forth in the merger agreement have been satisfied (or, to the extent permitted by law, waived by the parties entitled thereto) (or in the case of conditions which by their nature are to be satisfied at the closing, are capable of being satisfied on such date);

  •
  either Novartis or Endocyte terminates the merger agreement solely as a result of a legal restraint permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger or the other transactions contemplated by the merger agreement arising under the HSR Act or any competition, merger control, antitrust or similar law of any jurisdiction, which legal restraint did not result from Endocyte's failure to perform any of its covenants or obligations contained in the merger agreement; or

  •
  Novartis terminates the merger agreement due to any legal restraint imposing a burdensome condition being in effect and has become final and non-appealable, which legal restraint did not result from Endocyte's failure to perform any of its covenants or obligations contained in the merger agreement.

        In no event will either Endocyte or Novartis be required to pay its respective termination fee more than once.

        In the event that Endocyte pays a termination fee, it will constitute the sole and exclusive monetary damages remedy of Novartis and Merger Sub against Endocyte and its current, former or future directors, officers, employees and affiliates for any loss suffered as a result of the failure of the merger or the other transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise (so long as any termination of the merger agreement by Endocyte was in accordance with the applicable provision of the merger agreement), and none of Endocyte or any of its current, former or future directors, officers employees or affiliates will have any further monetary liability or obligation relating to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement, except for claims in connection with fraud or willful and material breach of the merger agreement by Endocyte.

        In the event that Novartis pays a reverse termination fee, it will constitute the sole and exclusive monetary damages remedy of Endocyte against Novartis and Merger Sub and their respective current, former or future directors, officers, employees and affiliates for any loss suffered as a result of the failure of the merger or the other transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise (so long as any termination of the merger agreement by Novartis was in accordance with the applicable provision of the merger agreement), and none of Novartis or Merger Sub or any of their respective current, former or future directors, officers, employees or affiliates will have any further liability or obligation relating to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement, except for claims in connection with fraud or willful and material breach of the merger agreement by Novartis or Merger Sub.

Amendment and Modification

        The merger agreement may be amended, modified and supplemented in any and all respects only by an instrument in writing signed on behalf of each of the parties. However, there may be no amendment, modification or supplement to the merger agreement (i) after receipt of approval by our stockholders of the adoption of the merger agreement which requires further approval by our stockholders without the further approval of such stockholders or (ii) after the effective time of the merger.

Extensions and Waivers

        At any time prior to the effective time, the parties (treating Novartis and Merger Sub as one party for this purpose) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to an extension or waiver with respect to the merger agreement will be valid only if set forth in an instrument in writing signed on behalf of such party.

Governing Law

        The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
(PROPOSAL 2)

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are providing our stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to our named executive officers in connection with the merger, as described in the table entitled "Quantification of Payments and Benefits to Endocyte Named Executive Officers" under "The Merger (Proposal 1)—Interests of Endocyte's Directors and Executive Officers in the Merger," including the footnotes to the table and related narrative discussion. Accordingly, we are requesting that our stockholders approve the following resolution on an advisory (non-binding) basis:

    "RESOLVED, that the compensation that may be paid or become payable to Endocyte's named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled "The Merger (Proposal 1)—Interests of Endocyte's Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Endocyte Named Executive Officers," is hereby APPROVED."

        The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Endocyte or Novartis. Accordingly, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of our stockholders.

        The above resolution approving the merger-related compensation of our named executive officers on an advisory basis requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

        Our board unanimously recommends that the stockholders of Endocyte vote "FOR" the named executive officer merger-related compensation proposal.

 AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL 3)

        Our stockholders may be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        We do not anticipate calling a vote on this proposal if the proposal to adopt the merger agreement is approved by at least a majority of the outstanding shares of our common stock as of the record date.

        The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

        Approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

        Our board unanimously recommends that the stockholders of Endocyte vote "FOR" the adjournment proposal, if a vote on such proposal is called.

 MARKET PRICE OF ENDOCYTE'S COMMON STOCK

        Our common stock is traded on the Nasdaq Global Market under the symbol "ECYT."

        The following table sets forth the high and low intraday sale prices per share of our common stock, as reported on the Nasdaq Global Market, for the periods indicated:

	High	Low
Fiscal year ending December 31, 2018
Fourth quarter (through November 15, 2018)	$23.89	$14.50
Third quarter	$20.85	$13.47
Second quarter	$15.45	$8.03
First quarter	$11.54	$2.81
Fiscal year ended December 31, 2017
Fourth quarter	$6.55	$1.63
Third quarter	$1.55	$1.17
Second quarter	$2.98	$1.43
First quarter	$2.74	$1.98
Fiscal year ended December 31, 2016
Fourth quarter	$3.49	$2.52
Third quarter	$3.38	$2.90
Second quarter	$4.33	$3.06
First quarter	$3.99	$2.65

        The closing sale price of our common stock on October 17, 2018, which was the last trading day before the merger was publicly announced, was $15.56 per share. On November 15, 2018, the most recent practicable date before the filing of this proxy statement, the closing price of our common stock was $23.61 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

        We have never declared or paid any dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends for the foreseeable future. The merger agreement prohibits us from declaring or paying any dividends on our capital stock during the pre-closing period without Novartis' consent.

        If the merger is consummated, then our common stock will be delisted from the Nasdaq Global Market, there will be no further public market for shares of our common stock and each share of our common stock (other than appraisal shares and excluded shares) will be converted into the right to receive $24.00 in cash, without interest and less any applicable withholding taxes.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information with respect to the beneficial ownership of our common stock as of November 14, 2018 by (i) each stockholder known to us to be the beneficial owner of more than 5% of our outstanding our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our current executive officers and directors as a group. Percentage of beneficial ownership is based on 82,097,630 shares of our common stock outstanding as of November 14, 2018.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes to the tables below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own. Unless otherwise noted, the address of each person listed on the table is c/o Endocyte, Inc., 3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana 47906.

	Shares
Name and Address of Beneficial Owner	Number of Shares	%
RA Capital Management, LLC(1)	5,864,648	7.14
20 Park Plaza, Suite 1200, Boston, MA 02116
Magnetar Financial LLC(2)	5,214,176	6.35
1603 Orrington Avenue, 13th Floor, Evanston, IL 60201
Partner Fund Management, L.P.(3)	5,191,594	6.32
4 Embarcadero Center, Suite 3500, San Francisco CA 94111
Venrock Healthcare Capital Partners II, LP(4)	4,300,000	5.24
530 Fifth Avenue, 22nd Floor, New York, NY 10036
Michael A. Sherman(5)	744,532	*
Michael T. Andriole(6)	57,082	*
Alison A. Armour, M.D.(7)	118,540	*
Christopher P. Leamon, Ph.D.(8)	453,985	*
Katherine K. Parker(9)	136,069	*
John C. Aplin, Ph.D.(10)	139,069	*
Colin Goddard(11)	96,300	*
Marc D. Kozin(12)	102,300	*
Philip S. Low, Ph.D.(13)	867,239	1.05
Patrick Machado(14)	8,750	*
Fred A. Middleton(15)	4,349,872	5.29
Lesley Russell, M.B., Ch.B.(16)	110,300	*
Dawn Svoronos	—	*
All current directors and executive officers as a group (16 people as of November 14, 2018)(17)	7,375,829	8.75

*
Less than 1%.

(1)
Based on information provided in a Schedule 13G filed with the SEC on February 14, 2018 and the final allocation of shares sold by us in a public offering that closed on March 2, 2018. The reporting persons consist of RA Capital Management, LLC and Peter Kolchinsky. The reporting persons reported that they may be deemed to have control over various entities that are the beneficial owners of the shares reported in their Schedule 13G, but that they disclaim beneficial ownership over such shares for all other purposes. In their Schedule 13G, the reporting persons reported that they have shared power to vote or to direct the vote of and to dispose or to direct the disposition of

  3,364,648 shares. Based on the final allocation from the March offering, RA Capital Management, LLC purchased an additional 2,500,000 shares.

(2)
Based solely on information provided in a Schedule 13D filed with the SEC on November 1, 2018, reporting ownership of shares of our common stock as of that date. The reporting persons consist of Magnetar Financial LLC ("Magnetar Financial"), Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz. The reporting persons reported that they may be deemed to share the power to vote and direct the disposition of 5,214,176 shares, which consisted of (i) 272,316 shares held for the benefit of Magnetar Capital Master Fund, Ltd, (ii) 2,131,153 shares held for the benefit of Magnetar PRA Master Fund Ltd, (iii) 1,021,185 shares held for the benefit of Magnetar Constellation Fund II-PRA LP; (iv) 172,266 shares held for the benefit of Magnetar MSW Master Fund Ltd; (v) 40,246 shares held for the benefit of Magnetar Multi-Strategy Alternative Risk Premia Master Fund Ltd; and (vi) 1,577,010 shares held for the benefit of a managed account for a client of Magnetar Financial. The reporting persons also reported that Magnetar Financial is the manager of the funds and managed account referenced in the previous sentence, that Magnetar Capital Partners LP serves as the sole member and parent holding company of Magnetar Financial, that Supernova Management LLC is the general partner of Magnetar Capital Partners LP, and that Mr. Litowitz is manager of Supernova Management LLC and Chief Executive Officer of Magnetar Financial.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2018 and the final allocation of shares sold by us in a public offering that closed on March 2, 2018. The reporting persons consist of Partner Fund Management, L.P., Partner Fund Management GP, LLC, Brian D. Grossman and Christopher M. James. In their Schedule 13G/A, the reporting persons reported that they may be deemed to have control over various entities that are the beneficial owners of the shares reported in that Schedule 13G/A, and that they have shared power to vote or to direct the vote of and to dispose or to direct the disposition of 3,441,594 shares. Based on the final allocation from the March offering, Partner Fund Management, L.P. purchased an additional 1,750,000 shares.

(4)
Based on information provided in a Schedule 13G filed with the SEC on March 12, 2018, reporting ownership of shares of our common stock as of that date. The reporting persons consist of Venrock Healthcare Capital Partners II, L.P. ("VHCP II"), VHCP Co-Investment Holdings II, LLC ("VHCP Co II"), VHCP Management II, LLC, Bong Koh and Nimish Shah. The reporting persons reported that they are members of a group for purposes of the Schedule 13G and that they have shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 4,300,000 shares. The reporting persons also reported that 3,059,616 of such shares are owned directly by VHCP II and 1,240,384 of such shares are owned directly by VHCP Co II, that VHCP Management II, LLC is the general partner of VHCP II and the manager of VHCP Co II, and that Messrs. Koh and Shah are the managing members of VHCP Management II, LLC.

(5)
Consists of (i) 212,292 shares held by Michael A. Sherman, (ii) 19,919 shares held by Sherman Investors LLC over which Mr. Sherman disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (iii) 512,321 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(6)
Consists of (i) 32,082 shares held by Michael T. Andriole and (ii) 25,000 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(7)
Consists of (i) 33,540 shares held by Alison A. Armour and (ii) 85,000 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(8)
Consists of (i) 62,219 shares held by Christopher P. Leamon and (ii) 391,766 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(9)
Consists of (i) 30,869 shares held by Katherine K. Parker, (ii) 1,200 shares held by Katherine K. Parker revocable trust, and (iii) 104,000 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(10)
Consists of (i) 28,863 shares held by John C. Aplin and (ii) 110,206 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(11)
Consists of (i) 7,800 shares held by Colin Goddard and (ii) 88,500 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(12)
Consists of (i) 7,800 shares held by Marc D. Kozin and (ii) 94,500 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(13)
Consists of (i) 174,830 shares held by Philip S. Low revocable trust, (ii) 184,985 shares held by Joan Low revocable trust, (iii) 86,720 shares held by Philip S. Low and (iv) 420,704 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(14)
Consists of (i) 1,250 shares held by Patrick Machado and (ii) 7,500 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(15)
Consists of (i) 4,045,617 shares held by entities affiliated with Sanderling Ventures, (ii) 194,049 shares held by Fred A. Middleton, and (iii) 110,206 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018. Mr. Middleton is a managing director of Middleton, McNeil & Mills Associates V, LLC which has the ultimate voting and investment power over shares held of record by Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling Venture Partners V, L.P., Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH and Co. KG, Sanderling VI Limited Partnership, and Sanderling V Strategic Exit Fund, L.P., and he may be deemed to have voting and investment power over shares held of record by those entities. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling except to the extent of his individual pecuniary interest therein.

(16)
Consists of (i) 7,800 shares held by Lesley Russell and (ii) 102,500 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

(17)
Includes 2,210,120 shares issuable upon exercise of options exercisable within 60 days of November 14, 2018.

APPRAISAL RIGHTS

        If the merger is consummated, Endocyte's stockholders who do not vote in favor of the adoption of the merger agreement, who properly demand an appraisal of their shares in accordance with Section 262 of the DGCL ("Section 262"), who continuously hold such shares through the effective time of the merger, who otherwise comply with the applicable procedures and requirements of Section 262 (including with respect to certain aggregate ownership requirements) and who do not withdraw their demands, waive or otherwise lose their rights to appraisal will, subject to certain conditions and limitations under the DGCL, be entitled to seek appraisal of their shares in connection with the merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a "stockholder" or to a "holder of shares" are to a record holder of Endocyte common stock.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex B and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that the Endocyte stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Endocyte common stock is entitled to demand appraisal of the shares registered in that holder's name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder's shares. If you hold your shares of Endocyte common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised. Stockholders should carefully review the full text of Section 262, as well as the information discussed below.

        Under Section 262, if the merger is completed, holders of record of shares of Endocyte common stock who (1) submit a written demand for appraisal of such stockholder's shares to Endocyte prior to the vote on the adoption of the merger agreement; (2) do not vote in favor of the adoption of the merger agreement; (3) continuously are the record holders of such shares through the effective time of the merger; (4) otherwise comply with the procedures and satisfy certain ownership thresholds set forth in Section 262; and (5) have not validly withdrawn, waived or otherwise lost such appraisal rights may be entitled to have their shares of Endocyte common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares of Endocyte common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be "fair value" as determined by the Delaware Court of Chancery in lieu of the right to receive the merger consideration. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Endocyte stockholders who are otherwise entitled to appraisal rights unless (a) the total number of shares of Endocyte common stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Endocyte common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the merger consideration in respect of the total number of such shares exceeds $1 million ((a) or (b), "ownership thresholds"). Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the "fair value" of the shares as determined by the Delaware Court of Chancery and (2) interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

        Under Section 262, when a merger agreement is to be submitted for approval at a meeting of stockholders as in the case of the adoption of the merger agreement, Endocyte, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Endocyte's required notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex B. In connection with the merger, any holder of shares of Endocyte common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review this section and Annex B carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration without interest and less any applicable withholding taxes, in accordance with the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Endocyte common stock, Endocyte believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

        Stockholders wishing to exercise the right to seek an appraisal of their shares of Endocyte common stock must do ALL of the following:

  •
  the stockholder must not vote in favor of the proposal to adopt the merger agreement;

  •
  the stockholder must deliver to Endocyte a written demand for appraisal before the vote on the merger agreement at the special meeting and all demands for appraisal must be made by such stockholder, or in such stockholder's name, fully and correctly, as such name appears, with respect to shares evidenced by certificates, on such stockholder's stock certificate, or, with respect to shares held in "street name" through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform Endocyte of such stockholder's identity and intention to demand appraisal of such shares of Endocyte common stock;

  •
  the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger); and

  •
  a stockholder (or any person who is the beneficial owner of shares of Endocyte common stock held either in a voting trust or by a nominee on behalf of such person) or the surviving corporation must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Accordingly, any holders of shares of Endocyte common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Endocyte common stock within the time period and in the manner prescribed in Section 262.

        In addition, one of the ownership thresholds set forth in Section 262 must be met by the stockholders wishing to exercise the right to seek an appraisal of their shares of Endocyte common stock.

        Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting his, her or its shares.

  Filing Written Demand

        A stockholder wishing to exercise appraisal rights must deliver to Endocyte, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of such stockholder's shares, and that stockholder must not vote, in person or by proxy, in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, in person at the special meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A stockholder exercising appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting, in person or by proxy, against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

        Only a holder of record of shares of Endocyte common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of Endocyte common stock should be executed by or on behalf of the holder of record, and must reasonably inform Endocyte of the identity of the holder and state that the stockholder intends thereby to demand an appraisal of such stockholder's shares. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Endocyte common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Endocyte common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Endocyte common stock as to which appraisal is sought. If a stockholder holds shares of Endocyte common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

        STOCKHOLDERS WHO HOLD THEIR SHARES IN "STREET NAME" BY A BROKER, BANK, TRUST OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER, TRUST OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF

THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

        All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Endocyte, Inc.
8910 Purdue Road, Suite 250
Indianapolis, Indiana 46268
Attention: Corporate Secretary

        At any time within 60 days after the effective date of the merger, any holder of shares of Endocyte common stock that has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration, without interest and less any applicable withholding taxes, in accordance with the merger agreement, by delivering to Endocyte, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If Endocyte, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value of such shares determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.

  Notice by the Surviving Corporation

        If the merger is completed, within ten days after the effective time of the merger, the surviving corporation will notify each record holder of shares of Endocyte common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

  Filing a Petition for Appraisal

        Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of Endocyte common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or the beneficial owner of such shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the "fair value" of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the "fair value" of the shares of Endocyte common stock. Accordingly, any holders of shares of Endocyte common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Endocyte common stock within the time period and in the manner prescribed in Section 262. The failure of a holder of Endocyte common stock to file such a petition within the time period specified in Section 262 could nullify the stockholder's previous written demand for an appraisal of such stockholder's shares.

        Within 120 days after the effective time of the merger, any holder of shares of Endocyte common stock who has complied with the requirements for an appraisal of such holder's shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Endocyte has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt by the surviving corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Endocyte common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

        If a petition for an appraisal is duly filed by a holder of shares of Endocyte common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the office of the Register in Chancery in which such petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation, and all of the stockholders shown on the verified list at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notices shall be borne by the surviving corporation.

        After notice to dissenting stockholders as required by the Delaware Court of Chancery is delivered, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates, if such shares are represented by certificates, to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Upon application by the surviving corporation or by any holder of Endocyte common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any Endocyte stockholder whose name appears on the verified list and who has submitted such stockholder's stock certificates, if any, to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights.

        The Delaware Court of Chancery will dismiss appraisal proceedings as to all Endocyte stockholders who assert appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Endocyte common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the merger consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1 million.

  Determination of "Fair Value"

        After the Delaware Court of Chancery determines the holders of Endocyte common stock entitled to appraisal, that at least one of the ownership thresholds set forth in Section 262 has been satisfied in respect of the Endocyte stockholders seeking appraisal rights and that the demand for appraisal is not validly withdrawn, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the "fair value" of the shares of Endocyte common stock at the effective time held by dissenting stockholders who have properly exercised his, her or its appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the "fair value." When the fair value is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the Endocyte stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of Endocyte common stock represented by certificates upon the surrender to the surviving corporation of such stockholder's certificates.

        In determining "fair value," the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining "fair value" in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of "fair value," the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

        Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. The surviving corporation has the right, at any time prior to the Delaware Court of Chancery's entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to and seeking appraisal (which will be treated as an advance against the payment due to such Endocyte stockholder). If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue after the time of such payment only upon the sum of (i) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the "fair value" of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

        Stockholders considering seeking appraisal should be aware that the "fair value" of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, "fair value" under Section 262. Although Endocyte believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of "fair value" as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Endocyte nor Novartis anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and each of Endocyte and Novartis reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of Endocyte common stock is less than the merger consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds set forth in Section 262 has been satisfied in respect of the Endocyte stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.

        If any stockholder who demands appraisal of his, her or its shares of Endocyte common stock under Section 262 fails to perfect, or waives, loses or validly withdraws, such holder's right to appraisal, the stockholder's shares of Endocyte common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration as provided in the merger agreement. A stockholder will fail to perfect, or effectively lose such holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, if neither of the ownership thresholds set forth in Section 262 has been satisfied in respect of the Endocyte stockholders seeking appraisal rights or if the stockholder delivers to the surviving corporation a written withdrawal of such holder's demand for appraisal and an acceptance of the merger consideration as provided in the merger agreement in accordance with Section 262.

        From and after the effective time of the merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Endocyte common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a record date which is prior to the effective date of the merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds set forth in Section 262 has been satisfied in respect of the Endocyte stockholders seeking appraisal rights or if such stockholder delivers to the surviving corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger consideration, either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger.

        Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder's statutory appraisal rights. In that event, you will be entitled to receive the merger consideration for your appraisal shares in accordance with the merger agreement, without interest and less any applicable withholding taxes. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Endocyte has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. Endocyte will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Endocyte in care of the Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, Attn: Corporate Secretary, or by calling (765) 463-7175. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting Endocyte at the address and phone number set forth in the prior sentence.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed on the expected timetable, we will not hold an annual meeting of stockholders in 2019 (the "2019 annual meeting") or future years. If, however, the merger is not completed, or the outside date is extended as described under "Merger Agreement—Termination," we will hold our 2019 annual meeting.

        The date by which we must receive stockholder proposals for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting is November 23, 2018. If the date of the 2019 annual meeting is moved more than 30 days before or after the anniversary date of the 2018 annual meeting of stockholders, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials for the 2019 annual meeting.

        Notice of any director nomination or other proposal that a stockholder intends to present at the 2019 annual meeting, but does not intend to have included in the proxy statement and form of proxy relating to the 2019 annual meeting, must be delivered to our Corporate Secretary by mail at Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 not earlier than the close of business on January 7, 2019 and not later than the close of business on February 6, 2019. If the date of the 2019 annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the 2018 annual meeting of stockholders, then, for notice by the stockholder to be timely, it must be so received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2019 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2018 annual meeting, or (ii) the tenth day following the day on which public announcement of the date of the 2018 annual meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, as well as the advance notification requirements set forth in our bylaws. A copy of the advance notification requirements may be obtained upon request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge in the "Investors & News" section of our website, which is located at http://investor.endocyte.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement.

        In addition, you may obtain a copy of the reports, without charge, by writing or telephoning us at: Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, Attn: Corporate Secretary, or (765) 463-7175. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of our common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to us.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2018;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 9, 2018, August 1, 2018 and November 8, 2018, respectively;

  •
  our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 23, 2018 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017); and

  •
  our Current Reports on Form 8-K filed with the SEC on February 28, 2018, March 2, 2018, March 15, 2018, May 9, 2018 (other than Item 2.02 and Exhibit 99.1 thereto), July 11, 2018 (other than Item 7.01 and Exhibit 99.1 thereto), September 12, 2018 and October 18, 2018 (other than Item 7.01 and Exhibit 99.1 thereto).

        We will provide without charge to each person to whom this proxy statement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this proxy statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this proxy statement incorporates. Any such request may be made by writing or telephoning us at the following address or phone number:

Endocyte, Inc.
8910 Purdue Road, Suite 250
Indianapolis, Indiana 46268
Attention: Corporate Secretary
(765) 463-7175

MISCELLANEOUS

        We have supplied all information relating to Endocyte. Novartis has supplied, and we have not independently verified, all of the information relating to Novartis and Merger Sub.

        You should not send in your Endocyte stock certificates until you receive transmittal materials after the merger is completed.

        This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference into this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement speaks only as of the date indicated on the cover page of this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of October 17, 2018,

among

NOVARTIS AG,

EDINBURGH MERGER CORPORATION

and

ENDOCYTE, INC.

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Location of Definition
ABX License Agreements	9.03
Acceptable Confidentiality Agreement	9.03
Adverse Recommendation Change	5.02(e)
affiliate	9.03
Agreement	Preamble
Anti-Corruption Laws	3.15(d)
Applicable Proceeding	6.04(b)
Appraisal Shares	2.01(d)
Authorizations	3.15(b)
Bankruptcy and Equity Exception	3.04(a)
Book-Entry Shares	2.02(b)
Burdensome Condition	6.03(c)
Business Day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	3.09(f)
Company	Preamble
Company Acquisition Agreement	5.02(a)
Company Balance Sheet	3.06(d)
Company Benefit Plan	9.03
Company Board	Recitals
Company Bylaws	3.01
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company ESPP	9.03
Company Intellectual Property	3.18(b)
Company Material Adverse Effect	9.03
Company Operating Plan	5.01(a)(v)
Company Preferred Stock	3.02(a)
Company Recommendation	3.04(b)
Company Registered Intellectual Property	3.18(a)
Company RSU	9.03
Company SEC Documents	3.06(a)
Company Stock Option	9.03
Company Stock Plans	9.03
Company Stockholder Approval	3.04(b)
Company Stockholders Meeting	6.01(a)
Company Subsidiaries	3.03(a)
Company Takeover Proposal	9.03
Company Termination Fee	6.08(b)
Company Warrant Agreement	9.03
Company Warrant	9.03
Confidential Disclosure Agreement	6.02
Consent	3.05(b)

A-iv

Defined Term	Location of Definition
Continuing Employees	6.06(a)
Contract	9.03
control	9.03
Controlled Group	3.11(d)
Copyrights	9.03
Current Offering Period	6.16
DGCL	Recitals
DOJ	6.03(d)
Drug Law	9.03
Effective Time	1.03
EMA	3.16(a)
Environmental Authorizations	3.17(a)
Environmental Claims	3.17(b)(i)
Environmental Law	3.17(b)(ii)
Equity Interests	3.02(a)
ERISA	3.11(c)
Exchange Act	9.03
Exchange Fund	2.02(a)
Excluded Shares	2.01(b)
Exercise Price	6.05(a)(i)
FCPA	3.15(c)
FDA	3.16(a)
FTC	6.03(d)
GAAP	3.02(e)
Good Clinical Practice Requirements	9.03
Good Laboratory Practice Requirements	9.03
Good Manufacturing Practice Requirements	9.03
Governmental Entity	3.05(b)
Hazardous Materials	3.17(b)(iii)
Health Care Submissions	3.16(a)
HSR Act	3.05(b)
Inactive Pharmaceutical Products	9.03
Indebtedness	9.03
Indemnified Persons	6.07(a)
Initial Extension Date	8.01(b)(i)
Intellectual Property	9.03
Intervening Event	9.03
IT Assets	9.03
Judgment	3.05(a)
knowledge	9.03
Law	3.05(a)
Lease	3.12(b)
Leased Real Property	3.12(b)
Legal Restraints	7.01(a)
Liens	9.03
Measurement Date	3.02(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble

A-v

Defined Term	Location of Definition
Nasdaq	3.02(e)
Nonqualified Deferred Compensation Plan	3.11(i)
Notice of Adverse Recommendation Change	5.02(f)
OSS	9.03
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Expenses	6.08(c)
Parent Material Adverse Effect	9.03
Parent Termination Fee	6.08(d)
parties	Preamble
party	Preamble
Patents	9.03
Paying Agent	2.02(a)
Permitted Antitrust Action	6.03(c)
Permitted Liens	9.03
Permitted Product	6.03(c)
Person	9.03
Personal Data	9.03
Pharmaceutical Products	9.03
PMDA	3.16(a)
Proceeding	3.14
Proxy Statement	3.05(b)
Qualifying Company Takeover Proposal	5.02(c)
Recent SEC Reports	Article III
Release	3.17(b)(iv)
Representatives	5.02(a)
Required Regulatory Approvals	9.03
Sanctions	3.15(c)
Sarbanes-Oxley Act	3.06(b)
SEC	9.03
Section 262	2.01(d)
Section 721	3.05(b)
Securities Act	9.03
Special Committee	Recitals
Specified Contract	3.13(a)
subsidiary	9.03
Superior Proposal	9.03
Surviving Corporation	1.01
Tax Return	9.03
Taxes	9.03
Taxing Authority	9.03
Trade Secrets	9.03
Trademarks	9.03
Transactions	Recitals
Transfer Taxes	6.10(c)
Voting Company Debt	3.02(c)

A-vi

            AGREEMENT AND PLAN OF MERGER dated as of October 17, 2018 (this "Agreement"), by and among Novartis AG, a company organized under the laws of Switzerland ("Parent"), Edinburgh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Endocyte, Inc., a Delaware corporation (the "Company"). Unless expressly stated otherwise, Parent, Merger Sub and the Company are referred to in this Agreement individually as a "party" and collectively as the "parties".

        WHEREAS, the parties intend that at the Effective Time, Merger Sub will be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the special committee of the Company Board (the "Special Committee") has (i) determined that this Agreement, and the Merger and the other transactions contemplated hereby (collectively, the "Transactions"), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement and (iii) recommended that the Company Board approve this Agreement and the Transactions, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") (acting upon the affirmative recommendation of the Special Committee) has (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement and (iii) recommended that the holders of shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), adopt this Agreement and directed that this Agreement be submitted for adoption by the Company's stockholders at the Company Stockholders Meeting;

        WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the Transactions, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.    The Merger.     On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

        SECTION 1.02.    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified and agreed by Parent and the Company, which date shall be no later than the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the party entitled thereto) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by Law, waiver by the party entitled thereto) of such conditions), or at such other place, time and date as shall be agreed in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03.    Effective Time.     Prior to the Closing, Parent, Merger Sub and the Company shall prepare, and on the Closing Date, Parent, Merger Sub and the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

        SECTION 1.04.    Effects of Merger.     The Merger shall have the effects provided in this Agreement and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.05.    Certificate of Incorporation and Bylaws.     Subject to Section 6.07, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall be replaced by references to Endocyte, Inc.), and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall be replaced by references to Endocyte, Inc.), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions therein.

        SECTION 1.06.    Directors and Officers.     (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        (b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on Capital Stock; Payment for Shares

        SECTION 2.01.    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

          (b)    Cancellation of Stock Owned by the Company, Parent or Merger Sub.    Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub (such shares, "Excluded Shares"), in each case immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each issued and outstanding share of Company Common Stock (other than Excluded Shares and Appraisal Shares) shall be converted into the right to receive an amount in cash equal to $24.00, without interest and less any applicable withholding Taxes (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02.

          (d)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") (such shares, "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist and shall represent the right to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive those rights under and to be paid such consideration as is determined pursuant to Section 262, shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c). If the Surviving Corporation makes any payment after the Effective Time with respect to Appraisal Shares to the holders thereof pursuant to such holders' appraisal rights under Section 262, then any portion of the Merger Consideration relating to such Appraisal Shares held in the Exchange Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, any withdrawals of any such demands or any other instruments served pursuant to the DGCL and received by the Company relating to the rights of appraisal of the holders of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or otherwise negotiate any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demand for appraisal or offer to settle or settle any such demand that is not conditioned on consummation of the Merger.

        SECTION 2.02.    Payment of Merger Consideration.     (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration as provided in Section 2.01(c). Parent shall take all steps necessary to enable and shall cause the Surviving Corporation to provide to the Paying Agent, on a timely basis, at or immediately after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Exchange Procedure.     Promptly (and in any event no later than five Business Days) after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, or a non-certificated share or non-certificated shares, that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates" or "Book-Entry Shares",

respectively) which were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates or Book-Entry Shares, as applicable, to the Paying Agent, and shall be in customary form and have such other provisions as any party may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Merger Consideration. Upon (A) in the case of a Certificate, surrender of such Certificate to the Paying Agent for cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent or (B) in the case of Book-Entry Shares, receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 2.01(c), and the Certificate or Book-Entry Share, as applicable, so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share, as applicable, so surrendered is registered, if such Certificate or Book-Entry Share, as applicable, shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with this Article II. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

        (c)    No Further Ownership Rights in Company Common Stock.     The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock that such Certificate or Book-Entry Share represented immediately prior to the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II. No cash payment with respect to the Merger Consideration shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the surrender of such Certificate or Book-Entry Share in accordance with this Section 2.02.

        (d)    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

        (e)    No Liability.     None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        (f)    Investment of Exchange Fund.     The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. No such investment or any loss thereon shall affect the amounts payable pursuant to this Article II. Parent shall take actions necessary to ensure that the Exchange Fund includes at all times cash in an amount sufficient for the Paying Agent to pay the Merger Consideration in accordance with this Agreement.

        (g)    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, or, if the undistributed portion of the Exchange Fund has been returned to Parent pursuant to Section 2.02(d), by Parent, the posting by such Person of a bond in such reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or Parent, as applicable, shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

        (h)    Withholding Rights.     Each of the Surviving Corporation, Merger Sub, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. Amounts so withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

Representations and Warranties of the Company

        Except as (a) specifically disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2016 and publicly available on the internet website of the SEC at least two Business Days prior to the date of this Agreement (other than any disclosures (i) contained in any section entitled "Risk Factors", except to the extent such information consists of factual historical or current statements, (ii) set forth in any "Forward-Looking Statements" disclaimer or (iii) that are cautionary, non-specific, predictive or forward-looking in nature) (the "Recent SEC Reports") (it being agreed that any matter disclosed in the Recent SEC Reports shall be deemed to qualify the Company's representations and warranties hereunder only to the extent that it is readily apparent from the face of such disclosure in such Recent SEC Report that such disclosure is applicable to such representations and warranties) or (b) set forth in the disclosure letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the disclosure letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Agreement) dated the date hereof and delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

        SECTION 3.01.    Organization, Standing and Power.    The Company is duly organized, validly existing and in good standing (where applicable as a legal concept) under the laws of the jurisdiction in which it is organized and has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the bylaws of the Company, as amended to the date of this

Agreement (as so amended, the "Company Bylaws"). The Company Charter and the Company Bylaws are in full force and effect, and the Company is not in violation of any of their provisions. The Company has made available to Parent true, correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board (other than the Special Committee established for the purpose of evaluating the Transactions or any similar transaction), in each case held since January 1, 2016 and prior to the date hereof (which may be redacted to remove any deliberations with respect to the Transactions or any similar transaction).

        SECTION 3.02.    Capital Structure.    (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). At the close of business on October 16, 2018 (such date and time, the "Measurement Date"), (i) 81,759,272 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) 8,948,849 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's 2007 Stock Plan and the Company's 2010 Equity Incentive Plan, of which (A) 5,312,681 shares of Company Common Stock were subject to outstanding Company Stock Options and (B) 1,077,001 shares of Company Common Stock were subject to outstanding Company RSUs, (v) 744,190 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP and (vi) 722,000 shares of Company Common Stock were subject to the Company Warrant. As of the Measurement Date, no (A) shares of capital stock or other voting securities of, (B) other equity or voting interests in, (C) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in, or (D) stock appreciation rights, "phantom" stock rights, or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (A), (B), (C) and (D), collectively, "Equity Interests"), the Company were issued, reserved for issuance or outstanding except as set forth in this Section 3.02(a). From and after the Measurement Date through the date of this Agreement, the Company has not (i) issued any Equity Interests or (ii) incurred any obligation to make any payments based on the price or value of any Equity Interests or dividends (or other distributions) paid thereon or revenues, earnings or financial performance or any other attribute of the Company, in each case other than pursuant to the Company Stock Options, Company RSUs, the Company Warrant and other purchase rights and stock awards granted pursuant to the Company Stock Plans, in each case that were outstanding as of the Measurement Date, and in accordance with their respective terms as in effect at such time.

        (b)   All issued and outstanding Equity Interests in the Company are, and at the time of issuance all Equity Interests in the Company that may be issued prior to the Effective Time, including all shares that may be issued pursuant to the Company Stock Plans and the Company Warrant, will be, duly authorized, validly issued, fully paid and nonassessable (to the extent applicable as a legal concept) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is, or, to the knowledge of the Company, a stockholder of the Company is, a party or otherwise bound.

        (c)   As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of the Company that may have at any time (whether actual or contingent) the right to vote, or that are convertible into or exchangeable for securities having the right to vote, on any matters on which holders of shares of Company Common Stock may vote ("Voting Company Debt") or any securities that are convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, Voting Company Debt.

        (d)   As of the date of this Agreement, except for the Company Stock Options, Company RSUs, Company Warrant and issuances of Company Stock pursuant to the Company ESPP, in each case in accordance with their respective terms as in effect at such time, there are not any outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company. As of the date of this Agreement, there are not any outstanding obligations of the Company to directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests in the Company, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options or Company RSUs or (C) the acquisition by the Company of Company Stock Options or Company RSUs in connection with the forfeiture of such awards, in each case in accordance with their respective terms. The Company is not party to any agreement with respect to the voting, transfer or registration of any capital stock or voting securities of, or other Equity Interests in, the Company. Except as contemplated by this Agreement, the Company is not party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company.

        (e)   All Company Stock Options and Company RSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options and Company RSUs covered thereby and the exercise price (if applicable), vesting schedule and expiration date applicable thereto. Each Company Stock Option and Company RSU may, by its terms, be treated in accordance with Section 6.05. Section 3.02(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Stock Options and Company RSUs outstanding as of the Measurement Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Company Common Stock subject thereto, (iii) the grant date thereof, (iv) the exercise price thereof and (v) the expiration or vesting date thereof, in each case to the extent applicable. With respect to each grant of Company Stock Options and Company RSUs, each such grant was (A) made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, and the rules and regulations of The Nasdaq Stock Market LLC ("Nasdaq") and (B) properly accounted for in accordance with generally accepted accounting principles in the United States ("GAAP") in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

        (f)    Section 3.02(f) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) the name of the holder of the Company Warrant and (ii) the number of shares of Company Common Stock subject thereto. The Company Warrant was issued pursuant to, and all the terms and conditions of the Company Warrant are evidenced by, the Company Warrant Agreement, a true, correct and complete copy of which has been made available to Parent. The Company Warrant may, by its terms, be treated in accordance with Section 6.15. As of the Measurement Date, before giving effect to any adjustments set forth therein, the warrant price of the Company Warrant is $1.39 per share of Company Common Stock.

        SECTION 3.03.    Company Subsidiaries; Equity Interests.    (a) There are no subsidiaries of the Company. Any dissolution by the Company of any Person which was formerly a subsidiary of the Company (collectively, the "Company Subsidiaries") and which the Company dissolved prior to the date of this Agreement was performed in compliance with all applicable Law, and there is no continuing material liability or obligation of the Company in respect of any such Person or such dissolution, whether contingent or otherwise.

        (b)   The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any Person. There is no Person whose results of operations, cash flows, changes in stockholders' equity or financial position are consolidated in the financial statements of the Company. The Company does not have any obligation to acquire any Equity Interest, or any agreement or commitment to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

        SECTION 3.04.    Authority; Execution and Delivery; Enforceability.

        (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors' rights, or by principles governing the availability of equitable remedies (the "Bankruptcy and Equity Exception")).

        (b)   Each of the Special Committee and the Company Board (upon the affirmative recommendation of the Special Committee), at respective meetings duly called and held, duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement and (iii) recommending (A) in the case of the Special Committee, that the Company Board approve this Agreement and the Transactions, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement and (B) in the case of the Company Board, that the holders of shares of Company Common Stock adopt this Agreement and directing that this Agreement be submitted to the Company's stockholders at the Company Stockholders Meeting (collectively, the "Company Recommendation"), which resolutions, except to the extent permitted by Section 5.02(f), have not been rescinded, modified or withdrawn in any way. Except for the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof (the "Company Stockholder Approval"), no other vote or approval of the holders of Company Common Stock or any other Equity Interests of the Company is necessary to adopt this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger or the other Transactions (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware).

        (c)   Assuming the representations and warranties set forth in Section 4.08 are true and correct, each of the Special Committee and the Company Board has taken all actions necessary to render inapplicable to Parent and Merger Sub and this Agreement, the Merger and each other Transaction, the provisions of Section 203 of the DGCL to the extent, if any, such provisions would otherwise be applicable to this Agreement, the Merger or any other Transaction, and no other state takeover statute, "business combination", "control share acquisition", "fair price", "moratorium" or similar Law, and no analogous provision in the Company Charter or the Company Bylaws, applies to the Company with respect to this Agreement, the Merger or any other Transaction. There is no stockholder rights plan, "poison pill" antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

        SECTION 3.05.    No Conflicts; Consents.    (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof by the Company will not, result in any loss, suspension, limitation or impairment of any right of the Company to own or use any assets required for the conduct of its business as presently conducted, or conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any right, obligation or loss of a benefit under, or require the Company or any successor thereto or acquirer thereof to make any payment to any Person or give any Person a right to receive or elect to receive a payment from the Company or any successor thereto or acquirer thereof, or result in the creation of any Lien upon any of the properties or assets of the Company under, or require any consent under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Authorization of the Company or any Contract to which the Company is a party or by which it or any of its properties or assets are bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction, decree, charge, writ, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal ("Judgment") or transnational, national, Federal, state, local, provincial, municipal, domestic or foreign statute, constitution, law (including common law), ordinance, code, permit, rule, regulation or ruling (together with any Drug Law, "Law") applicable to the Company or any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that clause (vii) of the proviso of the definition thereof shall be disregarded for purposes of this Section 3.05(a)).

        (b)   No consent, waiver, approval, license, permit, order or other authorization ("Consent") of, or registration, declaration, notice or filing with or from, any transnational, national, Federal, state, local, provincial, municipal or other government, domestic or foreign, or any court of competent jurisdiction, administrative or regulatory agency, body or commission or other governmental or quasi-governmental (including self-regulatory) authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), Section 721 of the Defense Production Act of 1950, as amended ("Section 721") and any other Required Regulatory Approvals, (ii) the filing with the SEC of (A) the letter to stockholders, notice of meeting, form of proxy and proxy statement relating to the Company Stockholders Meeting and any annexes, schedules or exhibits filed in connection therewith, in each case as amended or supplemented from time to time (collectively, the "Proxy Statement") and (B) such reports and filings under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such filings as may be required under the rules and regulations of Nasdaq in connection with this Agreement, the Merger and the other Transactions.

        SECTION 3.06.    SEC Documents; Undisclosed Liabilities; Internal Controls.    (a) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished, as applicable, by the Company with the SEC since January 1, 2016 (such documents, together with any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the "Company SEC Documents"). The Company has made available to Parent true, correct and complete unredacted copies of all documents filed as exhibits to the Company SEC Documents subject to a request to the staff of the SEC for confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the Company SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. None of the Company Subsidiaries has at any time since January 1, 2016 been required to file any reports, schedules, forms, statements or other documents with the SEC.

        (b)   As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act"), and, except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates (and as of the date of such amended or superseded filing, as applicable) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

        (c)   The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of such unaudited quarterly consolidated financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and stockholders' equity for the periods covered thereby (subject, in the case of unaudited quarterly consolidated financial statements, to normal recurring year-end adjustments).

        (d)   Except as reflected or reserved against in the condensed balance sheet of the Company as of June 30, 2018 or specifically disclosed in the notes thereto, included in the Company SEC Documents as of the date hereof (such balance sheet and the notes thereto, the "Company Balance Sheet"), the Company does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet in accordance with GAAP) other than (i) liabilities or obligations incurred pursuant to the terms of this Agreement, (ii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.

        (e)   The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

        (f)    The Company has established and maintains "disclosure controls and procedures" (as such term is defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the

Sarbanes-Oxley Act. The Company does not have any outstanding, and has not arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

        (g)   The Company has established and maintains a system of "internal control over financial reporting" (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company's financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (iii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective. Since January 1, 2016, none of the Company, the Company's outside auditors, the Company Board or the audit committee of the Company Board has received any oral or written notification of (i) any "significant deficiencies" or "material weaknesses" in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, except for such information described in clauses (i) and (ii) above as has been made available by the Company to Parent prior to the date hereof. Each of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company's auditor has made all applicable certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the time they were made, and as of the date of this Agreement, none of them has informed the Company, the Company Board or the audit committee of the Company Board that such Person will not be able to give such certifications without qualification when next due. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

        SECTION 3.07.    The Proxy Statement.    The Proxy Statement, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

        SECTION 3.08.    Absence of Certain Changes or Events.    (a) Since December 31, 2017, there has not been any change, event, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   From December 31, 2017 to the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice, and during such period the Company has not undertaken or effected, or authorized or agreed to undertake or effect, any action that, if taken or effected after the date of this Agreement, would require Parent's consent pursuant to Section 5.01 (other than actions that, if taken or effected after the date of this Agreement, would require Parent's consent pursuant to Section 5.01(a)(vii), 5.01(a)(viii), 5.01(a)(xiv)(A) or (B),

5.01(a)(xv), 5.01(a)(xvii)(A), 5.01(a)(xix) or 5.01(a)(xx) (but solely to the extent relating to the foregoing Sections)).

        SECTION 3.09.    Taxes.    (a) The Company and the Company Subsidiaries have filed all income and other material Tax Returns that are required to be filed by them (taking into account any extensions of time to file) and all such Tax Returns were true, complete and accurate in all material respects.

        (b)   The Company and the Company Subsidiaries have paid all material Taxes due and owing by any of them, including any material Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return) on a timely basis, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries. The Company Balance Sheet reflects adequate accruals and reserves for all Taxes of the Company and each Company Subsidiary with respect to all periods through the date thereof in accordance with GAAP.

        (c)   There is not pending or threatened in writing any audit, examination, investigation, deficiency assessment or other Proceeding with respect to any Taxes of the Company or any of the Company Subsidiaries.

        (d)   No written claim that could give rise to Taxes has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

        (e)   Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any of the Company Subsidiaries has requested an extension of time within which to file any Tax Return that has not since been filed.

        (f)    Neither the Company nor any of the Company Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code")) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code (or any similar provision of state, local or foreign Law) applies.

        (g)   The Company is not a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

        (h)   There are no Liens, except for Permitted Liens, for Taxes upon any property or assets of the Company.

        (i)    Neither the Company nor any of the Company Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

        (j)    To the knowledge of the Company, the Company and the Company Subsidiaries have complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax Law in connection with related party transactions among or between the Company and one or more of the Company Subsidiaries (or between the Company Subsidiaries).

        (k)   Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (l)    Neither the Company nor any of the Company Subsidiaries has applied for a ruling or determination from a Taxing Authority regarding a past or prospective transaction.

        (m)  The Company and the Company Subsidiaries have disclosed on their income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).

        (n)   As of the date of this Agreement, the Company has not made an election described in Section 965(h) of the Code.

        SECTION 3.10.    Labor Relations.    (a) The Company is in compliance with all applicable Laws, Contracts and Authorizations to which it is a party relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment withholding of Taxes and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Law, except to the extent that noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   There are no material complaints, charges or claims against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, the Company or any Company Subsidiary of any individual or of any provision of services to the Company or any Company Subsidiary by any individual.

        (c)   The Company is not a party to any collective bargaining agreement or other Contract with any labor organization or other representative of the Company's employees, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor organization. There are no ongoing labor strikes, slowdowns, work stoppages, picketing or lockouts pending or, to the knowledge of the Company, threatened, against the Company.

        SECTION 3.11.    Employee Benefits.    (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each Company Benefit Plan.

        (b)   With respect to each Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of (i) such Company Benefit Plan, including any amendment thereto (or, in the case of any unwritten Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent summary plan description and any summary of material modifications prepared for such Company Benefit Plan, (iv) the two most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recent determination or opinion letter from the Internal Revenue Service and (vi) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any).

        (c)   The Company Benefit Plans are and have been administered in compliance with their terms and with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Code and all other applicable Law, except to the extent that noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Benefit Plan, the Company is in compliance with the requirements of ERISA, the Code and all other applicable Law, except to the extent that noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   The Company by reason of its affiliation with any member of the Company's "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has not incurred or is reasonably expected to incur, any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. No nonexempt "prohibited transaction" (as such term is defined in Sections 406 and 407 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Benefit Plan, or any other breach of fiduciary responsibility, that would reasonably be expected to result in material liability to the Company. No Company Benefit Plan is subject to Title IV of ERISA or constitutes a multiemployer plan within the meaning of Section 3(37) of ERISA, and neither the Company nor any member of its Controlled Group has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of, any such arrangement.

        (e)   There are no audits, inquiries, investigations or Proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service or any other Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits in the normal course).

        (f)    The Company does not have any liability in respect of, or obligation to provide, post-retirement medical, life insurance or other welfare benefits for any former or current employees of the Company or any Company Subsidiary (or the spouses, dependents or beneficiaries of any individuals), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law. The Company does not self-insure any Company Benefit Plan.

        (g)   There is no Company Benefit Plan or other agreement, plan, arrangement or Contract covering any employee of the Company, individually or collectively, that would reasonably be expected to give rise directly or indirectly to any "excess parachute payment" within the meaning of Section 280G(b)(2) of the Code. No director, officer, employee or independent contractor of the Company is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty related thereto.

        (h)   Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions (including as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (i) entitle any former or current director, officer, employee or independent contractor to retention, change in control, severance, termination or similar compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to any Company Benefit Plan, (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

        (i)    Each Company Benefit Plan that constitutes a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") is and has been in material compliance with Section 409A. No Company Stock Option constitutes a Nonqualified Deferred Compensation Plan.

        SECTION 3.12.    Title to Properties.    (a) The Company does not own or otherwise have legal title to any real property.

        (b)   Section 3.12(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leased by the Company as of the date of this Agreement (the "Leased Real Property"). The Company has made available to Parent true, correct and complete copies of the leases or subleases, together with all assignments thereof and amendments, supplements and modifications thereto, underlying the Leased Real Property (each, a "Lease"). With respect to each Leased Real Property and the accompanying Lease, (i) the Company has good and valid leasehold interests in such Leased Real Property, free and clear of all Liens, other than Permitted Liens, (ii) the Lease is valid, binding and enforceable by the Company and, to the knowledge of the Company, each other party thereto (in each case subject to the Bankruptcy and Equity Exception), and is in full force and effect, (iii) there is no default under the Lease by the Company or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, (iv) there are no disputes pending or, to the Company's knowledge, threatened with respect to the Lease, and the Company has not received any notice of the intention of any other party to the Lease to amend, terminate, not renew or reduce any commitment under the Lease, nor to the Company's knowledge is any such party threatening to do so, (v) the Company has not subleased, licensed or otherwise granted anyone the right to use or occupy the Leased Real Property or any portion thereof or has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein and (vi) to the knowledge of the Company, there is no condemnation or other proceeding in eminent domain, pending or threatened in writing, affecting any portion of the Leased Real Property.

        (c)   The Company has good and valid title to all of its tangible assets sufficient for the conduct of its business as presently conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such assets are free and clear of all Liens, except for Permitted Liens.

        SECTION 3.13.    Contracts.    (a) Except for this Agreement or any Company Benefit Plan, and except for the unredacted Contracts filed by the Company as "material contract" exhibits to the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies, of each Specified Contract in effect as of the date of this Agreement. For purposes of this Agreement, "Specified Contract" means each Contract to which the Company is a party or by which it or any of its properties or assets are bound as of the date hereof:

            (i)  that would be required to be but has not been filed by the Company prior to the date of this Agreement as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

           (ii)  that (A) restricts the ability of the Company (or following the Closing will restrict the ability of Parent or any of its subsidiaries) to compete in any business or with any Person, to conduct any business in any geographical area, to engage in any line of business or to solicit any client or customer, (B) restricts the right of the Company (or following the Closing will restrict the ability of Parent or any of its subsidiaries) (x) to sell, purchase, research, develop, supply, distribute or manufacture any product (including products under development) for any indication in any product market, therapeutic area or geographic area or (y) to provide or receive support or service to, for, from, or otherwise engage in any business with, any Person, (C) requires the Company to conduct any business on a "most favored nations" or other preferential basis with any third party,

  (D) provides for "exclusivity" or any similar requirement in favor of any third party or (E) contains any provision that would, following the Closing, restrict or prevent Parent or any of its subsidiaries (other than the Surviving Corporation) from employing or engaging (as an independent contractor or otherwise) any Person;

          (iii)  that relates to research, clinical trial, development, distribution, sale, supply, license, marketing, promotion (including co-promotion), commercialization, use, exploitation or manufacturing by any third party of products (including the Pharmaceutical Products other than any Inactive Pharmaceutical Products) or companion diagnostics (including products or companion diagnostics, in either case, currently or formerly under development) of (A) the Company or (B) any third party, in each case other than confidentiality agreements entered into by the Company in the ordinary course of business;

          (iv)  (A) under which the Company grants to any third party a license (including sublicense) to, option to or other right to use or exploit any Company Intellectual Property, (B) under which a third party grants to the Company a license (including sublicense) to, option to or other right to use or exploit any Intellectual Property and (C) that restricts the right of the Company to use, deploy or register any Intellectual Property, in each case other than (x) off-the-shelf, commercially available and/or "shrink-wrap" agreements, (y) immaterial agreements entered into in the ordinary course of business consistent with past practice and (z) customary invention assignment agreements with third party service providers entered into in the ordinary course of business consistent with past practice;

           (v)  that provides for annual payments or receipts in excess of $250,000 or provides for payments or receipts in aggregate in excess of $500,000;

          (vi)  under which the Company is obligated to pay or is entitled to receive, future milestone payments, royalty payments, "earn-out" payments or similar contingent payments;

         (vii)  that relates to Indebtedness for a principal amount in excess of $250,000 or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company;

        (viii)  that is a partnership or joint venture agreement and relates to the formation, creation, operation, management or control of any partnership or joint venture;

          (ix)  that grants any right of first refusal, right of first offer, option to purchase or similar right with respect to any assets, rights or properties of the Company;

           (x)  that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case with any outstanding obligations;

          (xi)  that is a settlement or similar agreement pursuant to which (A) the Company will be required to pay after the date of this Agreement any monetary amount or (B) that contains obligations or limitations on the conduct of the Company (other than customary confidentiality obligations); or

         (xii)  to which any Governmental Entity is a party, other than confidentiality agreements entered into by the Company in the ordinary course of business.

        (b)   Each of the Specified Contracts is valid, binding and enforceable on the Company, and, to the knowledge of the Company, each other party thereto (in each case subject to the Bankruptcy and Equity Exception), and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no breach of or default under any Specified Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach thereof or default thereunder by the Company or, to the knowledge of the Company, any other party thereto, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending or, to the Company's knowledge, threatened with respect to any of the Specified Contracts and the Company has not received any notice of the intention of any other party to any Specified Contract to amend, terminate, not renew or reduce any commitment under any Specified Contract, nor to the Company's knowledge is any such party threatening to do so, in each case except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.14.    Litigation.    There is no claim, suit, action, investigation, arbitration, proceeding, inquiry, review, subpoena, civil investigative demand or other request for information, whether judicial or administrative (each, a "Proceeding") pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties or any Person whose liability or obligation the Company has retained or assumed either contractually or by operation of law, that is or would reasonably be expected to be, individually or in the aggregate, material to the Company. There are no Judgments outstanding against the Company that are or would reasonably be expected to be, individually or in the aggregate, material to the Company.

        SECTION 3.15.    Compliance with Laws.    (a) The Company is, and since January 1, 2016 each of the Company and the Company Subsidiaries has been, in compliance with all Judgments and Laws applicable to it and its business, operations, assets or properties, except for instances of noncompliance that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Since January 1, 2016, neither the Company nor any of the Company Subsidiaries has received any written notice or, to the Company's knowledge, other communication from any Governmental Entity regarding any actual, alleged or possible failure to comply with any Judgment or Law, except for failures to comply that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

        (b)   Each of the Company and the Company Subsidiaries (i) has, and since January 1, 2016 has had, in effect all certificates, registrations, variances, exemptions, franchises, clearances, permissions, qualifications, registrations and Consents of Governmental Entities (collectively, "Authorizations"), (ii) has filed all reports, notices and other documents with all Governmental Entities and (iii) has paid all fees and assessments due and payable in connection therewith, in each case necessary for it to own, lease and operate its properties and assets and conduct its business as presently conducted, except for such Authorizations, failures to file or failures to pay that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. All such Authorizations are in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination, suspension or revocation thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is in compliance with the terms and requirements of all such Authorizations applicable to it and, to the Company's knowledge, no suspension or cancellation of any such Authorization is threatened, except for instances of noncompliance or suspensions and cancellations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

        (c)   None of the Company or any of the Company Subsidiaries, or any director, officer or employee of the Company or any of the Company Subsidiaries or, to the Company's knowledge, any agent or other Person acting on behalf of the Company or any of the Company Subsidiaries, directly or indirectly, is or has been, or is or has been owned or controlled by one or more Persons that are or were, (i) the target of any sanctions administered, enacted or enforced by the United States (including the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State), the United Kingdom, the European Union, the United Nations Security Council or any other relevant sanctions authority (collectively, "Sanctions") or (ii) located, organized or resident in a country or territory that is the target of any Sanctions.

        (d)   None of the Company or any of the Company Subsidiaries, or any director, officer or employee of the Company or any of the Company Subsidiaries or, to the Company's knowledge, any agent or other Person acting on behalf of the Company or any of the Company Subsidiaries, since January 1, 2016, in each case to secure an improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any Person, (i) has given unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) has unlawfully provided anything of value to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns, (iii) has violated, or is in violation of, the Foreign Corrupt Practices Act of 1977 (the "FCPA") or any rules and regulations promulgated thereunder, the USA PATRIOT Act or any foreign or domestic anti-corruption, anti-bribery, anti-money laundering, anti-terrorism financing, export, import, re-export, anti-boycott, embargo or similar Law (including, to the extent applicable, the United Kingdom Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention Against Corruption) in any jurisdiction in which the Company or any Company Subsidiary has operated or currently operates (the "Anti-Corruption Laws").

        (e)   No Proceeding is (i) pending against the Company or any director, officer or employee of the Company or, to the Company's knowledge, any agent or other Person acting on behalf of the Company or (ii) to the Company's knowledge, threatened against the Company or any director, officer or employee of the Company or any agent or other Person acting on behalf of the Company, in each case with respect to Sanctions, the FCPA or the other applicable Anti-Corruption Laws. To the Company's knowledge, the Company has disclosed to Parent all allegations made prior to the date of this Agreement of potential wrongdoing with respect to Sanctions and the Anti-Corruption Laws by any of the foregoing Persons on behalf of the Company or any of the Company Subsidiaries. Since January 1, 2016, neither the Company nor any of the Company Subsidiaries, nor, to the Company's knowledge, any agent or other Person acting on behalf of the Company, has (A) received any notice or communication from any Governmental Entity or any third party alleging any violation of Sanctions or any Anti-Corruption Laws or (B) made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission or other potential violation of liability arising under or relating to Sanctions or any Anti-Corruption Laws.

        (f)    The Company and its affiliates have developed and implemented adequate controls (including a sufficient compliance program) designed to ensure compliance with Sanctions, the FCPA and the other applicable Anti-Corruption Laws.

        SECTION 3.16.    Regulatory Compliance.     (a) The Company and the Company Subsidiaries have filed, maintained or furnished with all applicable Governmental Entities, including the United States Food and Drug Administration (the "FDA"), the European Medicines Agency (the "EMA"), the Pharmaceuticals and Medical Devices Agency ("PMDA") and any other equivalent Governmental Entities (including any Governmental Entities with jurisdiction over the development, marketing, labeling, promotion, sale, use, handling, safety, efficacy, reliability or manufacturing of drugs or medical devices), as applicable, all material required filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices, correspondence and other documents with respect to the Pharmaceutical Products (other than the Inactive Pharmaceutical Products) and, since January 1, 2016, the Inactive Pharmaceutical Products (collectively, the "Health Care Submissions"). All Health Care Submissions with respect to the Pharmaceutical Products (other than the Inactive Pharmaceutical Products) and, since January 1, 2016, the Inactive Pharmaceutical Products were, in all material respects, complete and accurate and in compliance with all applicable Laws when filed (or were corrected or completed by a subsequent filing made prior to the date of this Agreement). The Company has made available to Parent true, correct and complete copies of all Health Care Submissions relating to the Pharmaceutical Products (other than the Inactive Pharmaceutical Products) and all material correspondence with and from, and contact reports summarizing interactions with, the FDA, EMA, PMDA and any other equivalent Governmental Entities (including any Governmental Entities with jurisdiction over the development, marketing, labeling, promotion, sale, use, handling, safety, efficacy, reliability or manufacturing of drugs or medical devices) relating to the Pharmaceutical Products (other than the Inactive Pharmaceutical Products), in each case since January 1, 2016 and prior to the date of this Agreement.

        (b)   Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each Investigational New Drug Application filed prior to the date hereof with respect to any Pharmaceutical Products (other than any Inactive Pharmaceutical Products) currently being developed by or on behalf of the Company. No Investigational New Drug Application filed by or on behalf of the Company with respect to any Pharmaceutical Products (other than any Inactive Pharmaceutical Products) has been terminated or suspended.

        (c)   None of the Company or any of the Company Subsidiaries, or any director, officer or employee of the Company or any of the Company Subsidiaries or, to the Company's knowledge, any agent or other Person acting on behalf of the Company or any of the Company Subsidiaries, (i) has been convicted of any crime or engaged in any conduct that in any such case has resulted, or is reasonably likely to result, in debarment under 21 U.S.C. § 335a or any similar Law or exclusion from participation in any Federal health care program pursuant to 42 U.S.C. § 1320a-7 or any similar Law or (ii) has failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. To the Company's knowledge, the Company has not failed to disclose and make available to Parent any other allegation of potential wrongdoing on behalf of the Company or any of the Company Subsidiaries by any director, officer or employee of the Company or any of the Company Subsidiaries or any agent or other Person acting on behalf of the Company or any of the Company Subsidiaries, with respect to any of the foregoing Laws or policies.

        (d)   All Pharmaceutical Products (other than the Inactive Pharmaceutical Products) have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported and exported, as applicable, by or on behalf of the Company or any Company Subsidiary, in compliance in all material respects with all applicable Drug Laws. All clinical trials conducted by or on behalf of the Company and the Company Subsidiaries have been conducted in material compliance with all applicable Drug Laws. Neither the FDA, EMA, PMDA nor any other equivalent Governmental Entity (including any Governmental Entities with jurisdiction over the development, marketing, labeling, promotion, sale, use, handling, safety, efficacy, reliability or manufacturing of drugs or medical devices), nor any institutional review board or ethics committee, as applicable, has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company or to enjoin any manufacturing, development, research or testing of any Pharmaceutical Products (other than the Inactive Pharmaceutical Products) and, since January 1, 2016, any Inactive Pharmaceutical Products.

        (e)   Since January 1, 2016, the Company and the Company Subsidiaries have been in compliance in all material respects with, and have not been notified by any Governmental Entity of any material failure or alleged material failure (or any material investigation with respect thereto), by them or any licensor, licensee, partner or distributor to comply with, or to maintain systems and programs designed to ensure compliance with, Drug Laws, including those Drug Laws pertaining to product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, and including current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting requirements, and clinical trial disclosure requirements, in each case with respect to any Pharmaceutical Product.

        (f)    (i) Since January 1, 2016, no Pharmaceutical Product has at any time during such period been recalled, withdrawn or suspended or subject to any removal, correction, field safety alert, field notification, governmental seizure or similar regulatory action, nor has any such action been initiated by the Company or any of the Company Subsidiaries on a voluntary basis, and (ii) no Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension, removal, correction or seizure of any Pharmaceutical Product are pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.

        (g)   Since January 1, 2016, there has not occurred any serious adverse event, patient serious adverse event, patient serious adverse drug reaction or other serious patient safety event related to a Pharmaceutical Product (other than an Inactive Pharmaceutical Product) that resulted in or is likely to result in the FDA, EMA, PMDA or equivalent Governmental Entity (including any Governmental Entities with jurisdiction over the development, marketing, labeling, promotion, sale, use, handling, safety, efficacy, reliability or manufacturing of drugs or medical devices), as applicable, placing a clinical hold on the development program of such Pharmaceutical Product (other than an Inactive Pharmaceutical Product) or that is reasonably likely to result in a significant delay to the development timeline of such Pharmaceutical Product (other than an Inactive Pharmaceutical Product) as of the date of this Agreement.

        SECTION 3.17.    Environmental Matters.     (a) Except for matters that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) each of the Company and the Company Subsidiaries, their respective products and, to the Company's actual knowledge (without any duty of inquiry) and in respect of the Pharmaceutical Products, each of the Company's contract manufacturers, is and has been, since January 1, 2016, in compliance with all Environmental Laws, and possesses and is and has been in compliance with all Authorizations required under Environmental Laws ("Environmental Authorizations") for it to conduct its business, and none of such Environmental Authorizations are subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof; (ii) to the Company's knowledge, achieving and maintaining compliance with Environmental Laws and Environmental Authorizations will not require the Company to incur any capital or other expense, other than as reflected or reserved against in the Company Balance Sheet; (iii) none of the Company or any Company Subsidiary has received any written communication alleging that the Company is not in compliance with or has a liability under any Environmental Law or Environmental Authorization; (iv) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company; (v) there has been no Release of or exposure to any Hazardous Material, and there are no other facts or conditions, that would reasonably be expected to form the basis of any Environmental Claim against the Company or, to the Company's actual knowledge (without any duty of inquiry) and in respect of the Pharmaceutical Products, the Company's contract manufacturers; and (vi) the Company has not retained or assumed, either contractually or by operation of Law, any liabilities or obligations that form or would reasonably be expected to form the basis of any Environmental Claim against the Company or, to the Company's actual knowledge (without any duty of inquiry) and in respect of the Pharmaceutical Products, the Company's contract manufacturers.

        (b)   For purposes of this Agreement:

            (i)  "Environmental Claims" means any and all Proceedings, Judgments, demands, directives, Liens, investigations or notices of noncompliance or violation by or from any Person alleging liability of any kind (including liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location, or (B) the failure to comply with any Environmental Law or Authorization issued thereunder.

           (ii)  "Environmental Law" means any Law, Judgment or legally binding agreement issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata or sediments), natural resources, the climate, human health and safety or the protection of endangered or threatened species, including such Laws, Judgments and agreements relating to the registration, use or labeling of chemicals or products.

          (iii)  "Hazardous Materials" means any petroleum or petroleum products, byproducts or distillates, ozone-depleting substances, heavy metals, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances or wastes and any other chemical, material, substance or waste that is prohibited or regulated, or that may result in liability, under any Environmental Law.

          (iv)  "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, pumping, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

        SECTION 3.18.    Intellectual Property.     (a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Patents, Trademarks, Copyrights and Internet domain names owned by or exclusively licensed to the Company (excluding Patents and Trademarks that the Company has instructed its agents to abandon (including by instructing its agents to stop work with respect thereto) and excluding provisional applications for which another Patent is listed which claims priority to such provisional applications that are registered, issued or subject to a pending application for registration or issuance (the "Company Registered Intellectual Property"). To the knowledge of the Company, nothing is due to be completed or submitted on or before March 31, 2019, the omission of which would materially jeopardize the maintenance, enforcement or prosecution of any of the Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.

        (b)   The Company owns, is validly licensed or otherwise has the valid and enforceable right to use all Intellectual Property (including the Company Registered Intellectual Property) used, held for use or planned for use by the Company in the conduct of the business of the Company (the "Company Intellectual Property"), free and clear of any Liens, other than Permitted Liens, and such ownership or valid right to use the Company Intellectual Property will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Transactions. No Proceedings are pending or, to the knowledge of the Company, threatened against the Company by any Person challenging the ownership, validity or enforceability of any Company Intellectual Property, and since January 1, 2016, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person asserting any such challenge.

        (c)   To the knowledge of the Company, the conduct of the business of the Company as presently conducted does not infringe upon, violate or misappropriate any Intellectual Property of any other Person. For purposes of the previous sentence, conduct that would be considered patent infringement under United States Patent Law 35 U.S.C. § 271 (but for 35 U.S.C. § 271(e)(1)) shall be considered to be infringing, as shall conduct that would be considered patent infringement under non-U.S. Laws (but for similar "Bolar exemption" or research exemption provisions). There are no claims pending or, to the knowledge of the Company, threatened against the Company asserting any such infringement, violation or misappropriation, and since January 1, 2016, neither the Company nor any of the Company

Subsidiaries has received any written claim or notice (including any "cease and desist" letters and invitations to license) from any Person alleging any such infringement, violation or misappropriation. To the knowledge of the Company, no other Person has infringed upon, violated or misappropriated or is infringing, violating or misappropriating any of the Company Intellectual Property, and the Company has not sent to any Person any written charge, complaint, claim, demand or notice alleging such infringement, violation or misappropriation.

        (d)   Each current and former employee of the Company or a Company Subsidiary, as a matter of course, and any consultants or independent contractors commissioned by the Company or a Company Subsidiary, who has alone or with others contributed in any manner to, or was involved in, the creation or development of any Company Intellectual Property, has entered into a written agreement with the Company that obliges such employee, consultant or independent contractor to disclose to the Company, and assign to the Company, such Intellectual Property. Such employees, consultants and independent contractors have fully waived all rights to royalties or other compensation or other non-assignable rights with respect to any Company Intellectual Property, and the Company is in compliance in all material respects with all applicable Laws related to inventor compensation.

        (e)   Each of the Company and the Company Subsidiaries have used reasonable best efforts to protect and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property. None of the Company or any of the Company Subsidiaries has disclosed, delivered or licensed any Trade Secrets included in the Company Intellectual Property to any other Person, other than in the ordinary course of business consistent with past practice and subject to obligations of confidence. Each current and former employee of the Company or a Company Subsidiary, as a matter of course, and any consultant or independent contractor commissioned by the Company or a Company Subsidiary who has access to confidential information of the Company or a Company Subsidiary, has entered into a written agreement with the Company that requires such employee, consultant or independent contractor to protect such confidential information.

        (f)    To the knowledge of the Company, the IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the conduct of its business, (ii) since January 1, 2016 have not malfunctioned or failed in a manner that has had a material impact on the Company or any of the Company Subsidiaries and (iii) are free from bugs and other defects. The Company has implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan, in each case consistent in all material respects with customary industry practices. To the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.

        (g)   (i) Since January 1, 2016, the conduct of the business of the Company and each of the Company Subsidiaries is and has been in compliance in all material respects with any and all applicable Laws, contractual requirements, terms of use and privacy policies binding the applicable Company or Company Subsidiary with respect to data protection or information privacy, security, collection, use and disclosure, (ii) Personal Data collected, stored and processed by the Company or any of the Company Subsidiaries can be used by Parent and its subsidiaries after the Closing in the manner currently used by the Company and the Company Subsidiaries, (iii) the Company and each of the Company Subsidiaries have used reasonable best efforts to protect the secrecy of Personal Data and non-public information that the Company or any of the Company Subsidiaries (or any Person on behalf of the Company or the Company Subsidiaries) collect, store, use or maintain for the conduct of their business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data or non-public information by any other Person, (iv) to the knowledge of the Company, none of the Company or any of the Company Subsidiaries transmits any Personal Data or non-public information to their employees, contractors, customers, distributors, payment processors/providers or others having material business dealings with the Company or any of the Company

Subsidiaries across country borders, (v) none of the Company or any of the Company Subsidiaries has been legally required to provide any notices to data owners in connection with a disclosure of Personal Data or non-public information, nor has the Company or any of the Company Subsidiaries provided any such notice and (vi) there are no claims pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries alleging a violation of any Person's Personal Data or privacy rights. Since May 25, 2018, the conduct of the business of the Company has been in compliance with the General Data Protection Regulation (GDPR) (EU) 2016/679.

        (h)   No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create any Company Intellectual Property owned by or, to the Company's knowledge and specifically in respect of 177Lu-PSMA-617, exclusively licensed to, the Company, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Entity or institution obtaining ownership rights in, licenses to or other rights to use or exploit such Company Intellectual Property.

        (i)    (i) The Company and the Company Subsidiaries have complied in all material respects with all notice, attribution, and other requirements of each license applicable to OSS that is or has been used in the conduct of the business of the Company and the Company Subsidiaries; and (ii) none of the Company or any of the Company Subsidiaries has used or distributed any OSS in a manner that requires (A) disclosure or distribution of any source code owned by the Company or the Company Subsidiaries, (B) license or other provision of any source code owned by the Company or the Company Subsidiaries on a royalty-free basis or (C) the grant of any patent license, non-assertion covenant or other rights under any Intellectual Property owned by the Company or the Company Subsidiaries.

        SECTION 3.19.    Insurance.     Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies, of all material insurance policies owned, held by or applicable to the Company (or its assets or business) with policy periods in effect as of the date hereof. All of the insurance policies of the Company are in full force and effect, and the Company is not in default with respect to its obligations under any of such insurance policies, except for such default as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No written notice of cancellation or termination has been received by the Company with respect to any of their respective insurance policies, other than in connection with ordinary renewals.

        SECTION 3.20.    Brokers and Other Advisors.     No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC and Jefferies LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company (or the Company Board or any committee thereof) or any of its affiliates. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and each of Centerview Partners LLC and Jefferies LLC relating to the Transactions.

        SECTION 3.21.    Opinions of Financial Advisors.     The Company Board and the Special Committee have each received separate opinions of each of Centerview Partners LLC and Jefferies LLC to the effect that, as of the date of such opinions and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the $24.00 per share consideration to be paid to holders of Company Common Stock (other than, as applicable, Excluded Shares, Appraisal Shares and shares of Company Common Stock held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of each such opinion will be made available to Parent solely for informational purposes promptly following receipt thereof by the Company.

        SECTION 3.22.    Affiliate Transactions.     No (a) present or former officer or director of the Company, (b) beneficial owner of 5% or more of the Company Common Stock or (c) affiliate, "associate" (as such term is defined in Rule 12b-2 of the Exchange Act) or member of the "immediate family" (as such term is defined in Rule 16a-1 under the Exchange Act) of any Person referred to in the foregoing clause (a) or (b), directly or indirectly, (i) is a party to any Contract or transaction with or binding upon the Company or any of its properties or assets, (ii) has a material interest or right in or to any property used by the Company or (iii) has material business dealings with or a material financial interest in any Person that is a competitor, supplier, licensor, licensee, lessor or financing source of the Company (in each case, other than in connection with (i) the Company ESPP, (ii) the Company Stock Plans, (iii) Contracts for employment, severance or retention or (iv) commercial Contracts entered into on arm's-length terms in the ordinary course of business).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

        Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

        SECTION 4.01.    Organization, Standing and Power.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing (where applicable as a legal concept) under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to conduct its business as presently conducted.

        SECTION 4.02.    Merger Sub.    (a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than those incident to its formation and pursuant to this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        (b)   All outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of any Lien.

        SECTION 4.03.    Authority; Execution and Delivery; Enforceability.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent (or another wholly owned subsidiary of Parent), as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent (or another wholly owned subsidiary of Parent), as sole stockholder of Merger Sub. Neither the approval nor adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception).

        SECTION 4.04.    No Conflicts; Consents.    (a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof by Parent and Merger Sub will not, result in any loss, suspension, limitation or impairment of any right of Parent or any of its subsidiaries to own or use any assets required for the conduct of their respective businesses as presently conducted, or conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, or require any consent under, any provision of (i) the organizational documents of Parent or any of its subsidiaries, (ii) any Authorization of Parent or any of its subsidiaries or any Contract to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   No Consent of, or registration, declaration, notice or filing with or from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, Section 721 and any other Required Regulatory Approvals, (ii) the filing with the SEC of such reports and filings under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such filings as may be required under the rules and regulations of Nasdaq or the New York Stock Exchange in connection with this Agreement, the Merger and the other Transactions.

        SECTION 4.05.    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

        SECTION 4.06.    Available Funds.    As of the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 6.05 and to perform their respective obligations under this Agreement.

        SECTION 4.07.    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person, other than PJT Partners Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective affiliates.

        SECTION 4.08.    Ownership of Company Common Stock.    None of Parent, Merger Sub or any of their respective "affiliates" or "associates" is, or has been at any time during the last three years, an "interested stockholder" of the Company (in each case as such terms are defined in Section 203 of the DGCL). Neither Parent, Merger Sub or any of their respective "affiliates" or "associates" "owns" (in each case as such terms are defined in Section 203 of the DGCL) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

 ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01.    Conduct of Business of the Company.

        (a)   Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent, from the date of this Agreement to the Effective Time, the Company shall conduct its business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve its present organization, assets, employees, Authorizations, contractors and relationships with customers, distributors, strategic partners, Governmental Entities, licensors, licensees and others having material business dealings with it. In addition, without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock or other Equity Interests, (B) split, combine or reclassify any of its capital stock or other Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, or (C) directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests in the Company, except for (1) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options in accordance with their respective terms in effect at such time, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options, Company RSUs or the Company Warrant in accordance with their respective terms in effect at such time or (3) the acquisition by the Company of Company Stock Options or Company RSUs in connection with the forfeiture of such awards in accordance with their respective terms in effect at such time;

           (ii)  issue any Equity Interests, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, purchase options under the Company ESPP or purchase rights under the Company Warrant, or upon the settlement of Company RSUs, in each case outstanding as of the date of this Agreement and in accordance with their respective terms in effect at such time;

          (iii)  amend its certificate of incorporation, bylaws or other comparable organizational documents;

          (iv)  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

           (v)  acquire (A) in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing Equity Interests in or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person, (B) any assets or properties (other than as set forth in the Company's fiscal year 2018 and fiscal year 2019 operating plan included in Section 5.01(a)(v) of the Company Disclosure Letter (the "Company Operating Plan"), acquisitions of raw materials or supplies in the ordinary course of business consistent with past practice or new capital expenditures, which shall be subject to the limitations of clause (xii) below), if the amount of consideration paid or transferred by the Company would exceed $50,000 individually, or $100,000 in the aggregate for all such transactions or (C) any Equity Interests in any entity that has a class of securities (or American Depositary Receipts representing such securities) listed or quoted on any securities exchange or securities quotation system;

          (vi)  establish any Person that would constitute a subsidiary or affiliate of the Company;

         (vii)  except as required by the terms of any Company Benefit Plan as in effect on the date hereof or to the extent required by applicable Law: (A) adopt, enter into, terminate or amend any collective bargaining agreement; (B) adopt, enter into, terminate or amend any Company Benefit Plan, other than in respect of broad-based Company Benefits Plans (1) in the ordinary course of business consistent with past practice and (2) in a manner that does not materially increase the costs or benefits thereunder; (C) increase in any manner the compensation, bonus or fringe or other benefits of any employee, officer, director or other service provider, other than such increases in respect of employees whose annual base salary is less than $200,000 or employees with a title below Senior Director, in either case in the ordinary course of business consistent with past practice; (D) enter into or materially amend any employment, change in control, severance, retention or similar Contract with any officer, director, employee or other service provider of the Company (other than offer letters providing for at-will employment with newly-hired employees who are hired in the ordinary course of business that do not contain any equity or equity-based compensation, change in control, severance, retention or similar arrangements); (E) grant any awards under any Company Benefit Plan (including grants of Company Stock Options, Company RSUs and other stock or stock-based awards) or waive any conditions on any awards under any Company Benefit Plan; (F) take any action to accelerate the payment of any compensation or benefit under any Company Benefit Plan; or (G) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated;

        (viii)  (A) terminate the employment of any employee above the level of Director or with an annual base salary in excess of $150,000, other than due to such individual's death, disability or for cause (each as determined by the Company in the ordinary course of business) or (B) hire any individual above the level of Director or with an annual base salary in excess of $150,000;

          (ix)  (A) change its fiscal year or revalue any of its material assets or (B) make any change in accounting methods, principles or practices used by it, except as may be required (1) by GAAP or (2) by applicable Law, including Regulation S-X under the Securities Act;

           (x)  sell, lease or sublease (as lessor or sublessor), license (as licensor) or otherwise dispose of, or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets, except sales, leases, licenses or other dispositions (A) of obsolete assets in the ordinary course of business consistent with past practice or (B) of properties or assets (other than Company Intellectual Property) with de minimis or no book value;

          (xi)  (A) incur, redeem, repurchase, prepay, defease, guarantee, assume or otherwise become liable for or modify in any material respects the terms of any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in (including by purchase of stock or securities, property transfers or purchase of property or assets of any Person or otherwise), any other Person, other than (1) to or in the Company or (2) pursuant to any acquisition not in violation of clause (v) above, and other than extensions of trade credit and advances of expenses to employees, in each case in the ordinary course of business consistent with past practice;

         (xii)  make any capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, which, individually, is in excess of $150,000 or, in the aggregate, are in excess of $300,000 (other than as reflected in the Company Operating Plan);

        (xiii)  make or change any Tax election (other than any election described in Section 965(h) of the Code; provided that the conduct with respect to any such election shall be governed by Section 6.10(b)), change any Tax accounting method or period, file any amended Tax Return, enter into any closing agreement with respect to Taxes, request any Tax ruling, waive or extend the statute of limitations in respect of a material amount of Taxes or settle or compromise any material Tax liability or refund;

        (xiv)  (A) materially amend or modify, or renew, extend or voluntarily terminate, or waive or release any material rights under, any Specified Contract (other than the ABX License Agreements) or any Contract that would be a Specified Contract if in effect on the date of this Agreement, (B) enter into any Contract that would be a Specified Contract if in effect on the date of this Agreement or (C) amend or modify, or renew, extend or voluntarily terminate, or waive or release any rights under either of the ABX License Agreements;

         (xv)  enter into or amend any Contract if, pursuant to the terms of such Contract or amendment, the consummation of any of the Transactions (alone or in combination with any other event) or compliance by the Company with the provisions hereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation, or give rise to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or require Parent to license or transfer any of its material Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract;

        (xvi)  (A) settle any pending, potential or threatened Proceeding if such settlement would require any payment by the Company or receipt of any payment from a third party in excess of $100,000 or would obligate the Company to take any material action or impose any material restrictions on the business of the Company or (B) commence any comparable Proceeding against a third party;

       (xvii)  (A) assign, sell, lease, license, dispose, cancel, abandon, grant rights to or fail to renew, maintain or diligently pursue applications for, or defend, any Company Intellectual Property or (B) disclose to any third party, other than representatives of Parent or under a confidentiality agreement, any Trade Secrets included in the Company Intellectual Property in a way that results in the loss of intellectual property protection for such Company Intellectual Property;

      (xviii)  cancel, terminate or modify in any material respect, or take any action that could permit cancellation, termination or material modification of, any insurance policy material to the Company;

        (xix)  enter into any real property lease or modify, amend, renew, extend, waive or exercise any material right or remedy under or terminate any Lease, other than renewals of any Lease in existence on the date hereof in the ordinary course of business consistent with past practice; or

         (xx)  authorize, commit or agree to take any of the foregoing actions.

        (b)    Control of the Company and Parent and Merger Sub.     Parent acknowledges and agrees that nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time in violation of applicable Law. The Company acknowledges and agrees that nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time in violation of applicable Law.

        SECTION 5.02.    No Solicitation; Adverse Recommendation Change.    (a) The Company shall not, and shall cause each of its affiliates not to, and shall instruct and use its reasonable best efforts to cause its and their respective directors, officers, employees, financial advisors, legal counsel and other agents, advisors or representatives (collectively, "Representatives") not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, (B) solicit, initiate, or knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or Merger Sub) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal or (C) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or any other agreement, arrangement or understanding (whether or not binding) relating to any Company Takeover Proposal (a "Company Acquisition Agreement"). It is agreed that any violation of the restrictions in this Section 5.02 by any of the Company's affiliates or any of its or their respective Representatives shall be a breach of this Section 5.02 by the Company.

        (b)   The Company shall, and shall cause each of its affiliates to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives to, immediately (i) cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. The Company shall not, and shall cause each of its affiliates not to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant any permission under any "standstill" provision or similar provision with respect to any capital stock of the Company in any agreement to which the Company or any of its affiliates is a party; provided that the Company Board or any committee thereof shall be permitted to grant waivers of, and not to enforce, any "standstill" or similar provision to the extent that (x) the Company Board or any committee thereof determines in good faith (after consultation with the Company's outside counsel) that the failure to take such action would be inconsistent with the Company's directors' fiduciary duties under applicable Law and (y) any such action by the Company Board and or any committee thereof does not violate any other provision of this Section 5.02. The Company hereby releases Parent and Merger Sub and their respective affiliates from the "standstill" provisions contained in the Confidential Disclosure Agreement.

        (c)   Notwithstanding anything to the contrary contained in Section 5.02(a), Section 5.02(b) or any other provision of this Agreement, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its affiliates or Representatives receives a bona fide, written Company Takeover Proposal, which Company Takeover Proposal did not result from a breach of this Section 5.02, then in response to such Company Takeover Proposal (i) the Company and its Representatives may contact the Person or group that made such Company Takeover Proposal solely to clarify the terms and conditions thereof or to request that such Company Takeover Proposal made orally be made in writing and (ii) if the Company Board or any committee thereof determines in good faith (after consultation with the Company's outside counsel and financial advisor) that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal from the Person or group submitting such bona fide, written Company Takeover Proposal and, after consultation with the Company's outside counsel, that the failure to take such action would be inconsistent with the Company's directors' fiduciary duties under applicable Law (a "Qualifying Company Takeover Proposal"), the Company may, subject to compliance with Section 5.02(d), (A) enter into an Acceptable

Confidentiality Agreement with such Person or group making the Qualifying Company Takeover Proposal and thereafter furnish information with respect to the Company to such Person or group and its Representatives pursuant to such Acceptable Confidentiality Agreement so long as the Company also provides Parent promptly, and in no event later than 24 hours after the time such information is provided or made available to such Person or group or any of its Representatives, any information furnished to such Person or group or any of its Representatives which was not previously furnished to Parent, and (B) participate in discussions or negotiations with such Person or group and its Representatives regarding such Qualifying Company Takeover Proposal. The Company shall notify Parent prior to (x) contacting any such Person or group pursuant to clause (i) above and (y) furnishing any information and/or entering into any discussions or negotiations as provided in this Section 5.02(c).

        (d)   The Company shall promptly, and in no event later than 24 hours after the Company's knowledge of receipt thereof, (i) advise Parent in writing of the Company's or any of its affiliates' or its or their respective Representatives' receipt of any Company Takeover Proposal or any inquiries regarding, or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, including the identity of the Person or group making such Company Takeover Proposal or inquiry, and (ii) provide to Parent an unredacted copy of any such Company Takeover Proposal or such inquiry made in writing (including any financing commitments or other agreements related thereto) (or if such Company Takeover Proposal or inquiry is not in writing, a written description of the terms and conditions thereof) and unredacted copies of all other draft agreements and material written documents and correspondence exchanged between the Company or any of its affiliates or its or their Representatives, on the one hand, and the Person or group or its Representatives making such Company Takeover Proposal or inquiry, on the other hand, in connection with such Company Takeover Proposal or inquiry. From and after such notification, the Company shall keep Parent fully informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding, or changes to the material terms and conditions of, any such Company Takeover Proposal or inquiry, including providing to Parent promptly, and in no event later than 24 hours after receipt thereof, unredacted copies of any additional proposals, counterproposals, draft agreements and material written documents and correspondence exchanged between the Company or any of its affiliates or its or their Representatives, on the one hand, and the Person or group or its Representatives making such Company Takeover Proposal or inquiry, on the other hand, in connection with such Company Takeover Proposal or inquiry.

        (e)   Neither the Company Board nor any committee thereof shall (i) (A) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation, or authorize, resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any securityholders of the Company, any Company Takeover Proposal, or approve any transaction under, or any transaction resulting in any third party becoming an "interested stockholder" under, Section 203 of the DGCL, or authorize, resolve or agree to take any such action, or (C) fail to include the Company Recommendation in the Proxy Statement or to recommend against any Company Takeover Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof (any action described in this clause (i) being referred to herein as an "Adverse Recommendation Change") or (ii) approve, recommend, cause or permit the Company or any of its affiliates to enter into, or to propose to approve, recommend or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.02), or authorize, resolve, agree or propose to take any such action.

        (f)    Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board or any committee thereof may (i) make an Adverse Recommendation Change if (A) the Company Board or any committee thereof determines in good faith (after consultation with the Company's outside counsel) that, as a result of an Intervening

Event, failure to take such action would be inconsistent with the Company's directors' fiduciary duties under applicable Law or (B) the Company receives a Company Takeover Proposal after the date of this Agreement that did not result from a breach of this Section 5.02 and for which the Company Board or any committee thereof determines in good faith (after consultation with the Company's outside counsel and financial advisor) that such Company Takeover Proposal constitutes a Superior Proposal and, after consultation with the Company's outside counsel, that the failure to take such action would be inconsistent with the Company's directors' fiduciary duties under applicable Law and (ii) solely in the case of clause (i)(B), enter into a definitive written agreement providing for the consummation of a Superior Proposal and concurrently terminate this Agreement pursuant to Section 8.01(f); provided, however, that the Company Board and each committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (i) or clause (ii) above unless, prior to taking such action (A) the Company has provided written notice to Parent (a "Notice of Adverse Recommendation Change") advising Parent that the Company Board or any such committee intends to take such action and the reasons therefor, (B) in the case of any Notice of Adverse Recommendation Change provided in connection with an Intervening Event, such Notice of Adverse Recommendation Change contains a reasonably detailed description of such Intervening Event, (C) in the case of any Notice of Adverse Recommendation Change provided in connection with a Company Takeover Proposal, such Notice of Adverse Recommendation Change specifies the material terms and conditions of the related Superior Proposal, identifying the Person or group making such Superior Proposal and including a copy of the most current version of the agreement or proposal and all material related documentation with respect to such Superior Proposal, (D) a period of at least four Business Days has elapsed following Parent's receipt of such Notice of Adverse Recommendation Change (it being understood that any amendment or modification to any Company Takeover Proposal that is the basis for such proposed Adverse Recommendation Change shall require a new Notice of Adverse Recommendation Change and an additional notice period (which shall be the longer of (x) two Business Days and (y) the period remaining under the initial notice period)), (E) if requested by Parent, the Company has negotiated, and has caused its affiliates and its and their Representatives to negotiate, in good faith with Parent and its Representatives during such four Business Day period (as it may be extended pursuant to clause (D)) with respect to any changes to the terms of this Agreement, including in any binding proposal by Parent, to amend or modify this Agreement during such period and (F) taking into account any changes to the terms of this Agreement proposed by Parent in any binding proposal, the Company Board or any committee thereof has determined in good faith (1) after consultation with the Company's outside counsel, with respect to the actions described in clause (i) of this Section 5.02(f), that it would continue to be inconsistent with the Company's directors' fiduciary duties under applicable Law not to effect the Adverse Recommendation Change and (2) after consultation with the Company's outside counsel and financial advisor, with respect to the actions described in clause (i)(B) and clause (ii) of this Section 5.02(f), that the Company Takeover Proposal received by the Company continues to constitute a Superior Proposal, in each case, if such changes offered by Parent in such binding proposal were given effect; provided, further, that any purported termination of this Agreement pursuant to this Section 5.02(f) shall be void and of no force and effect unless such termination is in accordance with Section 8.01(f) and the Company pays to Parent the Company Termination Fee in accordance with Section 6.08 prior to or concurrently with such termination.

        (g)   (i) Nothing contained in this Section 5.02 will prohibit the Company from taking and disclosing to the Company's stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, in each case after commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act) and (ii) no disclosure that the Company Board or any committee thereof may determine (after consultation with the Company's outside counsel) that the Company is required to make under applicable Law will constitute a violation of this Agreement; provided that in no event shall the Company Board or any committee thereof make an Adverse Recommendation Change except in accordance with Section 5.02(f).

 ARTICLE VI

Additional Agreements

        SECTION 6.01.    Company Stockholders Meeting; Preparation of the Proxy Statement.     (a) Subject to Section 6.01(b), the Company shall take all necessary actions in accordance with applicable Law, the Company Charter and the Company Bylaws and the rules and regulations of Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable after the SEC confirms that it will not review or that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall take all lawful action necessary to solicit and obtain the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Company Stockholders Meeting. The Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders Meeting only (i) to the extent required by applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Proceedings in connection with this Agreement or the Transactions or (iii) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, in each case for the minimum duration necessary to remedy the circumstances giving rise to such adjournment, recess or postponement (and in any event, unless otherwise required by applicable Law or a court of competent jurisdiction, not beyond the earlier of (x) the date that is 30 days after the date that the Company Stockholders Meeting was originally scheduled (or, if applicable, 30 days after the newly scheduled date for any such originally scheduled Company Stockholders Meeting that is adjourned, recessed or postponed in accordance with this Section 6.01) and (y) three Business Days prior to the Outside Date). Notwithstanding anything to the contrary herein (including any Adverse Recommendation Change), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Stockholders Meeting, the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.

        (b)   As promptly as reasonably practicable (but in any event no later than 10 Business Days) after the execution of this Agreement, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Company Board shall include the Company Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement mutually acceptable to Parent and the Company. The Company shall notify Parent promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for amendments or supplements to the Proxy Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments or after the SEC confirms that it will not review the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments the Company shall consider in good faith.

        SECTION 6.02.    Access to Information; Confidentiality.     Except if prohibited by any applicable Law, the Company shall afford to Parent and its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books and records, Contracts and personnel and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent (A) copies of all correspondence between the Company and any other party to a Contract with regard to any Consent that is actually or purportedly required to be taken or obtained with respect to such Contract in connection with the announcement, pendency or consummation of the Transactions, (B) copies of all correspondence between the Company and any Governmental Entity in connection with the consummation of the Transactions and (C) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines in its reasonable judgment that doing so would (i) violate applicable Law or an applicable Judgment or (ii) waive the protection of attorney-client privilege, attorney work product protection or other legal privilege, and in any such event, the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate such applicable Law, applicable Judgment or waive such privilege or protection, including by entering into a joint defense agreement, common interest agreement or other similar arrangement. All information exchanged pursuant to this Section 6.02 shall be subject to the confidential disclosure agreement dated May 24, 2018, between the Company and Parent (the "Confidential Disclosure Agreement").

        SECTION 6.03.    Reasonable Best Efforts; Notification.     (a) Upon the terms and subject to the conditions set forth in this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including (i) obtaining all necessary or advisable Consents from, making all necessary registrations, declarations and filings with and taking all reasonable steps as may be necessary to obtain a Consent from or avoid a Proceeding by any Governmental Entity or other third party with respect to this Agreement or the Transactions, (ii) furnishing all information required to be furnished in connection with obtaining any Consents from or making any filings with any Governmental Entity or other third party, and promptly cooperating with and furnishing information in connection with any such requirements imposed upon any party or any of their respective subsidiaries in connection with this Agreement or the consummation of the Transactions, (iii) defending or contesting of any Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, in the case of each of clauses (i) through (iv), other than with respect to Consents, registrations, declarations, filings, instruments and Proceedings relating to or under the HSR Act, Section 721 or any other Required Regulatory Approval, which are the subject of Sections 6.03(b), 6.03(c) and 6.03(d), as applicable.

        (b)   Without limiting the generality of the foregoing and subject to Section 6.03(c), upon the terms and subject to the conditions set forth in this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to (i) obtain, or cause to be obtained, all Required Regulatory Approvals (provided, however, that Parent shall not be required to, and the Company shall not, without the prior written consent of Parent, take any such action that is not conditioned upon the Closing), (ii) cooperate with the other parties in promptly seeking to obtain all such Required Regulatory Approvals and (iii) provide such other information to any Governmental Entity as such Governmental Entity may lawfully request in connection herewith. Without limiting the generality of the foregoing and subject to Section 6.03(c), upon the terms and subject to the conditions set forth in this Agreement, Parent acknowledges and agrees that, other than with respect to any Required Regulatory Approval under Section 721, its obligation to use its reasonable best efforts pursuant to this Section 6.03(b) includes (A) defending or contesting any Proceeding challenging this Agreement or the consummation of the Transactions, including seeking to have any stay, temporary restraining order, preliminary injunction or permanent injunction entered by any Governmental Entity vacated or reversed and (B) proposing, negotiating, effecting or agreeing to effect or executing any settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person; provided, however, that Parent shall not be required to take any such action described in clause (B) that is not conditioned upon the Closing. Without limiting the generality of the foregoing, (i) each party agrees to make an appropriate filing, if necessary, as promptly as reasonably practicable, but in any event (x) pursuant to the HSR Act no later than 10 Business Days following the date of this Agreement and (y) pursuant to Section 721 no later than the first Business Day immediately following November 10, 2018, and (ii) each party agrees to make the appropriate filings pursuant to any other Required Regulatory Approval as promptly as reasonably practicable following the date of this Agreement, and in all cases, to supply as promptly as reasonably practicable to the applicable Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act, Section 721 or the other such Required Regulatory Approval.

        (c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Section 6.03 shall require Parent, Merger Sub or any of their respective subsidiaries to, and the Company shall not, without the prior written consent of Parent, propose, negotiate, effect or agree to, or execute any settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person obligating Parent, any of its subsidiaries or the Company to, (i) sell, divest, license or otherwise convey or hold separate any asset or business of Parent, the Company or any of their respective subsidiaries, (ii) terminate any existing relationship, contractual right or obligation of Parent, any of its subsidiaries or the Company, (iii) create any relationship, contractual right or obligation of Parent, any of its subsidiaries or the Company or (iv) implement any limitations or restrictions on the ability of Parent, Merger Sub or any of their respective subsidiaries to hold and exercise full rights of ownership of any Equity Interests in the Surviving Corporation, including the right to vote such Equity Interests, or to effectively control the business or operations of the Company, other than, in the case of clauses (i), (ii) or (iii), any such sale, divestiture, license, conveyance or hold separate, or termination or creation of any relationship, contractual right or obligation, that is exclusively related to any radioligand therapy product under development by Parent solely for the treatment of prostate cancer as of the date of this Agreement (any such product, a "Permitted Product"); provided that the terms and conditions of such sale, divestiture, license, conveyance or hold separate, or termination or creation of any relationship, contractual right or obligation, that is exclusively related to a Permitted Product would not (A) materially impair the anticipated benefits of the Transactions to Parent and its subsidiaries (other than, for the avoidance of doubt, any such benefit related to such Permitted Product), (B) have a material adverse effect on any product currently marketed or under development by Parent (other than, for the avoidance of doubt, such Permitted Product) and (C) be on terms and conditions that are unreasonably burdensome to

Parent (a "Permitted Antitrust Action") (each action or condition described in clauses (i)-(iv), other than a Permitted Antitrust Action, a "Burdensome Condition").

        (d)   Each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, Section 721 or any other Required Regulatory Approval, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the United States Federal Trade Commission (the "FTC"), the United States Department of Justice (the "DOJ") and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity's staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions, (iv) comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable and (v) consult with one another in connection with any inquiry, hearing, investigation, Proceeding or litigation by, or negotiations with, any Governmental Entity relating to this Agreement, the Merger or any of the other Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. Any such additional information shall be in substantial compliance with the requirements of the HSR Act, Section 721 and the Laws governing the other Required Regulatory Approvals, as the case may be. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and lead all communications and strategy for dealing with the FTC, the DOJ and any other Governmental Entity with respect to the HSR Act, Section 721 and any other Required Regulatory Approval, and Parent shall, on behalf of the parties, control and lead the defense strategy for dealing with any Proceedings challenging this Agreement or the consummation of the Transactions that are brought by or relate to the FTC, the DOJ or any other Governmental Entity with respect to the HSR Act, Section 721 or any other Required Regulatory Approval.

        (e)   In addition to and without limiting any of the parties' respective obligations in this Section 6.03, each of the Company, the Company Board, the Special Committee, Parent and Merger Sub shall (i) take all action necessary to ensure that no state takeover statute, "business combination", "control share acquisition", "fair price", "moratorium" or similar Law is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute, "business combination", "control share acquisition", "fair price", "moratorium" or similar Law becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

        SECTION 6.04.    Communications and Interactions with Regulatory Authorities; Applicable Proceedings.     (a) Without limiting any of the parties' respective obligations in Section 6.03, the Company shall (i) consult with Parent prior to any proposed meeting with the FDA, EMA, PMDA or any other Governmental Entity relating to any Pharmaceutical Product, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of the Company, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA, EMA, PMDA or any other Governmental Entity by or on behalf of the Company, in each case, relating to any Pharmaceutical Product, (iii) promptly inform Parent in writing of (A) any communication (written or oral) with or from the FDA, EMA, PMDA or any other Governmental Entity relating to any Pharmaceutical Product, (B) any material communications (written or oral) received from any Person relating to the Company Intellectual Property and (C) any reports from any source of any serious adverse event (as defined at 12 C.F.R. 312.32) relating to any Pharmaceutical Product and (iv) promptly inform Parent in writing of, and provide Parent with a reasonable opportunity to comment prior to making any material change to, any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to promotional or marketing materials or activities relating to any Pharmaceutical Product.

        (b)   Without limiting any of the parties' respective obligations in this Agreement, (i) the Company shall promptly inform Parent in writing of any correspondence or other communications (written or oral) from any third party related to the settlement or disposition of any pending, potential or threatened Proceeding relating to the Company Intellectual Property (including any Proceeding set forth on Section 3.18(b) of the Company Disclosure Letter) (each, an "Applicable Proceeding") and shall promptly provide Parent with copies of any such correspondence or other communications, (ii) the Company shall provide Parent with copies of any correspondence or other communications (written or oral) by or on behalf of the Company or any of its Representatives to any third party related to the settlement or disposition of any Applicable Proceeding and shall provide Parent with a reasonable opportunity to review and comment thereon prior to sending such correspondence or other communication, (iii) the Company shall further consult with Parent prior to engaging in any settlement or disposition of any Applicable Proceeding and shall provide Parent with the opportunity to participate in any meetings or discussions with any third party in respect of such settlement or disposition and (iv) none of the Company or any of its Representatives shall agree to or propose any settlement or disposition of any Applicable Proceeding without Parent's prior written consent.

        (c)   Parent acknowledges and agrees that nothing contained in this Section 6.04 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time in violation of applicable Law. The Company acknowledges and agrees that nothing contained in this Section 6.04 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time in violation of applicable Law.

        SECTION 6.05.    Equity Awards.    (a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions (including obtaining any required Consents) as may be required to effect the following:

            (i)  at the Effective Time, each Company Stock Option outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, and that has an exercise price per share of Company Common Stock underlying such Company Stock Option (the "Exercise Price") that is less than the Merger Consideration shall be canceled, with the holder of such Company Stock Option becoming entitled to receive with respect thereto solely an amount in cash, without interest, equal to (A) the excess of (1) the Merger Consideration over (2) the Exercise

  Price with respect to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time;

           (ii)  at the Effective Time, each Company Stock Option outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, and that has an Exercise Price that is equal to or greater than the Merger Consideration, shall be canceled, and the holder of such Company Stock Option will not be entitled to receive any payment in respect of such Company Stock Option; and

          (iii)  at the Effective Time, each Company RSU outstanding and not settled immediately prior to the Effective Time, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time.

        (b)   The Surviving Corporation shall pay all amounts payable pursuant to this Section 6.05 as soon as reasonably practicable (but in any event no later than 10 Business Days) after the Effective Time. All amounts payable pursuant to this Section 6.05 shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time, and may be paid through the payroll system of the Surviving Corporation.

        SECTION 6.06.    Continuing Employee Matters.    (a) For a period from the Effective Time through the first anniversary of the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation and its subsidiaries (the "Continuing Employees") shall receive (i) base salaries or wage rates no less than each such employee's base salary or wage rate as of immediately prior to the Effective Time, (ii) severance pay and benefits no less favorable than severance pay and benefits as set forth in Section 6.06(a) of the Company Disclosure Letter and (iii) other employee benefits that are substantially comparable in the aggregate to those provided to such employees of the Company immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of Parent's subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, Equity Interests pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause.

        (b)   Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of benefits under Parent's vacation program, (ii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and Parent's 401(k) plan and            (iii) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent's severance plan (in the case of each of clauses (i), (ii) and (iii), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Parent.

        (c)   With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

        (d)   Without limiting the scope of this Section 6.06, this Section 6.06 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans, programs, policies, arrangements, agreements or understandings or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

        SECTION 6.07.    Indemnification.    (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Persons") of the Company or any Company Subsidiary as provided in the Company Charter, the Company Bylaws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Person and the Company or any Company Subsidiary (in each case, as in effect on the date hereof and, in the case of any indemnification agreement, as set forth in Section 6.07(a) of the Company Disclosure Letter and of which the Company has made available to Parent true, correct and complete copies), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 6.07 and pursuant to the terms of the Company Charter or Company Bylaws as in effect at or immediately prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such Company Charter or Company Bylaws following the Effective Time (including in connection with the filing of the Certificate of Merger).

        (b)   Parent shall obtain, or shall cause the Surviving Corporation to obtain, at or prior to the Effective Time, a prepaid (or "tail") directors' and officers' liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company's or any Company Subsidiary's directors' and officers' liability insurance policies, with coverage for six years following the Effective Time on terms with respect to such coverage and amounts no less favorable to the insureds than those of such policy in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.07(b) an amount in excess of 300% of the most recent annual premium paid by the Company or any Company Subsidiary for such insurance for its current fiscal year; provided, further, that, if the amount necessary to procure such prepaid (or "tail") insurance coverage exceeds such maximum amount, Parent or the Surviving Corporation, as the case may be, shall only be obligated to provide as much coverage as may be obtained for such maximum amount.

        (c)   In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation shall make proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.07.

        SECTION 6.08.    Fees and Expenses.    (a) Except as set forth in Section 6.07, this Section 6.08 and Section 6.10, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger and the other Transactions are consummated.

        (b)   In the event that:

            (i)  the Company terminates this Agreement pursuant to Section 8.01(f);

           (ii)  Parent terminates this Agreement pursuant to Section 8.01(d) or would have been entitled to terminate this Agreement pursuant to Section 8.01(d) prior to or at the time the Company terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iii); or

          (iii)  (A) after the date of this Agreement, a Company Takeover Proposal is made, proposed or communicated to the Company Board, any committee of the Company Board or management of the Company, or is publicly made, proposed or communicated or otherwise becomes publicly known, or any Person or group publicly proposes or announces an intention to make a Company Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) or 8.01(b)(iii), or by Parent pursuant to Section 8.01(c) and (C) within 12 months of such termination (1) any transaction included within the definition of Company Takeover Proposal is consummated or (2) the Company enters into a definitive agreement providing for the consummation of any transaction within the definition of Company Takeover Proposal, in each case whether or not involving the same Company Takeover Proposal or the Person or group making the Company Takeover Proposal referred to in clause (A); provided that for purposes of clause (C), the term "Company Takeover Proposal" shall have the meaning assigned to such term in Section 9.03, except that all references to "20%" in such definition shall be deemed references to "50%", then the Company shall pay to Parent (or its designee) a fee of $73,500,000 (the "Company Termination Fee"), less the amount of Parent Expenses previously and actually paid by the Company to Parent (or its designee) pursuant to Section 6.08(c). Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds to an account designated by Parent (1) in the case of clause (i) above, prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii) above, within three Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii) above, within three Business Days after the earlier of (x) the date of the consummation of the transaction referred to in clause (C)(1) thereof and (y) the date of entry into the definitive agreement referred to in clause (C)(2) thereof. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

        (c)   In the event that either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iii), then the Company shall pay to Parent (or its designee) promptly upon delivery of written demand by Parent to the Company (which Parent may deliver at any time after this Agreement is terminated pursuant to Section 8.01(b)(iii)), but in no event later than three Business Days after the date such demand is delivered, by wire transfer of same-day funds to an account designated by Parent, all reasonable out-of-pocket fees and expenses (including all due diligence fees, all filing and printing fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants) ("Parent Expenses") incurred by Parent, Merger Sub or their respective affiliates in connection with this Agreement and the Transactions; provided that the Company shall not be obligated to pay for Parent Expenses in excess of $5,000,000. Payment by the Company of Parent Expenses pursuant to this Section 6.08(c) shall not relieve the Company of any subsequent obligation to pay any applicable

Company Termination Fee pursuant to Section 6.08(b); provided that in the event any Company Termination Fee is payable after the time the Company pays any Parent Expenses pursuant to this Section 6.08(c), the amount of the Company Termination Fee payable by the Company shall be reduced by the amount of such Parent Expenses actually paid to Parent.

        (d)   In the event that:

            (i)  either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i), and at the time of such termination the conditions set forth in Section 7.01(a) (if the Legal Restraint relates to matters referenced in Section 7.01(b)) or 7.01(b) shall not have been satisfied, but all other conditions set forth in Article VII shall have been satisfied (or, to the extent permitted by Law, waived by the parties entitled thereto) (or in the case of conditions which by their nature are to be satisfied at the Closing, are capable of being satisfied on such date); or

           (ii)  either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) solely as a result of a Legal Restraint referred to in Section 8.01(b)(ii) arising under the HSR Act or any competition, merger control, antitrust or similar Law of any jurisdiction, which Legal Restraint did not result from the Company's failure to perform any of its covenants or obligations contained in this Agreement; or

          (iii)  Parent terminates this Agreement pursuant to Section 8.01(g), which Legal Restraint referred to in Section 8.01(g) did not result from the Company's failure to perform any of its covenants or obligations contained in this Agreement, then Parent shall pay to the Company a termination fee of $150,000,000 (the "Parent Termination Fee"), which shall be paid by wire transfer of same-day funds to an account designated by the Company within three Business Days after the date of such termination of this Agreement. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Parent's obligation to pay the Parent Termination Fee shall not in any way effect the Company's obligation to pay the Company Termination Fee pursuant to Section 6.08(b)(iii).

        (e)   Except with respect to claims for, arising out of, or in connection with fraud or willful and material breach of this Agreement by the Company, payment of the Company Termination Fee pursuant to this Section 6.08 shall constitute the sole and exclusive monetary damages remedy of Parent and Merger Sub against the Company and its current, former or future directors, officers, employees and affiliates for any loss suffered as a result of the failure of the Merger or the other Transactions to be consummated or for a breach or failure to perform hereunder or otherwise (so long as, in the event that this Agreement was terminated by the Company, such termination was in accordance with the applicable provision of this Agreement), and upon payment of the Company Termination Fee, none of the Company or any of its current, former or future directors, officers employees or affiliates shall have any further monetary liability or obligation relating to or arising out of this Agreement, the Merger or the other Transactions. Except with respect to claims for, arising out of, or in connection with fraud or willful and material breach of this Agreement by Parent or Merger Sub, payment of the Parent Termination Fee described in this Section 6.08 shall constitute the sole and exclusive monetary damages remedy of the Company against Parent and Merger Sub and their respective current, former or future directors, officers, employees and affiliates for any loss suffered as a result of the failure of the Merger or the other Transactions to be consummated or for a breach or failure to perform hereunder or otherwise (so long as, in the event that this Agreement was terminated by Parent, such termination was in accordance with the applicable provision of this Agreement), and upon payment of the Parent Termination Fee, none of Parent or Merger Sub or any of their respective current, former or future directors, officers, employees or affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the Merger or the other Transactions.

        (f)    The Company and Parent acknowledge and agree that the agreements contained in Sections 6.08(b), 6.08(c) and 6.08(d) are an integral part of the Transactions, and that, without these agreements, Parent and the Company would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 6.08(b) or 6.08(c) or Parent fails to promptly pay any amount due pursuant to Section 6.08(d), and in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding against the other party that results in a Judgment in Parent's or the Company's favor for such payment, such other party shall pay to Parent or the Company, as applicable, its costs and expenses (including attorneys' fees and expenses) in connection with such Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

        SECTION 6.09.    Public Announcements.    Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), except in each case (i) as required by applicable Law or court process or by obligations pursuant to the rules and regulations of any national securities exchange or national securities quotation system or (ii) for any press release or other public statement (A) by the Company with respect to any Adverse Recommendation Change made in accordance with this Agreement or any Company Takeover Proposal or as otherwise permitted by Section 5.02(g) or (B) by Parent in response to any Adverse Recommendation Change, any Company Takeover Proposal that becomes publicly known or any press release or public statement by the Company with respect to the foregoing. The parties agree that all formal Company employee communication programs or announcements with respect to the Transactions shall be in the forms mutually agreed to by the parties. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

        SECTION 6.10.    Tax Matters.    (a) During the period from the date of this Agreement to the Closing Date, the Company shall: (i) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with past practice, (ii) pay all Taxes due and payable in respect of such Tax Returns, (iii) accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date and (iv) promptly notify Parent of any suit, claim, action, investigation, Proceeding or audit in each case with respect to a material amount of Taxes that is or becomes pending against or with respect to the Company.

        (b)   Notwithstanding anything to the contrary in this Agreement, the Company shall make timely elections described in Section 965(h) of the Code that are available to it, except to the extent that the time for making any such election pursuant to Section 965(h)(5) of the Code has not occurred prior to the Effective Time.

        (c)   All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        SECTION 6.11.    Stockholder Litigation.    From the date of this Agreement and until the termination of this Agreement in accordance with Article VIII, the Company shall promptly advise Parent of any Proceeding commenced or, to the knowledge of the Company, threatened by, a stockholder or holder of any Equity Interests of the Company against the Company or its directors or executive officers relating to the Merger or any of the other Transactions, and shall keep Parent reasonably informed, consult with Parent regarding and give Parent the opportunity to participate in the defense and settlement of any such Proceeding. Without limiting the generality of the foregoing, none of the Company or any of its Representatives shall agree to or propose any settlement of any such Proceeding without Parent's prior written consent.

        SECTION 6.12.    Section 16 Matters.    From and after the date hereof and until the Effective Time, the Company shall take all steps as may be required to cause any dispositions of Equity Interests of the Company in connection with this Agreement and the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        SECTION 6.13.    Merger Sub and Surviving Corporation Compliance.     Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement, and Merger Sub shall not engage in any material activities of any nature except in connection with the Transactions and as provided in or contemplated by this Agreement (or ancillary hereto).

        SECTION 6.14.    Advice of Changes.     (a) The Company shall promptly advise Parent of any change, event, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which the Company believes would or would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied.

          (b)   The Company and Parent shall each promptly advise the other party (i) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed. The Company shall promptly notify Parent of any notice or other communication from any party to any Specified Contract to the effect that such party has terminated or intends to terminate or otherwise adversely modify its relationship with the Company or any of the Company Subsidiaries as a result of the Transactions.

        SECTION 6.15.    Company Warrant.     Following the date of this Agreement and prior to the Effective Time, (a) the Company shall comply with all of its obligations under the Company Warrant Agreement, including delivering any notices, making any determinations and entering into any agreements, instruments and undertakings as required pursuant to the Company Warrant Agreement, and shall not amend, supplement or modify any of the terms of the Company Warrant Agreement without the prior written consent of Parent, and (b) the Company shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Parent in connection with the deemed exercise of the Company Warrant pursuant to the Company Warrant Agreement (including Section 5(a) thereof) or any other actions in connection with the Company Warrant pursuant to the Company Warrant Agreement on or prior to the Effective Time.

        SECTION 6.16.    Company ESPP.     During the term of this Agreement, the Company shall cause no further offering periods to commence under the Company ESPP from and after the date of this Agreement and shall take all commercially reasonable actions, including adopting any necessary or applicable amendment or resolution, to prohibit (a) participants in the Company ESPP from increasing their payroll deductions from those in effect on the date of this Agreement or (b) any Person who is not a participant in the Company ESPP as of the date hereof from becoming a participant in the Company ESPP. The Company will terminate the Company ESPP effective as of the Effective Time; provided that if the Effective Time has not occurred by the end of the offering period in effect as of the date hereof (the "Current Offering Period"), then the Company will suspend the Company ESPP until the Effective Time. If the Effective Time occurs on or before the end of the Current Offering Period, reasonably promptly following the Effective Time (but in any event not later than three Business Days thereafter), the Surviving Corporation shall pay, through the Surviving Corporation's payroll, to each participant in the Current Offering Period an amount (not less than zero) in cash equal to (i) the

Merger Consideration multiplied by (ii) the result obtained by dividing (A) the amount of the payroll deductions credited to such participant's account pursuant to the Company ESPP as of the Effective Time by (B) the purchase price (as defined in the Company ESPP, with the last day of the applicable purchase period being deemed to be the date on which the Effective Time occurs), net of any Taxes withheld pursuant to Section 2.02(h). If the Effective Time occurs after the last day of the Current Offering Period, the Company will issue shares of Company Common Stock to participants in the Company ESPP pursuant to the terms of the Company ESPP for the Current Offering Period and such shares of Company Common Stock shall be subject to the provisions of Section 2.01(c).

ARTICLE VII

Conditions Precedent to the Merger

        SECTION 7.01.    Conditions to Each Party's Obligation.     The respective obligation of each party to effect the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the parties entitled thereto) on or prior to the Closing Date of the following conditions:

          (a)    No Legal Restraints.    No applicable Law, Judgment, other legal restraint or prohibition (in each case whether temporary, preliminary or permanent in nature) or binding order or determination by any Governmental Entity (collectively, the "Legal Restraints") restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger or the other Transactions shall be in effect;

          (b)    Required Regulatory Approvals.    The expiration or termination of any applicable waiting periods (including any extension thereof) under the HSR Act and under Section 721 shall have occurred, and all other Required Regulatory Approvals shall have been obtained; and

          (c)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

        SECTION 7.02.    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent and Merger Sub) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties of the Company.    The representations and warranties of the Company (i) set forth in the first sentence of Section 3.03(a) and Section 3.08(a) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date; (ii) set forth in Section 3.02 (other than in Section 3.02(e) and 3.02(f)) and 3.03(b) shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any "materiality", "Company Material Adverse Effect" or similar qualifications and exceptions contained therein) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)) except for any de minimis inaccuracies; (iii) set forth in Section 3.01, 3.02(e), 3.02(f), the second sentence of 3.03(a), 3.04, 3.20 and 3.21 shall be true and correct in all material respects (for purposes of determining the satisfaction of this condition, without regard to any "materiality", "Company Material Adverse Effect" or similar qualifications and exceptions contained therein), both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)) and (iv) set forth in Article III other than those specified in the foregoing clauses (i), (ii) and (iii) shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any "materiality", "Company Material Adverse Effect" or similar qualifications and exceptions contained therein) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been any change, event, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (d)    No Proceedings.    There shall not be any pending Proceeding brought by any Governmental Entity seeking to (A) restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Merger or the other Transactions or (B) impose a Burdensome Condition;

          (e)    No Legal Restraints.    No Legal Restraint imposing a Burdensome Condition shall be in effect; and

          (f)    Company Officer's Certificate.    Parent and Merger Sub shall have received from the Company a certificate, dated the Closing Date and signed on behalf of the Company by the Company's Chief Executive Officer or Chief Financial Officer, certifying that the conditions set forth in clauses (a), (b) and (c) of this Section 7.02 have been satisfied.

        SECTION 7.03.    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is further subject to the satisfaction (or, to the extent permitted by Law, waiver by the Company) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties of Parent and Merger Sub.    The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any "materiality", "Parent Material Adverse Effect" or similar qualifications and exceptions contained therein) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement as of the Effective Time; and

          (c)    Parent Officer's Certificate.    The Company shall have received from Parent a certificate, dated the Closing Date and signed on behalf of Parent by a duly authorized officer of Parent, certifying that the conditions set forth in clauses (a) and (b) of this Section 7.03 have been satisfied.

 ARTICLE VIII

Termination; Amendment and Waiver

        SECTION 8.01.    Termination.     This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval, except as otherwise expressly noted):

          (a)   by mutual written consent of Parent, Merger Sub and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger shall not have been consummated on or before July 17, 2019 (such date, as extended pursuant to this Section 8.01(b)(i), the "Outside Date"); provided, however, that in the event the conditions set forth in Section 7.01(a) (if the Legal Restraint relates to matters referenced in Section 7.01(b)) or 7.01(b) shall not have been satisfied on or before the Outside Date, but all other conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled thereto) (or in the case of conditions which by their nature are to be satisfied at the Closing, are capable of being satisfied on such date) on or before such date, then either Parent or the Company may, by delivering written notice to the other party no later than 5:00 p.m., New York City time, on the Outside Date, extend the Outside Date to January 17, 2020 (the "Initial Extension Date"); provided, further, that in the event (A) the Outside Date is extended pursuant to the foregoing proviso, (B) the Merger shall not have been consummated on or before the Initial Extension Date and (C) the conditions set forth in Section 7.01(a) (if the Legal Restraint relates to matters referenced in Section 7.01(b)) or 7.01(b) shall not have been satisfied on or before the Initial Extension Date, but all other conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled thereto) (or in the case of conditions which by their nature are to be satisfied at the Closing, are capable of being satisfied on such date) on or before such date, then either Parent or the Company may, by delivering written notice to the other party no later than 5:00 p.m., New York City time, on the Initial Extension Date, further extend the Outside Date to April 17, 2020; provided that notwithstanding the foregoing (including the foregoing provisos), the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a party if the failure of the Merger to be consummated is the result of a material breach of this Agreement by such party;

             (ii)  if any Legal Restraint permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger or the other Transactions shall be in effect and shall have become final and non-appealable; or

            (iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (or any adjournment or postponement thereof) and at which a vote by the Company's stockholders on the adoption of this Agreement was taken;

          (c)   by Parent, if the Company breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be cured or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of this Agreement);

          (d)   by Parent, prior to receipt of the Company Stockholder Approval, if (i) an Adverse Recommendation Change has occurred, (ii) the Company enters into a definitive written agreement providing for the consummation of a Superior Proposal, (iii) the Company Board or

  any committee thereof shall have failed to reaffirm the Company Recommendation within 10 Business Days after the receipt of a written request to do so from Parent following a Company Takeover Proposal that has been publicly announced or that has become publicly known (provided, that Parent may only make such request once with respect to any Company Takeover Proposal (provided, further, that each time a Company Takeover Proposal is amended or modified, Parent shall be entitled to make a new request)) or (iv) the Company shall have committed a willful and material breach of its obligations under Section 5.02, which breach, if capable of being cured, has not been cured within five days after Parent has given written notice to the Company of such breach;

          (e)   by the Company, if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be cured or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in material breach of this Agreement);

          (f)    by the Company, prior to receipt of the Company Stockholder Approval, in order to enter into, concurrently with the termination of this Agreement, a definitive written agreement providing for the consummation of a Superior Proposal in accordance with Section 5.02; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) unless the Company has complied in all material respects with Section 5.02 and has paid, or simultaneously with the termination of this Agreement pursuant to this Section 8.01(f) pays, the Company Termination Fee in accordance with Section 6.08; or

          (g)   by Parent, if any Legal Restraint imposing a Burdensome Condition shall be in effect and shall have become final and non-appealable.

        SECTION 8.02.    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no force and effect (other than Section 3.20, the last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination), without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, except that no such termination shall relieve any party from liability arising out of or resulting from fraud or the willful and material breach by such party of any provision set forth in this Agreement. For purposes of this Agreement, "willful and material breach" means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party is aware would, or would reasonably be expected to, breach its obligations under this Agreement.

        SECTION 8.03.    Amendment; Extension; Waiver.     This Agreement may be amended, modified and supplemented in any and all respects only by an instrument in writing signed on behalf of each of the parties. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. At any time prior to the Effective Time, the parties (treating Parent and Merger Sub as one party for this purpose) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, there shall be made no amendment, modification or supplement to this Agreement (x) after receipt of the Company Stockholder Approval which requires further approval by the stockholders of the Company without the further approval of such stockholders or (y) after the

Effective Time. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

        SECTION 9.01.    Nonsurvival of Representations and Warranties.     None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement, that by its terms applies or contemplates performance in whole or in part after the Effective Time.

        SECTION 9.02.    Notices.     To be effective under this Agreement, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date received if delivered personally or by mail or courier service (with proof of delivery), or on the date sent if sent by facsimile transmission (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Parent or Merger Sub, to:

      Novartis AG
      Postfach
      CH-4002 Basel
      Switzerland
      Fax: +41 61 32 44 300
      E-mail: jonathan.emery@novartis.com
      Attention: Head Legal M&A, Novartis International AG

      with a copy (which shall not constitute notice) to:

      Cravath, Swaine & Moore LLP
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019
      E-mail: mgreene@cravath.com
                   gligelisjr@cravath.com
      Fax: (212) 474-3700
      Attention: Mark I. Greene
                        G.J. Ligelis Jr.

          (b)   if to the Company, to:

      Endocyte, Inc.
      8910 Purdue Road, Suite 250
      Indianapolis, IN 46268
      United States of America
      Fax: +1 765 463 9271
      E-mail: DMcAvoy@Endocyte.com
      Attention: General Counsel

      with a copy (which shall not constitute notice) to:

      Faegre Baker Daniels LLP
      600 E. 96th Street, Suite 600
      Indianapolis, IN 46240
      E-mail: Dan.Boeglin@FaegreBD.com
                   Jon.Zimmerman@FaegreBD.com
                   Jon.Nygren@FaegreBD.com
      Fax: +1 (317) 569-4800
      Attention: Dan Boeglin
                        Jonathan Zimmerman
                        Jon Nygren

        SECTION 9.03.    Definitions.     For purposes of this Agreement:

        "ABX License Agreements" means (i) the Development and License Agreement, dated September 29, 2017, by and between the Company and ABX advanced biochemical compounds—Biomedizinische Forschungsreagenzien GmbH (together with all amendments, modifications and supplements thereto) and (ii) the License Agreement, executed in June/July 2017, between ABX advanced biochemical compounds—Biomedizinische Forschungsreagenzien GmbH, Deutsches Krebsforschungszentrum and Universitätsklinikum Heidelberg (together with all amendments, modifications, addenda and supplements thereto).

        "Acceptable Confidentiality Agreement" means a customary confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidential Disclosure Agreement (it being understood that such confidentiality agreement need not include any "standstill" or similar provision).

        An "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

        A "Business Day" means any day other than a Saturday, Sunday or any day on which banks are required or authorized by Law to close in New York, New York or Basel, Switzerland.

        "Company Benefit Plan" means each "employee benefit plan" as defined in Section 3(3) of ERISA and each other employment, consulting, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, paid-time off, fringe benefit, severance, change in control, retention, disability, death benefit, hospitalization, medical, welfare benefit, post-employment or retirement or other compensatory or employee benefit plan, agreement, policy, program, arrangement or understanding, in each case (i) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any member of its Controlled Group for the benefit of any former or current director, officer, employee or independent contractor or (ii) with respect to which the Company would reasonably be expected to have any liability.

        "Company ESPP" means the Company's 2010 Employee Stock Purchase Plan.

        "Company Material Adverse Effect" means any change, event, effect, development or occurrence that (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Company, or (b) prevents or materially impairs or delays the consummation of the Merger and the other Transactions or the ability of the Company to perform its obligations under this Agreement; provided, however, that with respect to clause (a) only, none of the following shall be deemed either alone or in combination to constitute, and except as otherwise provided for below none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: any change, event, effect, development or occurrence to the extent resulting from or arising in connection with (i) general conditions in the industries in which the Company operates, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit market conditions and capital markets price levels or trading volumes), in each case in the United States or elsewhere in the world, (iii) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (v) any hurricane, tornado, flood, volcano, earthquake, pandemic or other natural or man-made disaster, (vi) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts or occurrences giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts or occurrences are not otherwise excluded from being taken into account pursuant to this definition in determining whether there has been a Company Material Adverse Effect), (vii) the announcement, pendency or performance of any of the Transactions, including any Proceeding brought by any Company stockholder (direct or derivative) in respect of this Agreement or any of the Transactions and any departure of any employee or officer of the Company, in each case to the extent resulting from or arising in connection with such announcement, pendency or performance (it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement, including the Transactions), (viii) (1) any action taken by the Company at Parent's written request or with Parent's written consent, or that is expressly required pursuant to the terms of this Agreement (other than Section 5.01(a)) or (2) the Company's failure to take any action if such action is expressly prohibited by the terms of this Agreement (but only to the extent that Parent unreasonably withholds its consent to the taking of such action after receipt of a written request therefor from the Company), (ix) the identity of, or any facts or circumstances relating to, Parent or Merger Sub as party to the Transactions, (x) any determination by, or delay of a determination by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to the approvability, manufacturing, labeling, contents of packaging insert, prescribing information, risk management profile, chemistry, manufacturing and controls (CMC) matters or pre-approval inspection matters relating to any Pharmaceutical Products, (xi) any requirement of the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, relating to the results of any pre-clinical or clinical testing being conducted by or on behalf of the Company (including by any of its collaboration partners), including any requirement to conduct further clinical trials or any delayed or accelerated launch of any Pharmaceutical Products and (xii) the results of, or any data derived from, any pre-clinical or clinical testing being conducted by or on behalf of the Company (including any of its collaboration partners) or any announcement thereof, including any increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to any Pharmaceutical Products, except (A) in the case of clause (i), (ii), (iii), (iv) or (v), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (B) in the case of clause (x), (xi) or (xii), to the extent that any such change, event, effect, development or occurrence results from (I) any action taken (or the failure to take any action) by or at the direction of the Company constituting fraud, gross negligence or violation of applicable Law or (II) any willful and material failure on the part of the Company to comply with the approved clinical protocol for the development of any Pharmaceutical Product (in which case such change, event, effect, development or occurrence may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Company RSU" means each restricted stock unit payable in, or whose value is determined with reference to the value of, shares of Company Common Stock, whether granted pursuant to the Company Stock Plans or otherwise.

        "Company Stock Option" means any option to purchase shares of Company Common Stock granted under a Company Stock Plan or otherwise (other than under the Company ESPP).

        "Company Stock Plans" means the Company's 2007 Stock Plan, 2010 Equity Incentive Plan and the Company ESPP, in each case, as amended and including all sub-plans thereunder.

        "Company Takeover Proposal" means any inquiry, proposal or offer from any Person or group relating to, in a single transaction or series of related transactions, any (a) direct or indirect acquisition or exclusive license of 20% or more of the assets of the Company (based on the fair market value thereof) or assets comprising 20% or more of the revenues, net income or EBITDA (net income, before interest, Taxes, depreciation and amortization) of the Company, (b) direct or indirect acquisition of 20% or more of the outstanding Company Common Stock or the outstanding voting power of the Company (or any other Equity Interests representing such voting power giving effect to any right of conversion or exchange thereof), (c) tender offer or exchange offer that if consummated would result directly or indirectly in any Person or group (or the stockholders of any Person or group) beneficially owning 20% or more of the outstanding Company Common Stock or the outstanding voting power of the Company (or any other Equity Interests representing such voting power giving effect to any right of conversion or exchange thereof), (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company which would result in any Person or group (or the stockholders of any Person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding Company Common Stock or the outstanding voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any Equity Interests representing such voting power giving effect to any right of conversion or exchange thereof) or (e) any combination of the foregoing. For the avoidance of doubt, the Merger and the other Transactions shall not be deemed a Company Takeover Proposal.

        "Company Warrant Agreement" means the Warrant to Purchase Shares of Common Stock, dated September 29, 2017, between the Company and ABX advanced biochemical compounds—Biomedizinische Forschungsreagenzien GmbH, as assigned to Cambridge Isotope Laboratories, Inc. (together with all amendments, modifications and supplements thereto).

        "Company Warrant" means the warrant to purchase shares of Company Common Stock issued pursuant to the Company Warrant Agreement.

        "Contract" means any contract, lease, indenture, note, bond, loan, agreement, arrangement, understanding or other instrument.

        "Drug Law" means any statute, law, ordinance, rule, regulation, protocol, process or administrative policy administered or enforceable by the FDA, EMA, PMDA or similar foreign or domestic Governmental Entity (including any Governmental Entity with jurisdiction over the development, marketing, labeling, promotion, sale, use, handling, safety, efficacy, reliability or manufacturing of drugs or medical devices).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "Good Clinical Practice Requirements" means the FDA's standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and applicable FDA guidance, and comparable standards of any other applicable Governmental Entity.

        "Good Laboratory Practice Requirements" means the FDA's standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and applicable FDA guidance, and comparable standards of any other applicable Governmental Entity.

        "Good Manufacturing Practice Requirements" means the FDA's standards for manufacturing drugs and biological products, including those standards contained in 21 C.F.R. Parts 210, 211, 600 and 610 and applicable FDA guidance, and comparable standards of any other applicable Governmental Entity.

        "Inactive Pharmaceutical Products" means those Pharmaceutical Products with respect to which the Company is not, as of the date of this Agreement, (a) undertaking clinical or non-clinical activities for the purpose of seeking approval of the FDA, EMA, PMDA or other equivalent Governmental Entities or (b) undertaking any activities directed to the offer and sale thereof (including promotion, marketing and distribution).

        "Indebtedness" means, with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (a) for borrowed money (including obligations in respect of drawings under overdraft facilities) or with respect to unearned advances to such Person, (b) evidenced by notes, bonds, debentures or similar Contracts, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) under capital leases (in accordance with GAAP), (e) in respect of outstanding letters of credit, bank guarantees and bankers' acceptances, (f) for Contracts relating to interest rate or currency rate protection, swap agreements, collar agreements, forward agreements, futures agreements and similar hedging and derivative agreements or (g) any guarantee in respect of any of the foregoing.

        "Intellectual Property" means all intellectual property and other similar or equivalent proprietary rights throughout the world, including moral rights, whether registered or unregistered, including such rights in and to: (i) any patent (including all renewals, reissues, divisions, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent application, patent disclosure and other patent right, invention and discovery (whether or not patentable or reduced to practice) and any design or utility model (collectively, "Patents"); (ii) any right associated with regulatory filings and approvals for medicines, medical devices or diagnostics, including regulatory, market or data exclusivity rights; (iii) any trademark, service mark, trade name, business name, corporate name, brand name, brand, design, logo, trade dress, social media user names, identifiers, handles and other indicia of origin, including any registration and any application for registration therefor, together with all goodwill associated therewith (collectively, "Trademarks"); (iv) any copyright, work of authorship (whether or not copyrightable), and related rights, software, programs, data and databases in any form (including any documentation thereof), design rights, including any registration and any application for registration therefor (collectively, "Copyrights"); (v) all data, databases, formulae, processes, methods, techniques, know-how and other proprietary or confidential information, however documented, including all trade secrets within the meaning of applicable Law and, with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (collectively, "Trade Secrets"); and (vi) any Internet domain name (including top-level domain names and global top-level domain names).

        "Intervening Event" means a development or change in circumstances (other than (1) a Company Takeover Proposal, (2) changes in the price of Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event) or (3) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event)) that occurs or arises after the execution and delivery of this Agreement and was not known to or reasonably foreseeable by the Company Board or any committee thereof prior to the execution and delivery of this Agreement.

        "IT Assets" means computers, software, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, in each case used by the Company.

        "knowledge" of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person's executive officers after making reasonable inquiry; provided that "knowledge of the Company" or "Company's knowledge" shall also include the actual knowledge of the individuals set forth on Section 9.03(a) of the Company Disclosure Letter.

        "Liens" means all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

        "OSS" means any computer software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

        "Parent Material Adverse Effect" means any change, effect, event, fact, development or occurrence that prevents or materially impairs or delays the consummation of the Merger and the other Transactions or the ability of Parent or Merger Sub to perform its obligations under this Agreement.

        "Permitted Liens" means (a) any Lien for Taxes or utilities not yet due and payable or Liens for Taxes being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company in accordance with GAAP; (b) zoning, building codes and other land use Laws imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property; (c) utility easements, rights of way and similar recorded agreements, easements, covenants, reservations and restrictions; provided, however, that the Liens described in clauses (b) and (c) would not reasonably be expected to, individually or in the aggregate, materially detract from the value of, or materially impair the ability of the Company to use, occupy or operate the real property to which they relate in substantially the same manner as currently conducted (and excluding in all events any Liens securing the payment of money); (d) construction, mechanic's, materialmen's, laborer's, workmen's, repairmen's, carrier's and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business consistent with past practice; provided, however, that the underlying obligations are not yet due and payable or are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established on the financial statements of the Company in accordance with GAAP; or (e) Liens which are set forth in any Authorizations.

        A "Person" means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, organization, Governmental Entity or other entity.

        "Personal Data" means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its affiliates, is capable of identifying an individual).

        "Pharmaceutical Products" means all biological and drug candidates (including components thereof), therapies, compounds or products being researched, tested, developed, labeled, manufactured, stored, imported, exported or distributed by the Company, or being licensed, sublicensed or held for license or sublicense by the Company, in each case as of the date of this Agreement, including 177Lu-PSMA-617, 225Ac-PSMA-617 and the Company's proprietary chimeric antigen receptor T-cell (CAR T-cell) adaptor molecules.

        "Required Regulatory Approvals" means (i) all Authorizations and Judgments of Governmental Entities, and the expiration or termination of all waiting periods (including any extensions thereof), under (a) Section 721 or (b) the HSR Act or (ii) any approval set forth in 9.03(b) of the Company Disclosure Letter.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        A "subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the Equity Interests in which) is owned directly or indirectly by such first Person.

        "Superior Proposal" means any bona fide written Company Takeover Proposal made by a third party or group that is not solicited in violation of Section 5.02 and that the Company Board or any committee thereof determines in good faith, after consultation with the Company's outside counsel and financial advisor, (i) is more favorable to the Company's stockholders from a financial point of view than the Transactions, taking into account all terms and conditions of such Company Takeover Proposal (including all legal, regulatory, financial, timing and other aspects of such Company Takeover Proposal) as well as this Agreement and all changes to the terms of the Transactions proposed by Parent in response to such Company Takeover Proposal or otherwise and (ii) is reasonably capable of being completed on the terms proposed, taking into account all terms and conditions of such Company Takeover Proposal (including all legal, regulatory, financial, timing and other aspects of such offer); provided that for purposes of this definition, the term "Company Takeover Proposal" shall have the meaning assigned to such term in this Section 9.03, except that all references to "20% or more" in such definition shall be deemed references to "more than 50%".

        "Tax Return" means all returns, declarations, statements, reports, filings, claims for refund, schedules, forms and information returns submitted to any Governmental Entity with respect to or relating to Taxes and any amendments thereto.

        "Taxes" means any and all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

        "Taxing Authority" means any Governmental Entity exercising regulatory authority in respect of any Taxes.

        SECTION 9.04.    Interpretation.     The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter. Any terms used in the Company Disclosure Letter or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word "will" shall be construed to have the same meaning as the word "shall". The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The word "or" shall not be exclusive. The phrase "date hereof" or "date of this Agreement" shall be deemed to refer to October 17, 2018. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement. Wherever the term "group" is used in this Agreement, it is used as defined in Rule 13d-5 under the Exchange Act. As used in this Agreement, the term "beneficial ownership" (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act. The term "made available" or words of similar import mean that the relevant documents, instruments or materials were (i) posted and made available to Parent on the Merrill Datasite due diligence data site maintained by the Company for the purpose of the Transactions not later than the last Business Day prior to the date of this Agreement or (ii) publicly available by virtue of the Company's filing of a publicly available report, form or schedule with the SEC pursuant to the Securities Act or the Exchange Act not later than two Business Days prior to the date of this Agreement, except, in each case, to the extent the contents of such documents, instruments or materials are redacted. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        SECTION 9.05.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner such that the Transactions are fulfilled to the fullest extent possible.

        SECTION 9.06.    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (including by portable document format (.pdf)) shall be deemed to be an original and effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.07.    Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.     (a) This Agreement and the Confidential Disclosure Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any Person other than the parties any rights or remedies, except pursuant to Section 6.07, which is intended to be for the benefit of the Indemnified Persons and the other Persons covered by the insurance provided pursuant thereto.

        (b)   Except for the representations and warranties contained in Article III or in any certificate delivered to Parent in connection with the consummation of the Merger, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the

Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions.

        (c)   Except for the representations and warranties contained in Article IV, or in any certificate delivered to the Company in connection with the consummation of the Merger, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.

        SECTION 9.08.    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 9.09.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that either Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10.    Specific Enforcement; Jurisdiction.     (a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 9.10(b), without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties would have entered into this Agreement. Each of the parties further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to Law.

        (b)   Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, in accordance with Section 9.02 (provided that nothing in this Section 9.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this

Agreement, the Merger or any of the other Transactions in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The foregoing shall not restrict any party's right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment, or to bring suit for the recognition or enforcement of any judgment obtained in any court sitting in the State of Delaware or in any other court of competent jurisdiction following final determination of the applicable matter.

        SECTION 9.11.    WAIVER OF JURY TRIAL.     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT MAKES THIS WAIVER VOLUNTARILY AND THAT THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

[remainder of page intentionally blank; signature pages follow]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

NOVARTIS AG, as Parent,
by	/s/ KEREN HARUVI SNIR
	Name:	Keren Haruvi Snir
	Title:	As Attorney
by	/s/ AUGUSTO LIMA
	Name:	Augusto Lima
	Title:	As Attorney
EDINBURGH MERGER CORPORATION, as Merger Sub,
by	/s/ JEFFREY HOLGATE
	Name:	Jeffrey Holgate
	Title:	Authorized Signatory
ENDOCYTE, INC., as the Company,
by	/s/ MICHAEL A. SHERMAN
	Name:	Michael A. Sherman
	Title:	President and CEO

[Signature Page to Merger Agreement]

Annex B

APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW

§ 262. APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 October 17, 2018

The Board of Directors and
    the Special Committee of the Board of Directors
Endocyte, Inc.
8910 Purdue Road, Suite 250
Indianapolis, Indiana 46268

The Board of Directors and the Special Committee of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the "Shares") (other than Excluded Shares, as defined below), of Endocyte, Inc., a Delaware corporation (the "Company"), of the $24.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the "Agreement") by and among Novartis AG, a company organized under the laws of Switzerland ("Parent"), Edinburgh Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the "Merger" and, collectively with the other transactions contemplated by the Agreement, the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares that are owned by the Company, Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent and (ii) Shares that are outstanding immediately prior to the effective time of the Merger and that are held by any person who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the Shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, "Excluded Shares")) will be converted into the right to receive $24.00 per Share in cash, without interest (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        We have acted as financial advisor to the Company and the Special Committee of the Board of Directors in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

        We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company for such services. In the past two years, we have been engaged, and are currently engaged, to provide certain financial advisory services to Parent unrelated to the Company and the Transaction, including in connection with Parent's pending sale of its Sandoz division's U.S. dermatology and generic oral solids portfolio to Aurobindo. We have not received, but anticipate that in the future we will receive, compensation from Parent for such services. We may provide additional financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates' directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent or any of their respective affiliates, or any other party that may be involved in the Transaction.

        In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated October 17, 2018 (the "Draft Agreement"); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2017, December 31, 2016 and December 31, 2015; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the "Forecasts") (collectively, the "Internal Data"). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

        We express no view as to, and our opinion does not address, the Company's underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

        Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors and the Special Committee of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

        Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

Annex D

Opinion of Jefferies LLC

October 17, 2018

The Board of Directors and
    the Special Committee of the Board of Directors
Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, Indiana 47906

The Board of Directors and the Special Committee:

        We understand that Endocyte, Inc., a Delaware corporation ("Endocyte"), Novartis AG, a company organized under the laws of Switzerland ("Novartis"), and Edinburgh Merger Corporation, a Delaware corporation and wholly owned subsidiary of Novartis ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, (i) Merger Sub will be merged with and into Endocyte (the "Merger") and (ii) each outstanding share of the common stock, par value $0.001 per share, of Endocyte ("Endocyte Common Stock") will be converted into the right to receive $24.00 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received by holders of Endocyte Common Stock (other than, to the extent applicable, Novartis, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

        In arriving at our opinion, we have, among other things:

(i)
reviewed a draft, dated October 17, 2018, of the Merger Agreement;

(ii)
reviewed certain publicly available financial and other information regarding Endocyte;

(iii)
reviewed certain information furnished to us by the management of Endocyte relating to the business, operations and prospects of Endocyte, including probability-weighted and tax-affected financial forecasts and estimates provided by the management of Endocyte;

(iv)
held discussions with members of the senior management of Endocyte concerning the matters described in clauses (ii) and (iii) above;

(v)
reviewed the stock trading price history and implied trading multiples for Endocyte and compared them with those of certain publicly traded companies that we deemed relevant in evaluating Endocyte; and

(vi)
conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Endocyte or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the management and other representatives of Endocyte that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of Endocyte or any other entity and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

The Board of Directors and
    the Special Committee of the Board of Directors
Endocyte, Inc.
October 17, 2018

        With respect to the financial forecasts and estimates (including as to potential net operating loss carryforwards of Endocyte on a standalone basis) provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to Endocyte that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Endocyte as to the future financial performance of Endocyte and the other matters covered thereby. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based. We have relied upon the assessments of the management of Endocyte as to, among other things, (i) the potential impact on Endocyte of market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry, and the oncology sector thereof, including with respect to third-party coverage and reimbursement for pharmaceutical products and the availability of raw materials used in such products, (ii) the product candidates, technology and intellectual property of Endocyte and associated regulatory approval processes and risks (including, without limitation, with respect to the research, development and commercialization of, and use and indications for, such product candidates, and the validity and duration of licenses and patents), and (iii) existing and future agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and manufacturers, and other commercial and collaboration relationships, of Endocyte. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industry in which Endocyte operates and the securities of Endocyte have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on Endocyte or the Merger.

        We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Endocyte or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Endocyte, the Board of Directors of Endocyte (the "Board") and/or the Special Committee of the Board (the "Special Committee"), including, without limitation, with respect to changes in, and the impact of, tax or other laws, regulations and governmental and legislative policies affecting Endocyte or the Merger and legal, regulatory, accounting and tax consequences to Endocyte or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Endocyte or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

The Board of Directors and
    the Special Committee of the Board of Directors
Endocyte, Inc.
October 17, 2018

        It is understood that our opinion is for the use and benefit of the Board and the Special Committee (in their respective capacities as such) in their evaluation of the Consideration from a financial point of view. We were not requested to, and we did not, participate in the negotiation or structuring of the Merger nor were we requested to, and we did not, solicit third-party indications of interest in the acquisition of all or a part of Endocyte or any alternative transaction. Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Endocyte, nor does it address the underlying business decision by Endocyte to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the Merger or any other matter. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to holders of Endocyte Common Stock (to the extent expressly specified herein) without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Endocyte held by such holders, and we have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Endocyte or any other party. We express no view or opinion as to the prices at which shares of Endocyte Common Stock or any other securities of Endocyte may trade or otherwise be transferable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

        We have been engaged by Endocyte to act as a financial advisor to Endocyte in connection with the Merger with respect to this opinion and will receive a fee for our services, payable upon delivery of this opinion. In addition, Endocyte has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

        As you are aware, we and our affiliates in the past have provided and in the future may provide financial advisory and/or financing services to Endocyte and its affiliates unrelated to the Merger, for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as joint bookrunning manager for certain public offerings of Endocyte Common Stock. Although we and our affiliates have not provided financial advisory or financing services to Novartis in the past two years for which we or our affiliates have received compensation, we and our affiliates may provide such services to Novartis and/or its affiliates in the future, for which services we and our affiliates would expect to receive compensation. In addition, we maintain a market in the securities of Endocyte and, in the ordinary course of business, we and our affiliates may trade or hold securities of Endocyte, Novartis and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by holders of Endocyte Common Stock (other than, to the extent applicable, Novartis, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES LLC

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, 1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For 0 Against 0 Abstain 0 1 To adopt the Agreement and Plan of Merger, dated as of October 17, 2018 (as it may be amended from time to time, the "merger agreement"), by and among Novartis AG, Edinburgh Merger Corporation ("Merger Sub") and Endocyte, Inc., pursuant to which Merger Sub will be merged with and into Endocyte, Inc., with Endocyte, Inc. continuing as a wholly owned subsidiary of Novartis AG (the "merger"). 0 0 0 0 0 0 2 To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Endocyte Inc.'s named executive officers in connection with the merger. To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. 3 NOTE: In their discretion, the proxies are authorized to vote on any other business brought before the meeting or any adjournment thereof. Investor Address Line 2 Investor Address Line 4 John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000391201_1 R1.0.1.17 YesNo Please indicate if you plan to attend this meeting00 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 3 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have NY 11717. John Sample 234567 234567 1234567 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL #  SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 ENDOCYTE, INC. 8910 PURDUE ROAD SUITE 250 INDIANAPOLIS, IN 46268 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567

Endocyte, Inc. Special Meeting of Stockholders December 20, 2018 at 9:00 a.m., Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Michael A. Sherman and Michael T. Andriole, and each of them, as proxies, with full power of substitution, to vote on all matters, as designated on the reverse side, all the shares of common stock of Endocyte, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m, Eastern Time, on December 20, 2018 at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240, and all adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying proxy statement, the terms of which are incorporated by reference, and hereby revokes any proxy previously given with respect to the Special Meeting of Stockholders. SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Special Meeting or any adjournments or postponements thereof. Continued and to be signed and dated on reverse side 0000391201_2 R1.0.1.17